   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2002


                                                      REGISTRATION NO. 333-97721

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                 VERTIS, INC.*

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                        2750                   13-376-8322
State or Other Jurisdiction of       (Primary Standard          (I.R.S. Employer
Incorporation or Organization)          Industrial           Identification Number)
                                Classification Code Number)

                250 WEST PRATT STREET, BALTIMORE, MARYLAND 21201
                                 (410) 528-9800

         (Address, including Zip Code, and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)

                           JOHN V. HOWARD, JR., ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                  VERTIS, INC.
                             250 WEST PRATT STREET
                           BALTIMORE, MARYLAND 21201
                                 (410) 528-9800

           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                           --------------------------

                                   COPIES TO:

                         ROBERT E. BUCKHOLZ, JR., ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE           OFFERING        AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED         PRICE PER NOTE          PRICE(1)         REGISTRATION FEE
10 7/8% Series B Senior Notes due
  June 15, 2009......................     $250,000,000             100%             $250,000,000          $23,000(3)
Guarantees of 10 7/8% Series B Senior
  Notes due June 15, 2009 by certain
  subsidiaries of Vertis, Inc........          (2)                  (2)                  $0                 None(2)


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2) Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is required with respect to the guarantees.


(3) Previously paid.


* The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                                          IRS EMPLOYER
EXACT NAME OF ADDITIONAL REGISTRANTS*       JURISDICTION OF FORMATION  IDENTIFICATION NO.
-------------------------------------       -------------------------  ------------------
PrintCo., Inc.                                     Michigan                38-8173568
Webcraft, LLC                                      Delaware                22-3766725
Webcraft Chemicals, LLC                            Delaware                22-3766726
Enteron Group, LLC                                 Delaware                36-4483909
Big Flower Digital Services (Delaware),            Delaware
  Inc.                                                                     51-0387154
Big Flower Digital LLC                             Delaware                51-0387156

------------------------

* The address for each of the additional Registrants is c/o Vertis, Inc., 250 West Pratt Street, Baltimore, Maryland 21201. The primary standard industrial classification number for each of the additional Registrants is 2750.

PROSPECTUS
DATED SEPTEMBER 6, 2002


                                  $250,000,000
                                  VERTIS, INC.
                               OFFER TO EXCHANGE
                     10 7/8% SERIES B SENIOR NOTES DUE 2009
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                                      FOR

                                     [LOGO]

                          ALL OUTSTANDING UNREGISTERED
                         10 7/8% SENIOR NOTES DUE 2009
                             ---------------------


    Vertis, Inc., formerly known as Big Flower Press Holdings, Inc., is hereby offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $250,000,000 aggregate principal amount of its outstanding, unregistered 10 7/8% Senior Notes due 2009 (which we refer to as the private notes) that you now hold for an equal principal amount of 10 7/8% Series B Senior Notes due 2009 (which we refer to as the exchange notes) with substantially identical terms. The exchange notes are registered under the Securities Act of 1933 and, as a result, will generally not be subject to the transfer restrictions applicable to the private notes. THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2002, UNLESS WE EXTEND THE EXPIRATION DATE. You must tender your private notes by the expiration date to obtain exchange notes and the liquidity benefits the exchange notes offer.


    We have agreed with the initial purchasers of the private notes to make this exchange offer and to register the issuance of the exchange notes after the initial sale of the private notes. This exchange offer applies to any and all private notes tendered by the expiration date.

    The exchange notes will be senior unsecured obligations of Vertis, Inc. and will rank equally with all of our existing and future senior unsecured obligations and senior to our subordinated indebtedness. The exchange notes will be effectively subordinated to our existing and future secured indebtedness, including our obligations under our senior credit facility to the extent of the assets securing such indebtedness.

    On the issue date, certain of our domestic subsidiaries will jointly and severally guarantee the exchange notes with unconditional guarantees on a senior unsecured basis. These guarantees will rank equally with all existing and future unsecured senior obligations of the guarantors and will be effectively subordinated to existing and future secured debt of the guarantors, including obligations in respect of our senior credit facility to the extent of the assets securing such indebtedness.

    We will not list the exchange notes on any established exchange. The exchange notes will have the same financial terms and covenants as the private notes and are subject to the same business and financial risks. This prospectus includes additional information on the terms of the exchange notes, including, but not limited to, redemption and repurchase prices and covenants.

    INVESTING IN THE EXCHANGE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 17, FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                           --------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is September 6, 2002

                              NOTICE TO INVESTORS

    Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for private notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), PROVIDED that the holder is acquiring the exchange notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the exchange notes and is not an "affiliate" of us within the meaning of Rule 405 of the Securities Act. Holders of private notes wishing to accept the exchange offer must represent to us that such conditions have been met. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. We believe that none of the registered holders of the private notes is an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of Vertis, Inc.

    This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities. The letter of transmittal states that by acknowledging that it will deliver a prospectus in connection with any resale of such exchange notes, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed to make this prospectus (as it may be amended or supplemented) available to any such broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any such resale for a period of up to 180 days after the expiration date. See "Plan of Distribution."

    Prior to this exchange offer, there has been no public market for the exchange notes. There can be no assurance as to the liquidity of any market that may develop for the exchange notes, the ability of holders to sell the exchange notes, or the price at which holders would be able to sell the exchange notes. The National Association of Securities Dealers, Inc. ("NASD") has designated the private notes as securities eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the NASD and we have been advised that Deutsche Bank Securities Inc., J.P. Morgan
Securities Inc., Banc of America Securities LLC and Fleet Securities, Inc. have heretofore acted as market makers for the private notes. We have been advised by each of the aforesaid market makers that it currently intends to make a market in the exchange notes. The market makers are not obligated, however, to make a market in the exchange notes, and any such market making may be discontinued at any time at the sole discretion of the market makers. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the exchange notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the exchange notes, if such market develops, will not be subject to similar disruptions. See "Risk Factors."

    We will not receive any proceeds from, and have agreed to bear the expenses of, this exchange offer. No underwriter is being used in connection with this exchange offer.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of
Section 27a of the Securities Act of 1933. You may find discussions containing such forward-looking statements in "Summary," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "anticipates," "expects," "estimates," "plans," "projects," "intends" and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Important factors that could cause these differences include those stated in "Risk Factors" as well as:

    - fluctuations in the cost of raw materials we use;

    - changes in the advertising, marketing and information services markets;

    - the financial condition of our customers;

    - execution of key strategies;

    - the general economic and business condition of the United States and other countries;

    - the effects of supplier price fluctuations on Vertis operations;

    - downgrades in our credit ratings;

    - changes in interest and foreign currency exchange rates; and

    - matters set forth in this prospectus generally.

    Consequently, you should consider these forward-looking statements only as our current plans, estimates and beliefs. We do not undertake and specifically decline any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We undertake no obligation to update or revise any forward-looking statement in this prospectus to reflect any new events or any change in conditions or circumstances. All of the forward-looking statements in this prospectus are expressly qualified by these cautionary statements. Even if these plans, estimates or beliefs change because of future events or circumstances after the date of these statements, or because anticipated or unanticipated events occur, we decline, and cannot be required to accept, an obligation to publicly release the results of revisions to these forward-looking statements.

                             AVAILABLE INFORMATION

    Prior to the effective date of the registration statement filed on Form S-4 under the Securities Act with respect to the exchange notes offered by this prospectus, we are not subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We agree that, for so long as we are subject to the information requirements of the Exchange Act, upon the request of any holder of the notes, we will provide to such holder and to a prospective purchaser of such notes the information specified in Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of the notes. However, we will not be required to furnish such information at any time to an investor located outside the United States who is not a "U.S. person" within the meaning of Regulation S under the Securities Act.

    Subsequent to the effective date of the registration statement filed on Form S-4 under the Securities Act with respect to the exchange notes offered by this prospectus, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or SEC. These filings will be available to the public at the SEC's web site at http://www.sec.gov. You may read and copy any document we file with the SEC at its public reference facility in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

    You may request a free copy of any of our filings with the SEC or any other information incorporated by reference in this prospectus from us by calling us or writing to us at the following address and telephone number:

                                  VERTIS, INC.
                             250 WEST PRATT STREET
                           BALTIMORE, MARYLAND 21201
                           TELEPHONE: (410) 528-9800

    YOU WILL NOT BE CHARGED FOR ANY OF THESE DOCUMENTS THAT YOU REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST 5 DAYS PRIOR TO THE EXPIRATION DATE.

    Financial and other information relating to Vertis is contained in this prospectus, including "Selected Financial Data" on page 25.

                                  MARKET DATA

    Data in this prospectus related to the size and growth of the markets in which we compete and the advertising industry are based either on our own estimates, independent industry publications, reports by market research firms or other published independent sources. In each case, we believe that the data are reasonable estimates. However, these data are subject to change and we cannot always verify them with complete certainty due to limits on availability and timeliness, the voluntary nature of the data gathering process and other limitations. We have not independently verified industry data used throughout this prospectus obtained from industry publications. As a result, you should be aware that the market data set forth herein, and estimates and beliefs based on such data, may not be reliable.

                                    SUMMARY

    IN THIS PROSPECTUS, THE WORDS "WE," "VERTIS" AND THE "COMPANY" REFER TO VERTIS, INC. AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS. VERTIS WAS FORMERLY KNOWN AS BIG FLOWER PRESS HOLDINGS, INC. THE WORDS "VERTIS HOLDINGS" REFER TO VERTIS HOLDINGS, INC., FORMERLY KNOWN AS BIG FLOWER HOLDINGS, INC., THE PARENT COMPANY OF VERTIS AND ITS SOLE STOCKHOLDER. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT VERTIS, ITS SUBSIDIARIES, VERTIS HOLDINGS AND THIS EXCHANGE OFFER BUT DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE URGE YOU TO READ THIS ENTIRE DOCUMENT, ESPECIALLY THE DISCUSSION OF RISKS OF INVESTING IN THE NOTES DISCUSSED UNDER "RISK FACTORS."

                                  THE COMPANY


    We are a leading provider of integrated advertising products and marketing services. We deliver a comprehensive range of solutions that simplify, improve, and maximize the effectiveness of multiple phases of our customers' marketing campaigns, from the inception of an advertising concept, through design, production, targeted distribution, and ultimately to the measurement of advertising effectiveness. We believe that our ability to produce cost-effective and measurable results in a relatively short time-frame is critically important to our clients. Our clients include more than 3,000 grocery stores, drug stores and other retail chains, general merchandise producers and manufacturers, newspapers, and advertising agencies, including Ahold, Kroger, Walgreens, The Tribune Company, Merck-Medco, Ultimate Electronics and GSD&M. For the twelve months ended June 30, 2002, we generated net sales of approximately
$1.8 billion and EBITDA (as defined below) of $209.6 million. See "--Summary Historical Financial and Other Data."


    Our principal executive offices are located at 250 West Pratt Street, Baltimore, Maryland 21201, and our main telephone number is (410) 528-9800.

    We offer the following extensive list of solutions across a broad spectrum of media designed to enable our clients to reach target customers with the most effective message. Customers may employ these services individually or on a combined basis to create an integrated end-to-end marketing solution.


VERTIS RETAIL AND NEWSPAPER SERVICES           VERTIS DIRECT MARKETING SERVICES
 - Targetable advertising insert programs for  - Highly customized one-to-one marketing
  retailers and manufacturers                    programs
 - Newspaper products (TV magazines, Sunday    - Automated digital fulfillment services
  magazines, color comics and special          - Direct mail production with varying levels
  supplements)                                 of personalization
 - Consumer research                           - Data design, collection and management to
 - Creative services for advertising insert       identify target audiences
   page layout and design                      - Mailing management services
 - Digital advertising workflow design and     - Effectiveness measurement
  transmission
 - Freight and logistics management

VERTIS ADVERTISING TECHNOLOGY SERVICES         VERTIS EUROPE
 - Digital content management                  - Advertising production services for
 - Graphic design and animation                European customers
 - Digital photography, compositing and        - Direct marketing services for European
  retouching                                     customers
 - In-store displays, billboards and building  - Response management, warehousing and
   wraps                                          fulfillment services
 - Consulting services                         - Data cleansing
 - Newspaper advertising development
 - Media planning and placement and software
   solutions
 - Response management and fulfillment
   services
 - Call center and telemarketing services

                                    INDUSTRY

    In 2001, the advertising industry experienced the first year-over-year decline in advertising spending since World War II. The decline was most dramatic in the United States, as the effects of the recession, a dramatic decline in dot-com spending, the September 11 terrorist attacks and the associated anthrax scare, combined to cause advertising spending to decline 4.1% to $234 billion, according to Universal McCann. Worldwide advertising expenditures declined 1.7% in 2001 to $456 billion.

    According to Universal McCann, overall advertising spending in the United States is forecast to grow approximately 2.4% in 2002. Although there can be no assurance that the 2001 trend will be reversed, we would expect our operating results to be favorably impacted by a turnaround in advertising spending or an overall improvement in the economic environment.

    With respect to our target market, from 1985 to 2000, advertising insert spending grew at a compound annual rate of approximately 6.6%, direct mail (excluding catalogs) at approximately 7.4% and overall advertising spending at approximately 6.5% in the United States. We believe that our addressable market, which includes advertising inserts, direct marketing and advertising technology services, generates annual revenue of approximately $62 billion, or approximately one-quarter of all advertising expenditures made in the United States. This amount is comprised of the following components:

    ADVERTISING INSERTS. We believe that approximately $16 billion per year is spent on advertising inserts, with approximately 40% of this amount spent on the production of the insert and the balance on distribution of the product. Insert advertising is extremely effective, as industry research suggests that more than 74% of Sunday newspaper readers read advertising inserts in their Sunday paper, and between 49% and 54% of adult readers use insert advertising for making their purchasing decisions in key retail categories, such as electronics and household goods.

    According to NAA Market and Business Analysis, advertisers expended more of their 2001 media dollars on insert advertising than on run-of-press advertising. In addition, according to NAA/Adweek, advertising insert expenditures also exceed the total network advertising revenues for NBC, ABC, CBS and FOX
($16 billion in insert advertising versus $15.3 billion in combined network advertising revenues).

    DIRECT MARKETING. We believe that approximately $34 billion per year is spent on direct mail excluding catalogs, with approximately 40% of this amount spent on production and the remainder on ancillary services including creative, data analysis and manipulation, and agency services. Direct mail advertising is also extremely effective with over 77% of consumers reading this medium and 34% responding to direct mail advertising. This medium is also cost-effective. For every $0.08 spent on direct mail, marketers realize $1.00 in direct mail-driven sales, according to the Direct Marketing Association.

    ADVERTISING TECHNOLOGY SERVICES. We believe that the market for advertising technology services exceeds $12 billion annually, which includes premedia services such as graphic design, animation, digital photography and retouching, as well as new emerging distribution technologies such as CD-ROM and the Internet that use digitized images.

    We believe that marketers use and will continue to use dedicated third party providers such as Vertis in order to reduce cost and cycle time to market, improve efficiency and focus on core competencies. In addition, we believe that marketers seek integrated providers that can deliver a full range of advertising and marketing solutions that are end-to-end in scope and access consumers across multiple geographies.

                             COMPETITIVE STRENGTHS

    Our many competitive strengths have contributed to our strong historical operating performance and should enable us to capitalize on future growth opportunities. These strengths include:


    MARKET LEADERSHIP. Vertis Retail and Newspaper Services (representing 63.1% of our net sales for the twelve months ended June 30, 2002) is one of the leading U.S. providers of inserts, producing more than 28.6 billion advertising inserts in 2001. We are the single largest producer of newspaper TV listing guides, producing approximately 900 million in 2001, and Sunday comics, producing approximately 1.7 billion in 2001. We also provide 75 of the top 100 Sunday newspapers in the United States with circulation-building newspaper products and services through production of comics, TV listing guides, Sunday supplements and special sections. In addition, we believe that Vertis Direct Marketing Services (representing 18.2% of our net sales for the twelve months ended June 30, 2002) is one of the largest producers of highly customized direct mail and specialty advertising products in the United States. While the majority of sales are made directly to clients, Vertis Direct Marketing Services also sells its products and services through advertising agencies and brokers. Principal customer groups include consumer goods manufacturers, financial institutions, not-for-profit organizations and government agencies.


    DEPTH OF PRODUCTS AND SERVICES. We offer a wide array of analytical tools and alternatives within each product line which are designed to enable our customers to target and reach consumers in a precise and effective manner. For example, our customers can use our advertising insert program to target a regional or national audience and further target that audience based on various geographics or demographics. Likewise, our direct marketing products range from a simple personalized marketing message differentiated only by the name and address of the recipient to a 100% variable, highly personalized message in which the marketing message of a product offered can be highly customized based on particular characteristics of the proposed recipient. Consistent with these capabilities, and given our graphic design, 2-D & 3-D illustration, and other technical capabilities, we can help customers create state-of-the-art advertising and marketing campaigns.

    END-TO-END PROVIDER OF INTEGRATED ADVERTISING AND MARKETING SOLUTIONS. Our end-to-end solutions help our customers achieve their advertising goals in a simple and cost-effective manner. We seek to provide clients with a full range of advertising and marketing solutions on an integrated basis. From one point of entry into the Vertis organization, customers can receive access to fully integrated advertising products and services rather than using multiple vendors with fragmented capabilities. Working with customers from the inception of an advertising concept through design and production, we are also able to provide targeted distribution of the advertising message, response management and fulfillment, and the tools to deliver advertising effectiveness measurement. In addition, we have realigned our sales force to correspond more directly to our clients' evolving needs for broad-based, integrated marketing solutions.

    ESTABLISHED RELATIONSHIPS WITH DIVERSE CLIENT BASE. We have successfully leveraged the superior quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve a diverse client base of more than 3,000 grocery stores, drug stores and other retail chains, general merchandise producers and manufacturers, newspapers and advertising agencies. We believe that the breadth of our client base limits our reliance on any individual customer. Our top ten customers in 2001 accounted for 29.2% of our net sales, and no customer accounted for more than 5.2% of our net sales. In addition, we have established long-term relationships with many of our customers, which have provided us with a significant source of recurring revenues and earnings. As of December 31, 2001, the average length of our relationship with our top ten customers was more than 17 years.

    BROAD GEOGRAPHIC PRESENCE WITH SIGNIFICANT SCALE. As large corporations increasingly seek to outsource non-core functions and reduce the number of vendors with whom they do business, we believe the ability of service providers to offer national and international coverage is of growing importance. We operate on an international scale with approximately 8,900 employees located at 59 production facilities and 59 sales offices in North America, and six production facilities and six sales offices in Europe. Our reach and scale provide us with an advantage in seeking to effectively serve our multinational clients and negotiate with multinational vendors to maintain a highly competitive cost structure. At the same time, our geographic reach enables us to produce and distribute marketing materials on a regional basis, reducing the cost and improving the turn-around time and targeted demographic focus required to reach consumers.

    EFFICIENT OPERATING INFRASTRUCTURE. In 2000, we began implementing a reorganization plan focused on enhancing our global sales strategy and streamlining our operations by eliminating duplicative overhead. To date, we have eliminated approximately 1,200 positions and closed 18 facilities with an annual cost of approximately $79 million. As part of this process, we incurred approximately $22.6 million and $45.2 million in restructuring and restructuring-related costs during the years ended December 31, 2000 and 2001, respectively. Having substantially completed our reorganization, we believe that we are now positioned to further enhance our profitability and cash flow by leveraging our low-cost operating structure. In addition, we believe that we are one of the largest consumers of paper and ink and benefit from our ability to generally pass on changes in the cost of paper to our customers, reducing volatility in our operating results. We also believe that we are able to quickly and effectively adapt our capital expenditures depending on the prevailing economic environment and anticipated customer demand.

    TECHNOLOGICAL EXPERTISE. We have invested in advanced advertising and marketing technologies that increase our efficiency and enable our clients to respond to time-sensitive market opportunities. For example, we worked closely with Merck-Medco, a leading provider of pharmacy benefits management for over 1,000 companies and 62 million customers, to transform their traditional member fulfillment program to a totally automated platform that produces and mails individually customized WELCOME PACKAGES within 24 to 48 hours of data receipt with 100% accuracy. Using our TOTAL DIGITAL WORKFLOW, more than 2,500 unique templates are managed, updated, approved and stored online, and produced on demand as data is received. This automated solution eliminated waste by 50%, improved customer satisfaction through accuracy, and decreased program cycle time by four weeks.

    STRONG, PROVEN MANAGEMENT WITH SIGNIFICANT EQUITY INTEREST. We have an experienced senior management team with more than 100 years of industry expertise, 40 years of service with the Company and a successful track record of delivering organic growth and integrating acquisitions. The management team is headed by Mr. Donald E. Roland, who has been the President and Chief Executive Officer of Vertis since June 1, 2000 and Chairman since April 2001. Mr. Roland was appointed the President in October 1994 and in June 1995 was appointed Chief Executive Officer of TC Advertising. Mr. Roland has worked closely with
Mr. Dean D. Durbin, our Chief Financial Officer since 1997, and Mr. Herbert W. Moloney III, our Chief Operating Officer of Vertis North America since 1994. We have successfully operated as a leveraged entity since being acquired in 1993 and have successfully integrated 29 acquisitions in that time. Our management team owns approximately 8.5% of the fully diluted equity of our parent, Vertis Holdings.

    STRONG EQUITY SPONSORSHIP. In December 1999, we completed a recapitalization led by Thomas H. Lee Partners ("THL") and Evercore Capital Partners ("ECP"). THL is one of the oldest and most successful private equity firms in the United States. Since its founding in 1974, THL has invested approximately $6 billion of capital in more than 90 businesses. THL currently manages five private equity funds, with aggregate capital commitments of approximately $12 billion. The most recent equity fund (Fund V) has total capital commitments of $6.1 billion. ECP, founded in 1995, has invested in 11 businesses with an aggregate transaction value of $6.2 billion. THL, ECP and other co-investors invested approximately $500 million in us in 1999 when they acquired our parent company. In 2001, THL purchased an additional $40 million of common equity of our parent entity when they exchanged certain debt securities of our parent entity for common stock. Four investment professionals from THL and two founding partners from ECP currently sit on the board of Vertis.

                               BUSINESS STRATEGY

    Our strategic objective is to grow net sales, operating margins and cash flow by becoming the most effective force in the advertising industry for bringing together sellers and buyers. Key elements of this strategy include:

    FURTHER EXPANDING EXISTING CUSTOMER RELATIONSHIPS AND BROADENING CUSTOMER BASE. We continually seek to expand our existing client relationships and broaden our customer base. Toward that end, we have substantially completed the consolidation of our various business units and related realignment of our sales force to create a more responsive, customer-oriented organization. Specifically, we created national and retail sales groups, responsible for targeting large retail and other national accounts which can employ multiple service lines to augment sales units focused on selling the products and services of each business unit. This realignment allows us to manage and coordinate sales initiatives and incentives across the organization. We believe that this structure, which we call Vertis Integrated Selling, will maximize multi-solution sales opportunities while continuing to drive the sales of our products and services through our individual business units. For example, when Kroger sought to consolidate its nationwide advertising insert program, our national and retail sales group explored Kroger's needs more throughly and discovered an opportunity to improve the efficiency of Kroger's program through premedia services offered by Vertis Advertising Technology Services. In particular, we developed a digital workflow plan that brings together a range of capabilities. By leveraging our broad service offerings, we increased our revenues while at the same time helping Kroger reduce its cycle time and total operating costs. Our customers that use multiple solutions, like Kroger, represented more than 43% of our year 2001 net sales, which is an increase of 51% since 1998.

    CONTINUING TO ENHANCE OUR HIGHLY TARGETED ADVERTISING AND MARKETING SOLUTIONS. We believe that we offer advertisers the most targeted advertising solutions available. Our solutions combine sophisticated database technologies with flexible, strategically located production capabilities. In addition, our solutions enable our customers to deliver personalized messages to key consumers via direct mail, the Internet, self-mailers and other specialty products and to produce them in an area in close proximity to the recipients. Likewise, our media planning and placement services enable our customers to customize their advertising to match the demographic and other targeting characteristics of their audiences. This allows our customers to target and access audiences and maximize response rates. Collectively, these services and initiatives are part of a coherent, integrated strategy of providing our customers with a single source of tailored advertising and marketing solutions.

    FURTHER IMPROVING OPERATING EFFICIENCY. Our management team has extensive experience with cost management programs and a disciplined approach to capital expenditures. We have implemented the consolidation plan to achieve substantial cost savings, and we intend to continue reducing costs across all of our operations. For example, in 2001 our management team focused on our Direct Marketing Services segment which posted a year-over-year improvement in EBITDA of 38.4%. In 2002, our management team began implementing a restructuring and cost reduction program aimed at further improving operating and financial performance at our Advertising Technology Services segment. We believe this program will continue to streamline our operations, resulting in improved efficiency and lower overall costs. We also believe that we are one of the largest consumers of paper and ink and we will continue to explore opportunities to leverage our overall purchasing power to reduce cost. In addition, our production capabilities and national scheduling system allow us to leverage our asset base by utilizing equipment best suited for the needs of our customers in terms of product specification and geography. Our integrated production platform provides a seamless solution to our customers while enhancing our margin and improving our return on invested capital.

    CAPITALIZING ON EXTENSIVE DIGITAL WORKFLOW PLATFORMS. We intend to continue optimizing our digital communications platform, which provides customers with the ability to conceive, manipulate, transmit, produce and distribute their advertising concepts seamlessly on an international scale. This function reduces our costs and improves our efficiency while also improving efficiency and reducing cycle times for our clients. At December 31, 2001, our digital network connected customers to all 65 of our production facilities. In addition, this system is a highly scalable open architecture system, which allows two-way graphics, text, video and voice communications, enabling our employees and customers to seamlessly exchange information. Moreover, our existing systems and skills translate well to serve new media formats such as the Internet. By leveraging existing, profitable relationships, we expect to create opportunities in new media that are both revenue building and profit enhancing.

    SELECTIVELY PURSUING GROWTH OPPORTUNITIES. We continually review opportunities to increase sales and expand our business, both through internal growth and acquisitions. For example, in 2000, we invested approximately
$36 million in new print equipment to meet our clients' expanded business needs in particular geographic regions. We believe this investment contributed approximately $59 million to net sales during 2001. Additionally, since 1993, we have used strategic acquisitions to expand our geographic coverage, add new skills, enhance existing skills and broaden our customer base.

                            CORPORATE CONSOLIDATION

    In the first quarter of 2000, we began implementing a multi-phase consolidation and restructuring plan intended to streamline operations, improve sales and reduce costs of operating our business. Our plan had three principal components:

    - eliminating our two-tier holding company structure and centralizing our domestic and European operations under one management team that has successfully managed our largest business segment since 1994, while integrating advertising and marketing production services;

    - reorganizing our sales force to correspond more directly to our clients' evolving needs for broad-based integrated marketing solutions; and

    - consolidating back office operations and eliminating duplicative overhead.

    In addition to maximizing integrated selling opportunities and driving sales of our products and services to our individual business units, these changes have enabled us to realize substantial cost savings through the elimination of duplicative positions as well as much of the corporate overhead previously incurred by our parent, Vertis Holdings. The elimination of duplicative positions began in the first half of 2000. The implementation of the consolidation initiatives began in June 2000, including the centralization of our procurement activities and many of our administrative functions, including legal, human resources, financial and other back-office functions.

    As part of this consolidation and restructuring plan, we have closed 18 facilities and eliminated approximately 1,200 positions. The annual cost of employees terminated and facilities closed is approximately $79 million.

    The chart below depicts our previous and our current operating structures:

                   PRIOR STRUCTURE                                   NEW STRUCTURE
-----------------------------------------------------  ------------------------------------------
                     Big Flower                                  Vertis Holdings, Inc.
                   Holdings, Inc.

                  Big Flower Press                                    Vertis, Inc.
                   Holdings, Inc.

                          Webcraft       LTC Group            - Retail and Newspaper Services
         TC              (including      (including           - Direct Marketing Services
     Advertising          European        European            - Advertising Technology Services
                        Operations)     Operations)           - Europe

    In connection with these actions, we recorded $45.2 million and $22.6 million of restructuring and asset impairment charges and restructuring-related charges in the years ended December 31, 2001 and 2000, respectively. We anticipate recording an additional restructuring expense in 2002 in order to complete the implementation of the consolidation and restructuring plan. The components of restructuring and asset impairment charges and restructuring-related charges to date are as follows:


                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------   TWELVE MONTHS ENDED
                                                                2000       2001        JUNE 30, 2002
                                                              --------   --------   -------------------
                                                                            (IN MILLIONS)
Restructuring and asset impairment charges
  Cash......................................................   $17.7      $36.3            $20.5
  Non-cash..................................................     3.7        5.9              2.8
                                                               -----      -----            -----
Subtotal....................................................    21.4       42.2             23.3
Cash restructuring-related charges..........................     1.2        3.0              2.1
                                                               -----      -----            -----

Total Cash..................................................    18.9       39.3             22.6
Total Non-cash..............................................     3.7        5.9              2.8
                                                               -----      -----            -----
Total.......................................................   $22.6      $45.2            $25.4
                                                               =====      =====            =====


    The "restructuring-related" charges include costs to publicize the new corporate identity as a brand name, consulting fees, retention compensation and professional fees. While related to our consolidation and restructuring plan, these charges do not meet the definition of "exit costs" in accordance with accounting principles generally accepted in the United States and, therefore, are recorded in selling, general and administrative expenses.


    Restructuring costs incurred but not paid are $7.6 million at June 30, 2002. We expect to pay approximately $4.6 million of the accrued restructuring balance in 2002 and the remainder by 2007.

                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA


    The following table sets forth certain financial information for Vertis and its subsidiaries as of and for the years ended December 31, 1999, 2000 and 2001, the six months ended June 30, 2001 and 2002 and the twelve months ended
June 30, 2002. The summary historical data for the three-year period ended December 31, 2001 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial and other data as of and for the six months ended
June 30, 2001 and 2002 have been derived from our unaudited condensed consolidated financial statements also included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our financial position at such dates and results of operations for such periods. The results of operations for the six months ended June 30, 2002 are not necessarily indicative of the results for the full year. You should read the following financial information with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and notes thereto appearing elsewhere in this prospectus.



                                                                                                                    TWELVE MONTHS
                                                                                            SIX MONTHS ENDED            ENDED
                                                     YEAR ENDED DECEMBER 31,                    JUNE 30,              JUNE 30,
                                             ----------------------------------------     ---------------------     -------------
                                                1999           2000           2001          2001         2002           2002
(IN THOUSANDS)                               ----------     ----------     ----------     --------     --------     -------------
OPERATING DATA:
Net sales...............................     $1,786,153     $1,986,422     $1,851,058     $908,768     $810,772      $1,753,062
Operating income........................        120,326 (1)    123,281(2)      70,611(2)    19,619(2)    61,039(2)      112,031(2)
Interest expense(3).....................         64,788        129,747        120,159       63,121       55,359         112,397
Income (loss) before income taxes.......         55,206        (32,113)       (76,435)     (57,471)      (8,818)        (27,782)
Income (loss) before extraordinary
  items.................................         27,985        (25,212)       (54,863)     (58,494)      (5,197)         (1,566)
Loss from discontinued operations,
  net...................................         (5,803)(4)
Extraordinary loss from early
  extinguishment of debt, net...........        (19,732)
Net income (loss).......................          2,450        (25,212)       (54,863)     (58,494)      (5,197)         (1,566)

BALANCE SHEET DATA (AT PERIOD END):
Working capital.........................                                                                             $    5,650
Net property, plant and equipment.......                                                                                465,076
Total assets............................                                                                              1,278,532
Long-term debt (including current
  portion)..............................                                                                              1,139,541
Accumulated deficit.....................                                                                               (531,630)
Other stockholder's equity..............                                                                                397,239
Common stockholder's deficit............                                                                               (134,391)

OTHER DATA:
Depreciation and amortization...........     $   88,076     $   97,544     $  104,350     $ 51,268     $ 44,456      $   97,538
Restructuring and asset impairment
  charges...............................          3,256         21,408         42,225       21,925        3,046          23,346
Capital expenditures....................        114,920        142,744(5)      71,158       41,293       13,874          43,739
Cash flows provided by operating
  activities............................        124,022         69,502        130,370       41,787       10,911          99,494
Cash flows used in investing
  activities............................         40,534        135,502         67,559       40,042       13,498          41,015
Cash flows (used in) provided by
  financing activities..................        (75,174)        58,268        (50,619)         364       (9,891)        (60,874)
EBITDA(6)...............................        208,402        220,825        174,961       70,887      105,495         209,569
Pro forma interest expense(7)...........                                                                                114,198
Pro forma total debt(7).................                                                                              1,139,541
Ratio of EBITDA to pro forma interest
  expense(7)............................                                                                                   1.84x
Ratio of pro forma total debt to
  EBITDA(7).............................                                                                                   5.44x


------------------------------

(1) Includes $11.9 million of compensation charges related to Vertis Holdings' recapitalization and a $3.3 million restructuring charge related to the decision to close a plant in 2000.

(2) Includes $21.4 million, $42.2 million, $21.9 million, $3.0 million and $23.3 million of restructuring and asset impairment charges for the years ended December 31, 2000 and 2001, the six months ended June 30, 2001 and 2002 and the twelve months ended June 30, 2002, respectively. In addition, results include $1.2 million, $3.0 million, $1.8 million, $0.9 million and $2.1 million of restructuring-related charges for the years ended
    December 31, 2000 and 2001, the six months ended June 30, 2001 and 2002 and the twelve months ended June 30, 2002, respectively.


(3) Interest expense excludes amortization of deferred financing fees.

(4) Results for the year ended December 31, 1999 also include $5.5 million of compensation related costs from the settlement of stock options, an acquired technology write-off of $2.8 million and a foreign exchange loss of $0.2 million related to termination of U.K.-based borrowings.

(5) Includes $36.2 million for new presses to accommodate the marketing needs of new Vertis Retail and Newspaper Services customers, $6.2 million for one-time implementation expenditures for software systems and $10.2 million of expenditures to buy out operating leases.

(6) EBITDA represents the sum of operating income, depreciation and amortization of intangibles. We present EBITDA here to provide additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements and because it is the measure by which we gauge the profitability of our segments. EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States. You should not consider it an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.


(7) Pro forma data is presented to give effect to the offering of the notes as if it had occurred at the beginning of the twelve-month period ended
    June 30, 2002.

                         SUMMARY OF THE EXCHANGE OFFER


The Exchange Offer...........................  We are offering to exchange

                                               - $1,000 principal amount of our 10 7/8%
                                                 Series B Senior Notes due June 15, 2009
                                                 registered under the Securities Act, which
                                                 we refer to as exchange notes,

                                               for

                                               - each $1,000 principal amount of our
                                                 unregistered 10 7/8% Senior Notes due June
                                                 15, 2009 issued on June 24, 2002 in a
                                                 private offering, which we refer to as
                                                 private notes.

                                               We sometimes will refer to the exchange notes
                                               and the private notes together as the notes.
                                               As of the date of this prospectus, there is
                                               $250,000,000 aggregate principal amount of
                                               private notes outstanding. See "The Exchange
                                               Offer."

Expiration Date..............................  The exchange offer will expire at 5:00 p.m.,
                                               New York City time, on October 11, 2002,
                                               unless we extend it. In that case, the phrase
                                               "expiration date" will mean the latest date
                                               and time to which we extend the exchange
                                               offer. We will issue exchange notes on the
                                               expiration date or as soon as possible after
                                               that date.

Conditions to the Exchange Offer.............  The exchange offer is subject to customary conditions which include, among other things,
                                               any applicable law or any applicable
                                               interpretation of the staff of the SEC which,
                                               in our reasonable judgment, would materially
                                               impair our ability to proceed with the
                                               exchange offer. The exchange offer is not
                                               conditioned upon any minimum principal amount
                                               of private notes being submitted for
                                               exchange. See "The Exchange Offer--
                                               Conditions."

Procedures for Participating in the Exchange
Offer........................................  If you wish to participate in the exchange offer, you must complete, sign and date an
                                               original or faxed letter of transmittal in
                                               accordance with the instructions contained in
                                               the letter of transmittal accompanying this
                                               prospectus. Then you must mail, fax or
                                               deliver the completed letter of transmittal,
                                               together with the notes you wish to exchange
                                               and any other required documentation to The
                                               Bank of New York, which is acting as exchange
                                               agent, on or before the expiration date. By
                                               signing the letter of transmittal, you will
                                               represent to and agree with us that,

                                               - you are acquiring the exchange notes in the
                                                 ordinary course of your business;

                                               - you are not participating, do not intend to
                                                 participate, and have no arrangement or

                                                 understanding with anyone to participate in
                                                 a distribution of the exchange notes; and

                                               - you are not an "affiliate," as defined in
                                                 Rule 405 under the Securities Act, of
                                                 Vertis.

                                               If you are a broker-dealer that will receive
                                               exchange notes for your own account in
                                               exchange for private notes that you acquired
                                               as a result of your market-making or other
                                               trading activities, you will be required to
                                               acknowledge in the letter of transmittal that
                                               you will deliver a prospectus in connection
                                               with any resale of such exchange notes.

Resale of Exchange Notes.....................  We believe that you may offer for resale, resell and transfer your exchange notes
                                               without registering them under the Securities
                                               Act and delivering a prospectus, if you can
                                               make the same three representations that
                                               appear above under the heading "Procedures
                                               for Participating in the Exchange Offer." Our
                                               belief is based on interpretations of the SEC
                                               staff for other exchange offers that the SEC
                                               staff expressed in some of SEC's no-action
                                               letters to other issuers in exchange offers
                                               like ours.

                                               We cannot guarantee that the SEC would make a
                                               similar decision about this exchange offer.
                                               If our belief is wrong, or if you cannot
                                               truthfully make the representations mentioned
                                               above, and you transfer any exchange note
                                               issued to you in the exchange offer without
                                               meeting the registration and prospectus
                                               delivery requirements of the Securities Act,
                                               or without an exemption from such
                                               requirements, you could incur liability under
                                               the Securities Act. We are not indemnifying
                                               you for any such liability and we will not
                                               protect you against any loss incurred as a
                                               result of any such liability under the
                                               Securities Act.

                                               If you are a broker-dealer that has received
                                               exchange notes for your own account in
                                               exchange for private notes that were acquired
                                               as a result of market-making or other trading
                                               activities, you must acknowledge in the
                                               letter of transmittal that you will deliver a
                                               prospectus meeting the requirements of the
                                               Securities Act in connection with any resale
                                               of the exchange notes. We have agreed that
                                               for a period of up to 180 days after the
                                               registration statement is declared effective,
                                               we will make this prospectus, as amended or
                                               supplemented, available to any such
                                               broker-dealer that requests copies of this
                                               prospectus in the letter of transmittal for
                                               use in connection with any such resale.

Special Procedures for Beneficial Owners.....  If your private notes are held through a broker, dealer, commercial bank, trust
                                               company or other nominee and you wish to
                                               surrender such private notes, you should
                                               contact your intermediary promptly and
                                               instruct it to surrender your private notes
                                               on your behalf.

                                               If you wish to tender on your own behalf, you
                                               must, before completing and executing the
                                               letter of transmittal for the exchange offer
                                               and delivering your private notes, either
                                               arrange to have your private notes registered
                                               in your name or obtain a properly completed
                                               bond power from the registered holder. The
                                               transfer of registered ownership may take a
                                               long time.

Guaranteed Delivery Procedures...............  If you wish to tender your private notes and you cannot meet the expiration date deadline,
                                               or you cannot deliver your private notes, the
                                               letter of transmittal or any other
                                               documentation on time, then you must
                                               surrender your private notes according to the
                                               guaranteed delivery procedures appearing
                                               below under "The Exchange Offer--Guaranteed
                                               Delivery Procedures."

Acceptance of Private Notes and Delivery of
Exchange Notes...............................  We will accept for exchange any and all private notes that are properly surrendered
                                               in the exchange offer and not withdrawn prior
                                               to the expiration date, if you comply with
                                               the procedures of the exchange offer. The
                                               exchange notes will be delivered as soon as
                                               practicable after the expiration date.

Withdrawal Rights............................  You may withdraw the surrender of your private notes at any time prior to the
                                               expiration date, by complying with the
                                               procedures for withdrawal described in "The
                                               Exchange Offer--Withdrawal of Tenders."

Accounting Treatment.........................  We will not recognize a gain or loss for accounting purposes as a result of the
                                               exchange.

Material Federal Income Tax Considerations...  The exchange of private notes for exchange notes should not be a taxable transaction for
                                               United States Federal income tax purposes.
                                               You should not have to pay federal income tax
                                               as a result of your participation in the
                                               exchange offer. See "Material United States
                                               Federal Income Tax Considerations."

Exchange Agent...............................  The Bank of New York is serving as the exchange agent in connection with the
                                               exchange offer. The Bank of New York also
                                               serves as trustee under the indenture
                                               governing the notes. The address, telephone
                                               number and facsimile number of the exchange
                                               agent are listed under the heading "The
                                               Exchange Offer--Exchange Agent."

Failure to Exchange Private Notes Will
Adversely Affect You.........................  If you are eligible to participate in this exchange offer and you do not surrender your
                                               private notes as described in this
                                               prospectus, you will not have any further
                                               registration or exchange rights. In that
                                               event, your private notes will continue to be
                                               subject to restrictions on transfer. As a
                                               result of such restrictions and the
                                               availability of registered exchange notes,
                                               your private notes are likely to be a much
                                               less liquid security than before. See "The
                                               Exchange Offer--Consequence of Failure to
                                               Exchange."

Absence of Appraisal Rights..................  Neither the General Corporation Law of the
                                               State of Delaware nor the indenture governing
                                               the notes, gives you any appraisal or
                                               dissenters' rights or any other right to seek
                                               monetary damages in court if you do not
                                               participate in the exchange offer.

                               THE EXCHANGE NOTES

    THE EXCHANGE NOTES HAVE THE SAME FINANCIAL TERMS AND COVENANTS AS THE PRIVATE NOTES. IN THIS PROSPECTUS WE SOMETIMES REFER TO THE PRIVATE NOTES AND THE EXCHANGE NOTES TOGETHER AS THE "NOTES". THE EXCHANGE NOTES WILL EVIDENCE THE SAME DEBT AS THE OUTSTANDING PRIVATE NOTES WHICH THEY REPLACE. THE PRIVATE NOTES ARE, AND THE EXCHANGE NOTES WILL BE GOVERNED BY THE SAME INDENTURE. THE BRIEF SUMMARY BELOW DESCRIBES THE PRINCIPAL TERMS OF THE EXCHANGE NOTES. SOME OF THE TERMS AND CONDITIONS DESCRIBED BELOW ARE SUBJECT TO IMPORTANT LIMITATIONS AND EXCEPTIONS. THE "DESCRIPTION OF THE EXCHANGE NOTES" SECTION OF THIS PROSPECTUS CONTAINS A MORE DETAILED DESCRIPTION OF THE TERMS AND CONDITIONS OF THE EXCHANGE NOTES.


Issuer.......................................  Vertis, Inc.

Securities Offered...........................  $250,000,000 aggregate principal amount of
                                               10 7/8% Series B Senior Notes due 2009.

Maturity.....................................  The notes will mature on June 15, 2009.

Interest Rate................................  10 7/8% per year (calculated using a 360-day year).

Interest Payment Dates.......................  June 15 and December 15, beginning on
                                               December 15, 2002. Interest will accrue from
                                               June 24, 2002, when we first issued the
                                               private notes. Before the date of this
                                               prospectus no interest payments have been
                                               made on the private notes. The first interest
                                               payment date for the exchange notes will be
                                               December 15, 2002.

Ranking......................................  The exchange notes will be senior unsecured obligations of Vertis and will rank equally
                                               with all of our existing and future senior
                                               unsecured obligations and senior to our
                                               subordinated indebtedness. The guarantees of
                                               the exchange notes by certain of our domestic
                                               subsidiaries will rank equally to all of such
                                               subsidiaries' existing and future senior
                                               unsecured obligations. The exchange notes and
                                               the guarantees thereof will be effectively
                                               subordinated to all secured indebtedness of
                                               Vertis and the guarantors to the extent of
                                               the assets securing such indebtedness and any
                                               indebtedness and other liabilities of our
                                               subsidiaries that are not guarantors.

                                               As of June 30, 2002, on a pro forma basis
                                               after giving effect to the offering of the
                                               notes and the use of proceeds therefrom, the
                                               aggregate amount of secured indebtedness of
                                               Vertis and the guarantors outstanding would
                                               have been approximately $564.5 million. We or
                                               any guarantor may incur additional senior
                                               secured indebtedness subject to certain
                                               specified conditions. See "Description of the
                                               Exchange Notes--Certain Covenants--Limitation
                                               on Incurrence of Additional Indebtedness."

Guarantees...................................  On the issue date, our domestic subsidiaries that are guarantors under our senior credit
                                               facility will jointly, severally and
                                               unconditionally guarantee the exchange notes.
                                               The exchange notes will be

                                               guaranteed on a senior unsecured basis. Our
                                               parent company, our foreign subsidiaries and
                                               our other domestic subsidiaries will not
                                               guarantee the exchange notes.

                                               If we create or acquire a new subsidiary that
                                               guarantees indebtedness under our senior
                                               credit facility, or, under certain specified
                                               circumstances, if one of our existing
                                               subsidiaries becomes a guarantor of
                                               indebtedness under our senior credit
                                               facility, then that subsidiary will guarantee
                                               the exchange notes, on a senior unsecured
                                               basis, unless we designate the subsidiary as
                                               an "unrestricted subsidiary" under the
                                               indenture governing the notes.

Optional Redemption..........................  We cannot redeem the exchange notes until
                                               June 15, 2006. After this, we may redeem some
                                               or all of the exchange notes at the
                                               redemption prices listed in the "Description
                                               of the Exchange Notes" section under the
                                               headings "--Redemption--Optional Redemption,"
                                               plus accrued and unpaid interest.

Optional Redemption after Equity Offerings...  At any time, which may be more than once, before June 15, 2005, we can choose to redeem
                                               up to 35% of the outstanding exchange notes
                                               with the proceeds that we or our subsidiaries
                                               or affiliates raise in one or more equity
                                               offerings, as long as:

                                               - we pay 110.875% of the face amount of the
                                                 exchange notes, plus interest;

                                               - we redeem the exchange notes within 90 days
                                                 of completing the equity offering; and

                                               - at least 65% of the aggregate principal
                                                 amount of the notes issued remains
                                                 outstanding after the redemption.

Optional Redemption
upon a Change of Control.....................  At any time on or prior to June 15, 2006, we may redeem the exchange notes upon a change
                                               of control at a price equal to 100% of the
                                               principal amount, plus a make-whole premium.
                                               See "Description of the Exchange Notes--
                                               Redemption--Optional Redemption upon a Change
                                               of Control."

Change of Control Offer......................  If a change of control of Vertis occurs, we must give holders of the exchange notes the
                                               opportunity to sell us their exchange notes
                                               at 101% of their face amount, plus accrued
                                               and unpaid interest.

                                               We may not be able to pay you the required
                                               price for exchange notes you present to us at
                                               the time of a change of control, because:

                                               - We may not have enough funds at that time;
                                                 or

                                               - The terms of our other indebtedness may
                                                 prevent us from paying you these amounts.

Asset Sale Proceeds..........................  Subject to customary exceptions, if we or our subsidiaries sell assets, we generally must
                                               either invest the net cash proceeds from
                                               those sales in our business within a period
                                               of time, prepay debt under our senior credit
                                               facility, or make an offer to purchase a
                                               principal amount of the private notes and the
                                               exchange notes equal to the excess net cash
                                               proceeds. The price we would pay for
                                               purchasing the exchange notes in this
                                               instance would be 100% of their principal
                                               amount, plus accrued and unpaid interest.

Restrictive Covenants........................  The indenture governing the notes contains certain covenants limiting our and most or
                                               all of our subsidiaries' ability to:

                                               - incur additional debt;

                                               - pay dividends or make distributions on our
                                                 capital stock or repurchase our capital
                                                 stock;

                                               - repurchase subordinated indebtedness;

                                               - make certain investments;

                                               - create liens on our assets to secure debt;

                                               - enter into transactions with affiliates;

                                               - merge or consolidate with another company;
                                                 and

                                               - sell, lease or otherwise dispose of all or
                                                 substantially all of our assets.

                                               These covenants are subject to a number of
                                               important limitations and exceptions. See
                                               "Description of the Exchange Notes--Certain
                                               Covenants."

Use of Proceeds..............................  We will not receive any proceeds from the issuance of the exchange notes. See "Use of
                                               Proceeds."

Risk Factors.................................  Investing in the exchange notes involves substantial risks. You should consider
                                               carefully all of the information set forth in
                                               this prospectus, and in particular, should
                                               evaluate the specific factors set forth under
                                               "Risk Factors" before investing in the
                                               exchange notes.

                                  RISK FACTORS

    AN INVESTMENT IN THE EXCHANGE NOTES IS SUBJECT TO NUMEROUS RISKS, INCLUDING THOSE LISTED BELOW. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, ALONG WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS, BEFORE DECIDING TO EXCHANGE YOUR PRIVATE NOTES FOR EXCHANGE NOTES PURSUANT TO THIS EXCHANGE OFFER. THESE RISKS COULD MATERIALLY AFFECT OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE EXCHANGE NOTES. YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IN AND THE EXPECTED RETURN ON THE EXCHANGE NOTES.

                      RISKS RELATED TO THE EXCHANGE NOTES

OUR HIGHLY LEVERAGED STATUS MAY IMPAIR OUR FINANCIAL CONDITION AND WE MAY INCUR SIGNIFICANT ADDITIONAL DEBT.


    We currently have, and after the issuance of the exchange notes will have, a substantial amount of debt. As of June 30, 2002, after giving effect to the offering of the notes, and the use of proceeds therefrom, our total consolidated debt would have been $1,139.5 million, excluding our accounts receivable securitization facility. See "Capitalization" for additional information.


    Our substantial debt could have important consequences for the holders of the notes, including:

    - making it more difficult for us to satisfy our obligations with respect to the notes;

    - increasing our vulnerability to general adverse economic and industry conditions;

    - limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

    - requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

    - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

    - placing us at a competitive disadvantage to other less-leveraged competitors.


    Subject to specified limitations, the indenture permits us and our subsidiaries to incur substantial additional debt. In addition, as of June 30, 2002, on a pro forma basis after giving effect to the offering of the notes, and the use of the proceeds therefrom, our senior credit facility would permit us and our subsidiaries to borrow up to an additional $48.8 million after the consummation of the offering of the notes. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness" for additional information.


SERVICING OUR DEBT WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE SUFFICIENT CASH DEPENDS UPON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

    Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. Based on the current and anticipated level of operations, we believe that our cash flow from operations, together with amounts available under our senior credit facility, are adequate to meet our anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments in the near future. We cannot assure you, however, that our business will continue to generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may have to refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on us and on our ability to meet our obligations to you under the exchange notes.

COVENANT RESTRICTIONS UNDER OUR INDEBTNESS MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS AND, IN SUCH AN EVENT, WE MAY NOT HAVE SUFFICIENT ASSETS TO PAY AMOUNTS DUE TO YOU ON THE NOTES.

    Our senior credit facility and senior subordinated credit facility contain, and the indenture governing the notes and certain of our other agreements regarding our indebtedness contain, among other things, covenants that may restrict our and the guarantors' ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facility, senior subordinated credit facility and the indenture restrict, among other things, our and the guarantors' ability to:

    - borrow money;

    - pay dividends or make distributions;

    - purchase or redeem stock;

    - make investments and extend credit;

    - engage in transactions with affiliates;

    - engage in sale-leaseback transactions;

    - consummate certain asset sales;

    - effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

    - create liens on our assets.

    In addition, our senior credit facility requires us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facility, senior subordinated credit facility and the indenture. If an event of default under our senior or senior subordinated credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the exchange notes. As a result, you may receive less than the full amount you would be otherwise entitled to receive on the exchange notes. See "Description of Other Indebtedness" and "Description of the Exchange Notes" for additional information.

BECAUSE THE EXCHANGE NOTES ARE OUR UNSECURED OBLIGATIONS, YOUR RIGHT TO RECEIVE PAYMENT ON THE EXCHANGE NOTES AND THE GUARANTEES THEREOF IS EFFECTIVELY SUBORDINATED TO ANY EXISTING AND FUTURE SECURED INDEBTEDNESS THAT WE OR THE GUARANTORS MAY INCUR.

    The exchange notes will not be secured by any of our or the guarantors' assets, and as such will be effectively subordinated to any secured debt that we or the guarantors have now or may incur in the future to the extent of the value of the assets securing that debt. Our senior credit facility is secured by substantially all of our domestic assets, 100% of the capital stock of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries.

    In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks, whether expressly or effectively, ahead of the exchange notes and the guarantees (such as any existing or future secured indebtedness of Vertis), will be entitled to be paid in full from our assets and the assets of the guarantor, as applicable, before any payment may be made with respect to the notes or the affected guarantees. In any of the foregoing events, we cannot assure you we would have sufficient assets to pay amounts due on the exchange notes. As a result, you may receive less than the full amount you would be otherwise entitled to receive on the exchange notes.


    At June 30, 2002, after giving effect to the offering of the notes and the application of the proceeds therefrom, the exchange notes would have been effectively subordinated to $564.5 million of secured indebtedness of Vertis and the guarantors, excluding the accounts receivable securitization facility.


NOT ALL OF OUR SUBSIDIARIES WILL GUARANTEE THE EXCHANGE NOTES, AND THE ASSETS OF OUR NON-GUARANTOR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE EXCHANGE NOTES.

    Some of our subsidiaries will not be guarantors on the exchange notes. Payments on the exchange notes will only be required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries which do not guarantee the exchange notes unless such exchange notes are transferred (by dividend or otherwise) to us or a subsidiary guarantor.

    In the event that any of the non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of such non-guarantor subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the exchange notes will effectively be subordinated to all of the debt and other liabilities of the non-guarantor subsidiaries.


    At June 30, 2002, after giving effect to the offering of the notes and the application of the proceeds therefrom, our non-guarantor subsidiaries would have approximately $102.7 million of debt.


THE SUBSIDIARY GUARANTEES MAY POTENTIALLY RAISE FRAUDULENT TRANSFER ISSUES, WHICH COULD IMPAIR THE ENFORCEABILITY OF THE SUBSIDIARY GUARANTEES.

    The incurrence of the guarantees by the guarantors may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if a court were to find that, at the time such guarantor incurred a guarantee of the exchange notes, such guarantor:

    - incurred the guarantee of the exchange notes with the intent of hindering, delaying or defrauding current or future creditors;

    - received less than the reasonably equivalent value or fair consideration for incurring the guarantee of the exchange notes and such guarantor;

    - was insolvent or was rendered insolvent;

    - was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then the court could avoid the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

    It may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

    - the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

    - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

    If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of Vertis or any guarantor whose obligation was not set aside or found to be unenforceable.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

    Upon a change of control, we are required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

    The source of funds for that purchase of exchange notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowing, sales of assets or sales of equity. We cannot assure you that sufficient funds will be available at the time of any change of control to make required repurchases of exchange notes tendered. In addition, the terms of our senior credit facility limit our ability to purchase your exchange notes. Our future debt agreements may contain similar restrictions and provisions. If the holders of the exchange notes exercise their right to require us to repurchase all of the exchange notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior credit facility and the indenture will not allow such repurchases. See "Description of the Exchange Notes--Change of Control" and "Description of Other Indebtedness" for additional information.

THERE IS CURRENTLY NO ESTABLISHED TRADING MARKET FOR THE EXCHANGE NOTES. WE CANNOT GIVE YOU ANY GUARANTEE AS TO THE DEVELOPMENT OR LIQUIDITY OF ANY MARKET FOR THE EXCHANGE NOTES, AND THE PRICE OF YOUR EXCHANGE NOTES MAY BE ADVERSELY AFFECTED.

    The exchange notes are new securities for which there is currently no established trading market. We cannot give you any guarantee as to the development or liquidity of any market for the exchange notes. If a market for the exchange notes does develop, the exchange notes could trade at prices that may be higher or lower than their principal amount depending upon many factors. These factors would include, but are not limited to:

    - prevailing interest rates;

    - our operating results; and

    - the markets for similar securities.

    Historically, the market for non-investment grade debt, such as the exchange notes, has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. If a market for the exchange notes does develop, such a market may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

    In addition, to the extent that private notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered and surrendered but unaccepted private notes could be adversely affected due to the limited amount, or "float," of the private notes that are expected to remain outstanding following the exchange offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of private notes is not surrendered or is surrendered and not accepted in the exchange offer, the trading market for the exchange notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer-Consequence of Failure to Exchange" for further information regarding the distribution of the exchange notes and the consequences of failure to participate in the exchange offer.

IF YOU WISH TO TENDER YOUR PRIVATE NOTES FOR EXCHANGE, YOU MUST COMPLY WITH THE REQUIREMENTS DESCRIBED IN THIS PROSPECTUS.

    You will receive exchange notes in exchange for private notes only after the exchange agent receives such private notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below. If you wish to tender your private notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither the Exchange Agent nor Vertis is under any duty to give notification of defects or irregularities with respect to tenders of private notes for exchange. Private notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the private notes.

    In addition, if you tender your private notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.

                         RISKS RELATED TO OUR BUSINESS

THE HIGH LEVEL OF COMPETITION IN THE ADVERTISING AND MARKETING SERVICES INDUSTRY COULD HAVE A NEGATIVE IMPACT ON OUR ABILITY TO SERVICE DEBT, PARTICULARLY IN A PROLONGED ECONOMIC DOWNTURN.

    The advertising and marketing services industry is highly competitive in most product categories and geographic regions. Competition is largely based on price, quality and servicing the specialized needs of customers. Pricing depends in large part on the prices of paper and ink, which are major components of Vertis Retail and Newspaper Services' products, shipping costs, operating efficiencies and the ability to control costs. Moreover, rapid changes in information technology may result in more intense competition, as existing and new entrants seek to take advantage of new products, services and technologies that could render our products, services and technologies less competitive or, in some instances, even obsolete. For more information on our competition and factors that could affect our competitive position, see "Business--Competition."

    During periods of economic downturn, there has been excess production capacity in the industry and more competitive pricing resulting in decreased profitability. Any future periods of economic downturn could result in increased competition and possibly affect our sales and profitability. A decline in sales and profitability may decrease our cash flow, and make it more difficult for us to service our level of debt.

DEMAND FOR OUR SERVICES MAY DECREASE DUE TO A DECLINE IN CLIENTS' OR AN INDUSTRY'S FINANCIAL CONDITION OR DUE TO AN ECONOMIC DOWNTURN.

    We cannot assure you that the demand for our services will continue at current levels. Our clients' demands for our services may change based on their needs and financial conditions. In addition, when economic downturns affect particular clients or industry groups, demand for advertising and marketing services provided to these clients or industry groups is often adversely affected. In 2001, the advertising industry experienced the first year-over-year decline in advertising spending since World War II. The impact of this slowdown on our business is difficult to predict, but it may result in reductions in purchases of advertising and marketing services. A substantial portion of our revenues in 2001 was generated from customers in various sectors of the retail industry which has been particularly impacted by the recent prolonged economic downturn.

    During the first half of 2002, improved economic conditions have led to modest increases in demand for advertising and marketing services generally and for our services specifically. There can be no assurance that economic conditions or the level of demand for our services will continue to improve or that they will not deteriorate, resulting in another period of economic downturn. If there is another period of economic downturn or stagnation, our results of operations may be adversely affected.

CHANGES IN THE COST OF PAPER COULD HAVE A NEGATIVE IMPACT ON OUR ABILITY TO SERVICE THE NOTES AND OTHER INDEBTEDNESS.

    An increase in the cost of paper, a key raw material in our operations, may reduce our production volume and profits. If (i) we are not able to pass paper cost increases to our customers, or (ii) our customers reduce the size of their print advertising programs, our results of operations relating to those customers, including sales and profitability, could be negatively affected. A decline in volume may decrease our cash flow, and make it more difficult for us to service our level of debt.

    Capacity in the paper industry has remained relatively stable in recent years. Increases or decreases in demand for paper have led to corresponding pricing changes and, in periods of high demand, to limitations on the availability of certain grades of paper, including grades used by us. A loss of the sources of paper supply or a disruption in those sources' business or failure by them to meet our product needs on a timely basis could cause temporary shortages in needed materials which could have a negative effect on our results of operations, including sales and profitability.

COMPLETING THE CONSOLIDATION OF OUR BUSINESS UNITS, INCLUDING THE RESTRUCTURING OF THE ADVERTISING TECHNOLOGY SERVICES UNIT, MAY NOT YIELD THE EXPECTED RESULTS.

    Although we have substantially completed the consolidation and integration of our formerly separate business units arising out of our multi-phase consolidation and restructuring plan that we implemented in 2000, this process of consolidation and integration is not complete and we may fail to manage the remainder of the integration effectively or to realize the anticipated benefits and cost savings that we hope will result from the restructuring and consolidation. In particular, in 2002, we began implementing a restructuring program at our Advertising Technology Services business segment. This restructuring may result in unanticipated problems. These problems may temporarily distract management from day-to-day business of the unified company.

    Furthermore, we may not achieve the level of cost savings that we expect to achieve or such cost savings may not be realized within the time-frames we expect.

    The realization of these benefits and cost savings could be affected by a number of factors, such as:

    - general economic conditions;

    - increased operating costs and unanticipated capital expenditures;

    - problems in obtaining funding for capital expenditures;

    - the responses of our competitors or customers; or

    - legal and regulatory developments.

REGULATIONS ON DIRECT MARKETING MAY IMPOSE RESTRICTIONS ON US.

    Federal and state legislatures have passed a variety of laws in recent years relating to direct marketing, including substantial restrictions on certain industries, such as tobacco and sweepstakes advertising. This legislation and similar future legislation might have a substantial impact on our business, as our customers in those industries and consumers in general adjust their behaviors in response to such legislation. While we have taken steps to reduce our exposure to these industries, there is no assurance that our performance would not be negatively affected in the future.

WE RELY ON KEY MANAGEMENT PERSONNEL.

    Our success will depend, in part, on the efforts of our executive officers and other key employees, including Mr. Donald E. Roland, Mr. Dean D. Durbin and Mr. Herbert W. Moloney III. In addition, the market for qualified personnel is competitive and our future success will depend upon, among other factors, our ability to attract and retain these key personnel. The loss of the services of any of our key management personnel or the failure to attract and retain employees could have a material adverse effect on our results of operations and financial condition due to disruptions in leadership and continuity of our business relationships.

THERE CAN BE NO ASSURANCE THAT THOMAS H. LEE PARTNERS L.P., AS CONTROLLING SHAREHOLDER, WILL EXERCISE ITS CONTROL IN OUR BEST INTERESTS AS OPPOSED TO ITS OWN BEST INTERESTS.

    Because of its position as controlling shareholder of Vertis, Thomas H. Lee Partners L.P. is able to exercise control over decisions affecting us, including:

    - composition of our board of directors, and, through it, our direction and policies, including the appointment and removal of officers;

    - mergers or other business combinations and opportunities involving us;

    - further issuance of capital stock or other securities by us;

    - payment of dividends; and

    - approval of our business plans and general business development.

    There can be no assurance that Thomas H. Lee Partners L.P. will exercise its control in our best interests as opposed to its best interests as controlling shareholder.

THE OCCURRENCE OF EXTRAORDINARY EVENTS, SUCH AS THE TERRORIST ATTACKS ON THE WORLD TRADE CENTER AND THE PENTAGON AND THE ASSOCIATED ANTHRAX SCARE, MAY SUBSTANTIALLY DECREASE THE USE OF AND DEMAND FOR ADVERTISING, WHICH MAY DECREASE OUR REVENUES.

    On September 11, 2001, terrorists attacked the World Trade Center in New York City and the Pentagon outside of Washington, D.C. Following the terrorist attacks and the associated anthrax scare, the already weak advertising market worsened, resulting in lower advertising revenues for businesses nationwide. The occurrence of future terrorist attacks and anthrax incidents cannot be predicted, and their occurrence can be expected to further negatively affect the United States economy generally, and specifically the market for advertising and marketing services.

                                USE OF PROCEEDS


    This exchange offer is intended to satisfy certain obligations of Vertis under our registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes. We used the proceeds from the sale of the private notes to repay the term loans outstanding under our senior credit facility and debt outstanding under our senior subordinated credit facility. As of June 23, 2002, the day before this repayment, the average annual interest rate on the term loans was 6.77% and the interest rate on the senior subordinated credit facility was 13.50%.


    We have agreed to pay for the expenses of the exchange offer. In exchange for issuing the exchange notes as contemplated in this prospectus, we will receive private notes in the same principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the private notes, except as described below under the heading "The Exchange Offer--Terms of the Exchange Offer." The private notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be re-issued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

                                 CAPITALIZATION


    Our parent, Vertis Holdings, owns 100% of the capital stock of Vertis. The following table shows our cash and cash equivalents, debt and total capitalization as of June 30, 2002. You should read this table in conjunction with the information provided under the captions "Use of Proceeds" and "Selected Financial Data" and our consolidated financial statements and related notes, which are included elsewhere in this prospectus.



                                                               JUNE 30,
                                                                 2002
                                                              ----------
Cash and cash equivalents...................................       5,669
                                                              ----------
Debt (including current portion)(1)(2):
  Revolving credit facility.................................  $  202,959
  Term loan facilities......................................     359,217
  Senior subordinated credit facility.......................     327,573
  The Notes, net of discount................................     247,506
  Other notes and debt payable..............................       2,286
                                                              ----------
Total debt..................................................   1,139,541
Stockholder's deficit.......................................    (134,391)
                                                              ----------
Total capitalization........................................  $1,005,150
                                                              ==========


------------------------------


(1) Excludes off-balance sheet borrowings of $95.3 million under our accounts receivable securitization facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Off-Balance Sheet Arrangements."



(2) At June 30, 2002, Vertis had available borrowing capacity of $48.8 million under its revolving credit facility and $34.7 million under its accounts receivable securitization facility.

                            SELECTED FINANCIAL DATA


    The following table sets forth selected historical consolidated financial data for Vertis and its subsidiaries as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 and the six months ended June 30, 2002 and 2001.
The historical data for the five-year period ended December 31, 2001 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial and other data as of and for the six months ended June 30, 2002 and 2001 have been derived from our unaudited condensed consolidated financial statements also included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our financial position at such dates and results of operations for such periods. The results of operations for the six months ended June 30, 2002 are not necessarily indicative of the results for the full year.


    We sold our subsidiary, Columbine JDS Systems, Inc. ("Columbine"), in connection with the recapitalization of Vertis Holdings in 1999. This table presents the operating results of Columbine and its subsidiaries as discontinued operations in all applicable periods.

    You should read the following selected historical consolidated financial data in conjunction with the related historical consolidated financial statements and related notes included elsewhere in this prospectus.


                                                                                                        SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                                      JUNE 30,
                       -----------------------------------------------------------------------      -------------------------
                          2001          2000           1999            1998            1997            2002           2001
(IN THOUSANDS)         ----------    ----------     ----------      ----------      ----------      ----------     ----------
OPERATING DATA:
Net sales...........   $1,851,058    $1,986,422     $1,786,153      $1,666,947      $1,364,916      $  810,772     $  908,768
Operating income....       70,611(1)    123,281(2)     120,326(3)      127,990(4)       94,529(5)       61,039(6)      19,619(7)
Interest
  expense(8)........      120,159       129,747         64,788          46,751          38,842          55,359         63,121
(Loss) income before
  income taxes......      (76,435)      (32,113)(9)     55,206(10)      76,718          47,234          (8,818)       (57,471)
(Loss) income before
  extraordinary
  items.............      (54,863)      (25,212)        27,985          43,097          25,223          (5,197)       (58,494)
Loss from
  discontinued
  operations, net...                                    (5,803)(11)       (865)(11)    (57,889)(11)
Extraordinary losses
  from early
  extinguishment of
  debt, net.........                                   (19,732)                        (13,463)
Net (loss) income...      (54,863)      (25,212)         2,450          42,232         (46,129)         (5,197)       (58,494)

BALANCE SHEET DATA (AT PERIOD END):
Working
  capital(12).......   $  (34,898)   $  (27,294)    $   25,568      $  (12,376)     $  (16,608)     $    5,650     $  (23,572)
Net property, plant
  and equipment.....      495,106       523,076        471,551         454,004         384,850         465,076        515,705
Total assets........    1,341,582     1,455,048      1,446,171       1,313,160       1,054,268       1,278,532      1,361,277
Long-term debt
  (including current
  portion)..........    1,162,087     1,112,675      1,028,715         735,776         592,324       1,139,541      1,166,986
Accumulated
  deficit...........     (526,442)     (464,521)      (308,769)        (36,511)        (67,643)       (531,630)      (528,084)
Other stockholder's
  equity............      378,625       383,230        354,979         261,400         246,885         397,239        381,574
Common stockholder's
  (deficit)
  equity............     (147,817)      (81,291)        46,210         224,889         179,242        (134,391)      (146,510)

OTHER DATA:
Capital
  expenditures......   $   71,158    $  142,744(13) $  114,920      $  104,170      $   74,712      $   13,874     $   41,293
Cash flows provided
  by operating
  activities........      130,370        69,502        124,022         124,627         120,564          10,911         41,787
Cash flows used in
  investing
  activities........       67,559       135,502         40,534         225,352         316,601          13,498         40,042
Cash flows (used in)
  provided by
  financing
  activities........      (50,619)       58,268        (75,174)        104,317         197,144          (9,891)           364
EBITDA(14)..........      174,961       220,825        208,402         206,308         160,625         105,495         70,887
Dividends to
  parent............        7,054       114,340        264,574           6,855                              --          5,071
Ratio of earnings to
  fixed charges.....           -- (15)         -- (15)       1.66x        2.26x           1.89x             -- (15)         -- (15)

------------------------------

(1) Includes $42.2 million of restructuring and $3.0 million of restructuring-related costs.

(2) Includes $21.4 million of restructuring and asset impairment charges and $1.2 million of restructuring-related costs related to our consolidation.

(3) Includes $11.9 million of compensation charges related to Vertis Holdings' recapitalization and a $3.3 million restructuring charge related to the decision to close a plant in 2000.

(4) Includes $4.6 million of termination costs for executive positions eliminated.

(5) Includes non-recurring charges of $5.7 million related to acquisitions and $0.6 million related to a secondary stock offering.


(6) Includes $3.0 million of restructuring charges and $0.9 million of restructuring-related costs.



(7) Includes $21.9 million of restructuring charges and $1.8 million of restructuring-related costs.


(8) Interest expense excludes amortization of deferred financing fees.

(9) Includes a $4.2 million loss on the sale of a subsidiary and a $1.8 million gain on investment sales.

(10) Includes foreign exchange losses of $1.2 million related to termination of U.K.-based borrowings.

(11) Includes acquired technology writeoffs of $2.8 million, $0.2 million, and $58.2 million for the years ended December 31, 1999, 1998 and 1997, respectively. Results for the year ended December 31, 1999 also include $5.5 million of compensation related costs from the settlement of stock options and a foreign exchange loss of $0.2 million related to termination of U.K.-based borrowings.


(12) On March 19, 1996, we entered into an accounts receivable securitization agreement under which we may sell beneficial interests in a pool of eligible accounts receivable. The maximum amount of the outstanding certificates under this arrangement is $130.0 million and the amount outstanding at any measurement date varies based upon the level of eligible receivables. Working capital balances since 1996 reflect the effect of that program, as we record accounts receivable balances sold as a reduction of working capital and the proceeds serve to reduce long-term borrowings under our revolving credit facility. As of December 31, 2001, 2000 and 1999, we had sold interests of $130.0 million under this securitization, $117.6 million as of December 31, 1998, $101.1 million as of December 31, 1997. As of
    June 30, 2002 and 2001, we sold $95.3 million and $121.7 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Off-Balance Sheet Arrangements."


(13) Includes $36.2 million for new presses to accommodate the marketing needs of new Vertis Retail and Newspaper Services customers, $6.2 million for one-time implementation expenditures for software systems and $10.2 million of expenditures to buy out operating leases.

(14) EBITDA represents the sum of operating income, depreciation and amortization of intangibles. We present EBITDA here to provide additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements and because it is the measure by which we gauge the profitability of our segments. EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States. You should not consider it an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.


(15) Earnings were inadequate to cover fixed charges by $76.9 million, $33.7 million, $8.8 million and $57.6 million for the years ended
    December 31, 2001 and 2000 and the six months ended June 30, 2002 and 2001, respectively. Net income for the years ended December 31, 2001 and 2000, and the six months ended June 30, 2002 and 2001 includes $104.4 million, $97.5 million, $44.5 million, $51.3 million, respectively, of non-cash depreciation and amortization expense.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    We sold the private notes on June 24, 2002, to Deutsche Bank
Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Fleet Securities, Inc., as initial purchasers in a private offering pursuant to a purchase agreement. These initial purchasers subsequently sold the private notes to:

    - "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and to

    - persons in offshore transactions in reliance on Regulation S under the Securities Act.

    As a condition to the initial sale of the private notes, we and the initial purchasers entered into a registration rights agreement on June 24, 2002. Pursuant to the registration rights agreement, we agreed to:

    - file with the SEC a registration statement under the Securities Act with respect to the exchange notes no later than 120 days after June 24, 2002;

    - use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 180 days after June 24, 2002;

    - conduct the exchange offer after the registration statement is declared effective and keep the exchange offer open for no less than 30 days; and

    - consummate the exchange offer within 45 days following the date the registration statement is declared effective.

    We agreed to issue and exchange the exchange notes for all private notes properly surrendered and not withdrawn before the expiration of the exchange offer. The summary in this document of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. WE URGE YOU TO READ THE ENTIRE REGISTRATION RIGHTS AGREEMENT CAREFULLY. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

TERMS OF THE EXCHANGE OFFER

    Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Private notes may be surrendered only in integral multiples of $1,000. The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

    - the exchange notes will have a different CUSIP number from the private notes;

    - the exchange notes will be registered for the exchange offer under the Securities Act and, therefore, the exchange notes will not bear legends restricting the transfer of the exchange notes; and

    - holders of the exchange notes will not be entitled to any of the registration rights of holders of private notes under the registration rights agreement, which will terminate upon the consummation of the exchange offer.

    The exchange notes will evidence the same indebtedness as the private notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the private notes. As a result, both series of notes will be treated as a single class of debt securities under the indenture.


    As of the date of this prospectus, $250,000,000 in aggregate principal amount of the private notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). Solely for reasons of administration, we have fixed the close of business on September 11, 2002 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the private notes entitled to participate in this exchange offer.


    In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes, gives you any appraisal or dissenters' rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

    For all relevant purposes, we will be regarded as having accepted properly surrendered private notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of private notes for the purposes of receiving the exchange notes from us.

    If you surrender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of private notes. We will pay all charges and expenses, other than certain applicable taxes described under "--Fees and Expenses" below.

    By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under "--Representations on Tendering Private Notes" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The "expiration date" is 5:00 p.m., New York City time on October 11, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.


    In order to extend the exchange offer, we will:

    - notify the exchange agent of any extension by oral or written notice; and

    - issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We expressly reserve the right

    - to delay accepting any private notes;

    - to extend the exchange offer; or

    - if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

    Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business days period.

    We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will accrue interest on the same terms as the private notes, i.e., at the rate of 10 7/8% per year from June 24, 2002, the date we issued the private notes, payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2002.

RESALE OF THE EXCHANGE NOTES

    We believe that you will be allowed to resell the exchange notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the three representations set forth above under "Summary--Summary of the Exchange Offer--Procedures for Participating in the Exchange Offer." However, if you intend to participate in a distribution of the exchange notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an "affiliate" of Vertis as defined under Rule 405 of the Securities Act. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

    We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way as it has treated other exchange offers in the past. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

    A broker-dealer that has bought private notes for market-making or other trading activities has to deliver a prospectus in order to resell any exchange notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its exchange notes. We have agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for a period of up to180 days after the registration statement relating to this exchange offer is declared effective. See "Plan of Distribution" for more information regarding broker-dealers.

PROCEDURES FOR TENDERING

    If you wish to surrender private notes you must do the following:

    - properly complete, sign and date the letter of transmittal or facsimile thereof;

    - have the signatures on the letter of transmittal or facsimile thereof guaranteed if required by the letter of transmittal; and

    - mail or deliver the letter of transmittal, or facsimile thereof, together with your private notes and any other required documents to the exchange agent at the address appearing below under "--Exchange Agent" for receipt prior to 5:00 p.m., New York City time, on the expiration date.

    In addition, either:

    - certificates for such private notes must be received by the exchange agent along with the letter of transmittal;

    - a timely confirmation of a book-entry transfer of the private notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below under "--Book-Entry Transfer," must be received by the exchange agent prior to the expiration date; or

    - you must comply with the procedures described below under "--Guaranteed Delivery Procedures."

    In order for the tender to be effective, the exchange agent must receive the private notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

    THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT.

    As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, property insured. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. Do not send the letter of transmittal or any private notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee perform these transactions for you.

    If you do not withdraw your surrender of private notes prior to the expiration date, you will be regarded as agreeing to surrender the exchange notes in accordance with the terms and conditions in this exchange offer.

    If you are a beneficial owner of the private notes and your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your private notes, you should contact your intermediary promptly and instruct it to surrender the private notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

    By tendering, you will make the representations described below under "--Representations on Tendering Private Notes." In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

    Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

SIGNATURE ON LETTER OF TRANSMITTAL

    Signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders," as the case may be, must generally be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you surrender your private notes (i) as a registered holder and you have not completed the box titled "Special Delivery Instruction" on the letter of transmittal or (ii) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

    - a member firm of a registered national securities exchange or of the NASD;

    - a commercial bank or trust company having an office or correspondent in the United States; or

    - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

    If you sign the letter of transmittal even though you are not the registered holder of any private notes listed in the letter of transmittal, your private notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the private notes on behalf of the registered holder and must be signed by the registered holder as the registered holder's name appears on the private notes.

    In connection with any surrender of private notes in definitive certificated form, if you sign the letter of transmittal or any private notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

ACCEPTANCE OF TENDERED NOTES

    All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered private notes, will be determined by us in our sole discretion, which will be final and binding.

    We reserve the absolute right:

    - to reject any and all private notes not properly surrendered;

    - to reject any private notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

    - to waive any defects, irregularities or conditions of surrender as to particular private notes.

    Unless waived, you must cure any defects or irregularities in connection with surrenders of private notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of private notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Surrenders of private notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

    We do not currently intend to acquire any private notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

REPRESENTATIONS ON TENDERING PRIVATE NOTES

    By surrendering private notes pursuant to the exchange offer, you will be telling us that, among other things,

    - you have full power and authority to surrender, sell, assign and transfer the private notes tendered;

    - you are acquiring the exchange notes in the ordinary course of your business;

    - you are not an "affiliate", as defined in Rule 405 under the Securities Act, of Vertis;

    - you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

    - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the exchange notes, and you cannot rely on the position of the SEC staff in their no-action letters;

    - you understand that a secondary resale transaction described above and any resales of exchange notes obtained by you in exchange for private notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

    - we will acquire good, marketable and unencumbered title to the private notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the private notes are accepted by us.

    If you are a broker-dealer and you will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

RETURN OF PRIVATE NOTES

    If any surrendered private notes are not accepted for any reason described here or if private notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those private notes will be returned, at our cost, to (i) the person who surrendered them or (ii) in the case of private notes surrendered by book-entry transfer, the exchange agent's account at DTC. Any such private notes will be returned to the surrendering person or credited to an account maintained with DTC as promptly as practicable.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of facilitating the exchange offer within two business days after the date of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in DTC's systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at DTC, you have to transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under "--Exchange Agent" for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you wish to surrender your private notes and (i) your private notes are not readily available so you cannot meet the expiration date deadline or
(ii) you cannot deliver your private notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

    - the surrender is made through an eligible institution;

    - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

       - the name and address of the holder, the certificate number(s) of the private notes, if applicable, and the principal amount of private notes surrendered;

       - a statement that the surrender is being made thereby; and

       - a guarantee that, within five New York Stock Exchange ("NYSE") trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

    - the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered private notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five NYSE trading days after the expiration date.

    The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to surrender your private notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw your surrender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a surrender of private notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person having deposited the private notes to be withdrawn;

    - identify the private notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the private notes; and

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered.

    All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding upon all parties. Any private notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no exchange notes will be issued unless the private notes so withdrawn are validly re-tendered. Properly withdrawn private notes may be re-tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and we may terminate the exchange offer as provided in this prospectus before the private notes are accepted, if:

    - any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer;

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer; or

    - any governmental approval, which we deem necessary for the consummation of the exchange offer, has not been obtained.

    The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

    The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange.

TERMINATION OF CERTAIN RIGHTS

    All registration rights under the registration rights agreement benefiting the holders of the private notes will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement. In any case we are under a continuing obligation, for a period of up to 180 days after the registration statement is declared effective, to use our reasonable best efforts to keep the registration statement effective and to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for use in a resale.

EXCHANGE AGENT

    We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

                      BY MAIL, HAND OR OVERNIGHT COURIER:
                              The Bank of New York
                              Reorganization Unit
                           101 Barclay Street, 7 East
                            New York, New York 10286
                           Attention: William Buckley


                                 BY FACSIMILE:
                                 (212) 298-1915



                             CONFIRM BY TELEPHONE:
                                 (212) 815-5788


    The Bank of New York also serves as trustee under the indenture governing the notes.

FEES AND EXPENSES

    We will pay for the expenses of this exchange offer. The principal solicitation for tenders of private notes is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

    We have not retained a dealer-manager in connection with the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

    We will pay any transfer taxes applicable to the exchange of private notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

ACCOUNTING TREATMENT

    We will record the exchange notes at the same carrying value as the private notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the private notes over the remaining term of the notes.

CONSEQUENCE OF FAILURE TO EXCHANGE

    YOU DO NOT HAVE TO PARTICIPATE IN THE EXCHANGE OFFER. You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.

    Private notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3)(iii) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

    - so long as the private notes are eligible for resale under Rule 144A under the Securities Act, to a person, who the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

    - outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act;

    - pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available;

    - pursuant to an effective registration statement under the Securities Act;
      or

    - pursuant to another available exemption from the registration requirements of the Securities Act,

in each case in accordance with all other applicable securities laws.

    See "Risk Factors" for more information about the risks of not participating in the exchange offer.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    We are a leading provider of integrated advertising products and marketing services. We deliver a comprehensive range of solutions that simplify, improve and maximize the effectiveness of multiple phases of our customers' marketing campaigns from the inception of an advertising concept, through design, production, targeted distribution, and ultimately to providing advertising effectiveness measurement.

    We operate through four principal business segments. Vertis Retail and Newspaper Services, Vertis Direct Marketing Services and Vertis Advertising Technology Services provide advertising solutions to clients on a functional basis in the U.S., while Vertis Europe provides both production and direct marketing services to clients overseas, predominantly in the U.K.

    Following a recapitalization of Vertis Holdings, our parent company, in 1999 we undertook a restructuring program intended to facilitate sales growth while streamlining our operating structure and lowering operating costs.

MERGER AND RECAPITALIZATION

    On December 7, 1999, Vertis Holdings completed a merger and recapitalization (see Note 3 to our consolidated financial statements included elsewhere in this prospectus). The transactions associated with the merger and recapitalization included:

    - Vertis Holdings repurchasing most of its common stock held by the general public;

    - our repaying and terminating our existing senior credit facilities and senior subordinated notes;

    - our entering into $1.25 billion of new credit facilities and Vertis Holdings issuing $100.0 million of new mezzanine debt;

    - our selling the stock of Columbine, a subsidiary engaged in developing software to manage television and radio advertising; and

    - our paying a $202.7 million dividend to Vertis Holdings as part of financing the merger and recapitalization transactions.

    These and related transactions had a significant effect on our operating results and financing costs beginning in the fourth quarter of 1999. In connection with this recapitalization, we also recorded a charge of $11.9 million for compensation costs arising from settlement of employee stock options.

CORPORATE CONSOLIDATION

    In the first quarter of 2000, we began a multi-phase consolidation and restructuring plan intended to streamline operations, improve sales and reduce the cost of operating our business in order to better serve our customers while at the same time also improving our operating and financial performance. Our consolidation plan had three principal components:

    - eliminating our two-tier holding company structure and centralizing our domestic and European operations under one management team that has successfully managed our largest business segment since 1994, while integrating advertising and marketing production services;

    - reorganizing our sales force to correspond more directly to our clients' evolving needs for broad-based, integrated marketing solutions; and

    - consolidating back office operations and eliminating duplicative overhead.

    The chart below depicts our previous and our current operating structures:

                   PRIOR STRUCTURE                                   NEW STRUCTURE
-----------------------------------------------------  ------------------------------------------
                     Big Flower                                  Vertis Holdings, Inc.
                   Holdings, Inc.

                  Big Flower Press                                    Vertis, Inc.
                   Holdings, Inc.

                          Webcraft       LTC Group            - Retail and Newspaper Services
         TC              (including      (including           - Direct Marketing Services
     Advertising          European        European            - Advertising Technology Services
                        Operations)     Operations)           - Europe

    As illustrated, we have eliminated our two-tier holding company structure by combining the operations of our former operating units, Treasure Chest Advertising Company, Inc., Webcraft, Inc. and Laser Tech Color, Inc. In the process, we eliminated 22 separate subsidiaries. We now centrally manage all of our operations as a single company comprised of four business segments:
(i) Vertis Retail and Newspaper Services, (ii) Vertis Direct Marketing Services,
(iii) Vertis Advertising Technology Services and (iv) Vertis Europe. In conjunction with this consolidation, we named the following senior management team from our former TC Advertising unit to lead our operations: Donald E. Roland as Chief Executive Officer, Dean D. Durbin as Chief Financial Officer and Herbert W. Moloney III as Chief Operating Officer of Vertis North America. In addition, we named Adriaan Roosen as Managing Director of Vertis Europe, with responsibility for our European operations previously managed by Webcraft's and LTC Group's management teams.

    As part of this plan, we also consolidated our sales organization to create an integrated product offering and sales effort. We have established national and retail sales groups to target large accounts which can employ multiple service lines to augment sales units focused on selling the products and services of each business unit. We believe that this structure, which we call Vertis Integrated Selling, will maximize multi-solution sales opportunities while continuing to drive the sales of our products and services through our individual business units. Finally, this consolidation has allowed us to realize substantial cost savings through the elimination of duplicative positions as well as much of the corporate overhead previously incurred by our parent, Vertis Holdings.

    In order to further reduce duplicative overhead, on January 1, 2001, we transferred 13 management and support personnel employed at our parent, Vertis Holdings, to Chancery Lane Capital ("CLC") in exchange for a $14.0 million one-time payment by us to CLC. Concurrently, THL acquired an additional
$40 million in our equity from an affiliate of CLC in exchange for $40 million of Vertis Holdings' mezzanine debt.

    During 2001, we continued the restructuring program initiated in 2000. Certain production and sales administration facilities were combined in strategic areas resulting in the closure of 14 facilities, abandonment of assets in those locations and reduction in work force. Approximately 1,000 positions were eliminated in 2001 as a result of these closures. To date, we have eliminated approximately 1,200 positions and closed 18 facilities with an annual cost of approximately $79 million, including $8.1 million relating to the transfer of management and support personnel to CLC as described above.

    In connection with these actions, we recorded $22.6 million and $45.2 million of restructuring and asset impairment charges and restructuring-related charges in the years ended December 31, 2000 and 2001, respectively. We anticipate recording an additional restructuring expense in 2002 in order to complete the implementation of the consolidation and restructuring plan. The components of restructuring and asset impairment charges and restructuring-related charges to date are as follows:


                                                              SIX MONTHS         YEAR ENDED
                                                                ENDED           DECEMBER 31,
                                                            --------------   -------------------
                                                            JUNE 30, 2002      2001       2000      TOTAL
                                                            --------------   --------   --------   --------
                                                                             (IN MILLIONS)
Restructuring and asset impairment charges
  Cash....................................................       $2.9         $36.3      $17.7      $56.9
  Non-cash................................................        0.1           5.9        3.7        9.7
                                                                 ----         -----      -----      -----
Subtotal..................................................        3.0          42.2       21.4       66.6

Cash restructuring-related charges........................        0.9           3.0        1.2        5.1
                                                                 ----         -----      -----      -----

Total cash................................................        3.8          39.3       18.9       62.0
Total non-cash............................................        0.1           5.9        3.7        9.7
                                                                 ----         -----      -----      -----
Total.....................................................       $3.9         $45.2      $22.6      $71.7
                                                                 ====         =====      =====      =====


    The "restructuring-related" charges include costs to publicize the new corporate identity as a brand name, consulting fees, retention compensation and professional fees. While related to our consolidation and restructuring plan, these charges do not meet the definition of "exit costs" in accordance with accounting principles generally accepted in the United States and, therefore, are recorded in selling, general and administrative expenses.


    Restructuring costs incurred but not paid are $7.6 million at June 30, 2002. We expect to pay approximately $4.6 million of the accrued restructuring balance in 2002 and the remainder by 2007.


RESULTS OF CONTINUING OPERATIONS

    The following table presents major components from our consolidated statements of operations and consolidated statements of cash flows included elsewhere in this prospectus. As we sold Columbine at the time of the Vertis Holdings' recapitalization, we have classified the results of Columbine and its subsidiaries as discontinued operations.

                                           YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                                     -----------------------------------   --------------------------
                                        2001        2000         1999          2002          2001
                                     ----------   ---------   ----------   ------------   -----------
                                                        (PERCENTAGES OF NET SALES)
Net sales..........................     100.0%      100.0%       100.0%         100.0%        100.0%
                                     ---------    --------    ---------      ---------      --------
Costs of production................       77.3        76.8         76.1           75.3          78.7
Selling, general and administrative
  expenses.........................       10.9        11.0         11.4           11.3          11.1
Recapitalization related
  expenses.........................                                 0.7
Restructuring and asset impairment
  charges..........................        2.3         1.1          0.2            0.4           2.4
Depreciation.......................        4.9         4.1          4.0            5.5           4.8
Amortization of intangibles........        0.8         0.8          0.9             --           0.8
                                     ---------    --------    ---------      ---------      --------
Total operating costs..............       96.2        93.8         93.3           92.5          97.8
                                     ---------    --------    ---------      ---------      --------
Operating income...................       3.8%        6.2%         6.7%           7.5%          2.2%
                                     =========    ========    =========      =========      ========
Other data:
(in thousands)
Cash flows provided by operating
  activities.......................  $ 130,370    $ 69,502    $ 124,022      $  10,911      $ 41,787
Cash flows used in investing
  activities.......................     67,559     135,502       40,534         13,498        40,042
Cash flows (used in) provided by
  financing activities.............    (50,619)     58,268      (75,174)        (9,891)          364
EBITDA.............................    174,961     220,825      208,402        105,495        70,887
EBITDA as a percentage of net
  sales............................       9.5%       11.1%        11.7%          13.0%          7.8%


    "EBITDA" represents the sum of operating income, depreciation and amortization of intangibles. We present EBITDA here to provide additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements and because it is the measure by which we gauge the profitability of our segments. EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States. You should not consider it an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

GENERAL

    Several factors can affect the comparability of our results from one period to another. Primary among these factors are acquisitions, dispositions, the cost of paper, changes in business mix, the timing of restructuring charges and the realization of the associated benefits.

    The cost of paper is a principal factor in our pricing to certain customers in the Retail and Newspaper Services segment since a substantial portion of net sales includes the pass-through cost of paper. Therefore, the cost of paper significantly affects our net sales in that business segment, as does the proportion of paper provided by customers. We are generally able to pass on increases in the cost of paper to our customers, while decreases in paper costs generally result in lower prices to customers. For these reasons, when discussing results for the Retail and Newspaper Services segment, we analyze both net sales and "value-added revenue." We define "value-added revenue" as net sales less the cost of paper and ink. See also the discussion of paper costs in the subheadings below captioned "--OPERATING COSTS."

    Variances in expense category ratios, as percentages of net sales, may reflect business mix. As our business mix changes, the nature of products sold in a period can lead to offsetting increases and decreases in different expense categories.

    You should consider all of these factors in reviewing the discussion of our operating results.


THREE MONTHS ENDED JUNE 30, 2002 COMPARED TO THREE MONTHS ENDED JUNE 30, 2001
  AND SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001



CONSOLIDATED RESULTS



                                    THREE MONTHS ENDED                    SIX MONTHS ENDED
                                         JUNE 30,                             JUNE 30,
                                    -------------------      %           -------------------      %
                                      2002       2001      CHANGE          2002       2001      CHANGE
                                    --------   --------   --------       --------   --------   --------
                                      (IN THOUSANDS)                       (IN THOUSANDS)
Net sales.........................  $408,650   $451,071     -9.4%        $810,772   $908,768    -10.8%
EBITDA............................    58,543     39,226     49.2%         105,495     70,887     48.8%
Operating income..................    36,706     13,552    170.9%          61,039     19,619    211.1%
Net loss..........................    (1,650)   (56,840)                   (5,197)   (58,494)



NET SALES



    The decline in net sales for the three and six months ended June 30, 2002 is largely the result of the decline in the cost of paper, which amounted to $37.1 million, 87.5%, and $67.6 million, 69.0%, of the decline in net sales for the three and six months ended June 30, 2002, respectively. The overall average cost per ton of paper in the U.S. decreased an estimated 17.3% in the second quarter and through the first sixth months of 2002. After adjusting for the impact of the decline in the cost of paper, our Retail and Newspaper Services segment posted growth of $8.5 million and $5.8 million for the three and six months ended June 30, 2002, respectively. At our Direct Marketing Services segment, revenue was essentially flat compared to the comparable prior year periods. Our Advertising Technology Services segment, while posting relatively good performance in the retail portion of the business, continues to face difficult conditions in the advertising agency portion of the business, posting period-over-period declines in advertising agency net sales of $9.6 million and $17.1 million for the second quarter and first-half, respectively. At our Vertis Europe segment, net sales were flat in the second quarter, as $1.7 million in positive foreign exchange rate fluctuations offset a decline in net sales expressed in local currency. For the six months ended June 30, 2002, net sales were $8.0 million less than the comparable 2001 period, as a $2.5 million increase related to the change in exchange rates partially offset a decrease in net sales expressed in local currency. For further discussion of net sales, see "--RESULTS BY SEGMENT."



OPERATING COSTS (BEFORE DEPRECIATION AND AMORTIZATION)



    COSTS OF PRODUCTION



    Costs of production decreased $47.5 million, 13.5%, from $351.3 million in the second quarter 2001 to $303.8 million in the second quarter 2002. Through June 30, 2002, costs of production amounted to $610.2 million, a decline of $104.8 million, or 14.7%, versus the six months ended June 30, 2001. As a percentage of net sales, cost of production decreased 3.6 percentage points and
3.4 percentage points versus the second quarter and first six months of 2001, respectively. The cost of paper and ink consumed was $39.3 million and $79.9 million of the decline in costs of production in the three and six months ended June 30, 2002, respectively. The balance of the decline in costs of production was the result of strong cost management of variable and fixed costs and the ongoing efforts to improve operating efficiencies.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES



    Selling, general and administrative expenses decreased $4.2 million versus the second quarter of 2001 and $8.9 million versus the six months ended
June 30, 2001. The dollar decline reflects benefits realized from our restructuring programs and other cost control measures. Selling, general and administrative expenses were essentially flat as a percentage of net sales.



    RESTRUCTURING AND ASSET IMPAIRMENT CHARGES



    Results for the six months ended June 30, 2002 include $3.0 million of restructuring and asset impairment charges compared to $21.9 million for the first six months of 2001, all of which are related to the consolidation of operations throughout our business. Included in restructuring costs in 2001 is a $14.0 million payment made to Chancery Lane Capital (see "Recent Consolidation and Restructuring") and $3.2 million in losses on the disposition of assets at closed facilities.



EBITDA



    The $19.3 million, or 49.2%, increase in EBITDA in the second quarter reflects growth in our Retail and Newspaper Services segment ($10.6 million), Direct Marketing Services segment ($5.1 million), and our Vertis Europe segment ($0.9 million), all of which were partially offset by the decline in our Advertising Technology Services Segment ($4.1 million). In addition, corporate costs were less than the prior year's second quarter by $6.9 million due to the cost control initiatives and the positive impact of our restructuring efforts.



    For further discussion of EBITDA, see RESULTS BY SEGMENT.



DEPRECIATION AND AMORTIZATION



    On January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142. Under this standard, goodwill and intangible assets with indefinite useful lives are no longer amortized. Accordingly, we stopped amortizing our existing goodwill at that date. For further discussion, see NEW ACCOUNTING PRONOUNCEMENTS.



OTHER EXPENSES (INCOME)



    Other expenses and income included the following:



                                        THREE MONTHS ENDED                    SIX MONTHS ENDED
                                             JUNE 30,                             JUNE 30,
                                        -------------------      %           -------------------      %
                                          2002       2001      CHANGE          2002       2001      CHANGE
                                        --------   --------   --------       --------   --------   --------
                                          (IN THOUSANDS)                       (IN THOUSANDS)
Interest expense......................  $27,872    $31,111     -10.4%        $55,359    $63,121      -12.3%
Amortization of deferred financing
  costs...............................    2,638      4,604     -42.7%          5,283      9,208      -42.6%
Interest income.......................      (45)      (338)    -86.7%           (114)      (416)     -72.6%
Loss on sale of investment............                                                    2,020     -100.0%
Other, net............................    9,075      1,641     453.0%          9,329      3,157      195.5%
                                        -------    -------                   -------    -------
                                        $39,540    $37,018                   $69,857    $77,090
                                        =======    =======                   =======    =======



    INTEREST EXPENSE



    Interest expense in the second quarter of 2002 and in the first six months decreased from 2001 due to a decrease in interest rates driven by decreases in LIBOR and prime interest rates in 2002.

    AMORTIZATION OF DEFERRED FINANCING COSTS



    The decrease in amortization expense in the second quarter of 2002 and in the six months ended June 30, 2002 was primarily a result of the full amortization of extension fees related to our bridge financing, which were amortized over the six-month extension period from January 2001 to June 2001.



    LOSSES ON SALE OF INVESTMENTS



    Results for 2001 included a $2.0 million loss on the sale of a remaining portion of an equity investment.



    OTHER, NET



    Included in other, net is an $8.2 million write off of deferred financing fees in connection with our recent debt offering and related debt paydown in June 2002. In addition, other, net includes costs associated with our accounts receivable securitization facility and other miscellaneous expenses such as foreign exchange transaction losses.



    The costs of our accounts receivable securitization facility amounted to $0.6 million in the second quarter of 2002 and $1.4 million in the first six months of 2002, as compared to $1.6 million in the second quarter of 2001 and $3.7 million in the first six months of 2001. The amount of expense varies based on the level of receivables sold during each period as well as the fees on the sales, which are based on LIBOR rates.



    Both years also include income earned on investments that we account for as leveraged leases in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The amount of investment income totaled
$0.4 million in the second quarter of 2002 and $0.8 million in the six months ended June 30, 2002, as compared to $0.7 million in the second quarter of 2001 and $1.5 million in the six months ended June 30, 2001.



INCOME TAXES



    Our effective tax rate in the three months and six months ended June 30, 2002 was slightly higher than our statutory rate due to non-deductible expenses. The effective tax rate decrease from the same periods in the prior year was primarily a result of the change in accounting for goodwill.



RESULTS BY SEGMENT



RETAIL AND NEWSPAPER SERVICES



                                    THREE MONTHS ENDED                    SIX MONTHS ENDED
                                         JUNE 30,                             JUNE 30,
                                    -------------------      %           -------------------      %
                                      2002       2001      CHANGE          2002       2001      CHANGE
                                    --------   --------   --------       --------   --------   --------
                                      (IN THOUSANDS)                       (IN THOUSANDS)
Net sales.........................  $256,507   $285,137    -10.0%        $504,344   $566,057    -10.9%
EBITDA............................    44,830     34,261     30.8%          77,405     61,620     25.6%



    NET SALES



    Net sales at our Retail and Newspaper Services segment include the impact of the decline in the cost of paper which was $37.1 million for the three months ended June 30, 2002 and $67.6 million for the six months ended June 30, 2002. Eliminating the impact of the decline in the cost of paper, the Retail and Newspaper Services segment net sales increased $8.5 million, or 2.9% in the second quarter and $5.8 million, or 1.0% through the first six months of 2002. Illustrating the negative impact that paper had on net sales, value added revenue (defined as net sales less paper and ink) increased in both the three and six month periods ended June 30, 2002 by 5.2% and 3.8%, respectively. The increase in net sales and value added revenue reflects increased volume and the mix of business.



    EBITDA



    The increase in EBITDA of $10.6 million, 30.8%, in the second quarter and $15.8 million, 25.6%, in the six months ended June 30, 2002 reflects the positive impact of the volume increase and pricing gains mentioned above which provided $7.1 million of the improvement in the second quarter and $10.2 million of the improvement through June 30, 2002. The remainder of the period-over-period increase in EBITDA reflects lower operating costs and a decrease of $1.8 million in restructuring expense for both periods as compared to 2001.



DIRECT MARKETING SERVICES



                                      THREE MONTHS ENDED                    SIX MONTHS ENDED
                                           JUNE 30,                             JUNE 30,
                                      -------------------      %           -------------------      %
                                        2002       2001      CHANGE          2002       2001      CHANGE
                                      --------   --------   --------       --------   --------   --------
                                        (IN THOUSANDS)                       (IN THOUSANDS)
Net sales...........................  $73,143    $73,412      -0.4%        $152,168   $155,667     -2.2%
EBITDA..............................   10,711      5,648      89.6%          22,172     13,643     62.5%



    NET SALES



    The $3.5 million decline in net sales in the six-month period includes $2.5 million due to the decline in the cost of paper. Excluding the impact of the cost of paper, net sales decreased $1.0 million, or less than 1.0% during the six months ended June 30, 2002. Our Direct Marketing Services segment has seen double-digit growth in impressions (volume) which has been offset by a shift by our customers to less complex products with lower revenue per impression.



    EBITDA



    The increase in EBITDA for both the quarter and the six-month period reflects the impact of expense management that more than offset the modest decline in net sales. In addition, restructuring costs were $2.8 million less in the second quarter and $3.1 million less in the six months ended June 30, 2002.



ADVERTISING TECHNOLOGY SERVICES



                                      THREE MONTHS ENDED                    SIX MONTHS ENDED
                                           JUNE 30,                             JUNE 30,
                                      -------------------      %           -------------------      %
                                        2002       2001      CHANGE          2002       2001      CHANGE
                                      --------   --------   --------       --------   --------   --------
                                        (IN THOUSANDS)                       (IN THOUSANDS)
Net sales...........................  $50,082    $64,688      -22.6%       $101,064   $127,499    -20.7%
EBITDA..............................     (550)     3,538     -115.5%            692      5,923    -88.3%



    NET SALES



    Net sales in our Advertising Technology Services segment have been negatively impacted by the soft advertising environment, especially the advertising agency business. The restructuring actions taken in 2002 as well as those implemented in 2001 are designed to improve margins, normalize the revenue base, and position this segment for future growth.

    EBITDA



    The decline in EBITDA reflects the decline in net sales described above. The right-sizing initiatives and cost management activities, however, have offset the decline in net sales. Additionally, commensurate with the right-sizing initiatives, there was an increase in restructuring expense of $1.4 million in the second quarter and $0.8 million in the six-month period of 2002.



VERTIS EUROPE



                                        THREE MONTHS ENDED                    SIX MONTHS ENDED
                                             JUNE 30,                             JUNE 30,
                                        -------------------      %           -------------------      %
                                          2002       2001      CHANGE          2002       2001      CHANGE
                                        --------   --------   --------       --------   --------   --------
                                          (IN THOUSANDS)                       (IN THOUSANDS)
Net sales.............................  $34,394    $34,720      -0.9%        $64,461    $72,446     -11.0%
EBITDA................................    4,524      3,666      23.4%          6,467      8,182     -21.0%



    NET SALES



    Our Vertis Europe segment continues to experience pressure on net sales resulting from a weak demand for long-run direct mail products coupled with a fall off in our agency business similar to that experienced in the U.S. In addition, the decrease in net sales reflects the sale of Iceberg Marketing Limited, effective May 2001, which generated $0.3 million in net sales in the second quarter of 2001 and $1.5 million in the six-month period. The change in the exchange rate of the British pound to the U.S. dollar resulted in a $1.7 million increase in net sales in the second quarter and a $2.5 million increase in net sales in the first six months as compared to the comparable 2001 periods.



    EBITDA



    For the three and six months ended June 30, 2002, we have effectively managed costs to mitigate the impact of the pressure on the top line. However, restructuring expense decreased by $0.3 million in the second quarter but increased by $1.4 million for the six months ended June 30, 2002 as we sought to streamline certain portions of our European business. These restructuring and restructuring-related costs depressed second quarter EBITDA growth and were largely the reason for the decline.


YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

CONSOLIDATED RESULTS

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2001         2000      % CHANGE
                                             ----------   ----------   --------
                                                 (IN THOUSANDS)
Net sales..................................  $1,851,058   $1,986,422     (6.8)%
Costs of production........................   1,431,716    1,525,564     (6.2)%
Selling, general and administrative
  expenses.................................     202,156      218,625     (7.5)%
Restructuring and asset impairment
  charges..................................      42,225       21,408     97.2 %
EBITDA.....................................     174,961      220,825    (20.8)%
Operating income...........................      70,611      123,281    (42.7)%
Net loss...................................     (54,863)     (25,212)

    NET SALES

    The decline in net sales reflects the impact of the overall decline in industry-wide advertising spending in 2001.

OPERATING COSTS (BEFORE DEPRECIATION AND AMORTIZATION)

    COSTS OF PRODUCTION

    Costs of production decreased $93.8 million in 2001, while increasing as a percentage of net sales by 0.5%. The dollar decrease in costs of production reflects the decrease in net sales. The modest increase in costs of production as a percentage of net sales reflects higher variable overhead costs, including utilities and maintenance. Paper costs as a percentage of net sales remained relatively constant when comparing 2001 to 2000.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses decreased $16.5 million or 7.5%. Selling, general and administrative expenses as a percentage of net sales in 2001 were flat compared to 2000. The $16.5 million decline reflects the benefits realized from our restructuring programs and other cost control measures we took in an effort to mitigate the effects of the economic downturn. These savings were partially offset by $3.0 million of restructuring-related costs, representing 0.2% of net sales in 2001.

    RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

    Results for 2001 included $42.2 million of restructuring charges, all of which are related to the consolidation of our operations. Included in these costs is a $14.0 million payment made to CLC (see "--CORPORATE CONSOLIDATION"), $5.9 million in losses on the disposition of assets at closed facilities, $9.4 million in closed facility costs, $11.7 million in severance costs and $1.2 million of other charges.

EBITDA

    EBITDA declined by $45.9 million and, as a percentage of net sales, decreased by 1.6% in 2001 compared to 2000, due primarily to the restructuring and asset impairment charges, which exceeded the level of restructuring charges in 2000. The charges recorded in 2001 amounted to 2.3% of net sales while restructuring charges in 2000 amounted to 1.1% of net sales. Excluding the effects of restructuring and asset impairment changes, EBITDA decreased
$25.0 million or 10.3% from the year ended December 31, 2000 to the year ended December 31, 2001, and as a percentage of net sales, decreased to 11.7% from 12.2% for the year ended December 31, 2001. For further discussion of EBITDA, see "--RESULTS BY SEGMENT."

DEPRECIATION AND AMORTIZATION

    The increase in depreciation expense in 2001 from 2000, particularly in the Retail and Newspaper Services segment, was attributable to the $142.7 million of capital expenditures in 2000 and the full year of depreciation expense in 2001. This increase in depreciation expense, combined with the decrease in net sales, caused the increase in the ratio of depreciation expense to net sales.

OTHER EXPENSES (INCOME)

    Other expenses and income included the following:

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2001         2000      % CHANGE
                                             ----------   ----------   --------
                                                 (IN THOUSANDS)
Interest expense...........................   $120,159     $129,747       (7.4)%
Amortization of deferred financing costs...     13,193       21,062      (37.4)%
Interest income............................       (536)        (777)     (31.0)%
Loss on sale of subsidiary.................        243        4,207      (94.2)%
Loss (gain) on sale of investments and
  reduction in fair value of
  available-for-sale securities............      7,950       (1,758)    (552.2)%
Other, net.................................      6,037        2,913      107.2 %
                                              --------     --------
                                              $147,046     $155,394
                                              ========     ========

    INTEREST EXPENSE

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2001         2000
                                             ----------   ----------
Average Interest Rate......................       9.78%       11.58%

    Interest expense in 2001 decreased from 2000 due to a decrease in interest rates offset by an increase in debt. The higher debt levels related to an increase in the revolving credit facility balance to make payments on the term loans and to pay restructuring costs. Decreases in LIBOR and prime interest rates from December 2000 to December 2001 were 4.52 percentage points and
4.75 percentage points, respectively, which lowered our average interest rate.

    AMORTIZATION OF DEFERRED FINANCING COSTS

    The decrease in amortization expense in 2001 from 2000 was a result of the full amortization in 2000 of fees related to the bridge financing. These fees were amortized over the one year bridge financing period. The bridge financing converted to a term financing in December 2000.

    GAINS AND LOSSES ON SALES OF SUBSIDIARIES AND INVESTMENTS

    Results for 2001 included the following gains and losses on asset sales:

    - $0.2 million loss on the sale of a subsidiary in the Vertis Europe segment;

    - $2.0 million loss on the sale of a remaining portion of an equity investment; and

    - $5.9 million impairment loss recorded to reflect an other-than-temporary decline in the value of an investment.

    Results for 2000 included the following gains and losses on asset sales:

    - $4.2 million loss on the sale of a subsidiary in the Direct Marketing Services segment; and

    - $1.8 million gain on the sale of a portion of an investment in response to market conditions.

    OTHER, NET

    Other, net principally includes costs associated with our accounts receivable securitization facility, investment income and other miscellaneous expenses such as foreign exchange transaction losses.

    The costs of our accounts receivable securitization facility (see Note 6 to the consolidated financial statements included elsewhere in this prospectus) amounted to $6.0 million in 2001 and $8.3 million in 2000. The amount of expense varies based on the level of receivables sold during each period as well as the fees on the sales, which are based on LIBOR rates.

    Both years also include income earned on tax-advantaged investments that we account for as leveraged leases in accordance with SFAS No. 13, "Accounting for Leases." See Note 9 to the Consolidated Financial Statements included elsewhere in this prospectus. The amount of investment income, totaling $2.5 million in 2001 and $5.8 million in 2000, excludes interest costs incurred on borrowings used to finance the investments, which are recorded as interest expense.

INCOME TAXES

    Our tax benefit was less than the benefit calculated by the federal statutory rate due primarily to non-deductible expenses, a change in 2001 in the estimate of net operating losses that will be available for future use and amortization of goodwill.

RESULTS BY SEGMENT

RETAIL AND NEWSPAPER SERVICES

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2001         2000      % CHANGE
                                             ----------   ----------   --------
                                                 (IN THOUSANDS)
Net sales..................................  $1,166,851   $1,260,990     (7.5)%
EBITDA.....................................     144,013      168,786    (14.7)%

    NET SALES

    The net sales decline was due to a 9.9% decline in production volume, indicative of the soft advertising and retail environment. Partially offsetting the volume decline was the impact of the 2.9% overall U.S. paper price increase in 2001. Adjusting for the cost of paper and ink, "value-added" revenue decreased $31.1 million or 5.2% in 2001.

    VALUE-ADDED REVENUES

    The "value-added" revenue decrease reflects the decline in volume partially offset by an improvement in the mix of sales towards higher priced work.

    EBITDA

    The decrease in EBITDA primarily reflects the decline in value-added revenue. Also contributing to the decrease in EBITDA was an increase in variable costs per production unit of 6.7% due to the impact of higher gas costs, freight expenses and lower earnings from scrap sales. Excluding the effect of restructuring charges, EBITDA decreased $21.8 million or 12.7% over the year ended December 31, 2000, and as a percentage of net sales, decreased to 12.8% in 2001 from 13.6% for the year ended December 31, 2000.

DIRECT MARKETING SERVICES

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2001         2000      % CHANGE
                                             ----------   ----------   --------
                                                 (IN THOUSANDS)
Net sales..................................   $323,124     $327,475      (1.3)%
EBITDA.....................................     39,172       28,306      38.4 %

    NET SALES

    Within the Direct Marketing Services segment, an $11.7 million or 112.3% increase in net sales for the digital production services facility, reflecting the continued growth within this unit, substantially offset the decline in net sales at the direct marketing services facilities of $16.1 million. Revenue per impression decreased at the direct marketing services facilities, which includes the impact of changes in product mix. To combat the decline in revenue per impression, work was shifted among plants so production efficiencies could be leveraged.

    EBITDA

    EBITDA increased $10.9 million or 38.4%. This increase reflects the increase in sales volume at the digital production services facility, and the costs savings at the direct marketing services facilities, including the benefits derived by shifting production between direct marketing services facilities to maximize efficiency. The increase in EBITDA also reflects the benefit of restructuring actions which started in 2000. Excluding the effect of restructuring and assets impairment charges, EBITDA increased $10.8 million or 32.2%, and, as a percentage of net sales, increased to 13.7% in 2001 from 10.2% in 2000.

ADVERTISING TECHNOLOGY SERVICES

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2001         2000      % CHANGE
                                             ----------   ----------   --------
                                                 (IN THOUSANDS)
Net sales..................................   $244,200     $268,793       (9.1)%
EBITDA.....................................     (1,243)      27,041     (104.6)%

    NET SALES

    The Advertising Technology Services segment's net sales have been negatively impacted by softness in several key markets, especially advertising agencies, the fall off of the dot-com advertising industry and weak demand for web development services. Agency revenue decreased $23.5 million or 27% from 2000, partially offset by $5.7 million or 5.4% increase in net sales to the retail sector.

    EBITDA

    EBITDA decreased $28.3 million or 104.6% from the year ended December 31, 2000. This decrease was primarily due to the decline in net sales described above, including the resulting increase in costs as a percentage of net sales. Excluding the effect of restructuring charges, EBITDA decreased $21.4 million or 66.3%, and as a percentage of net sales, decreased to 4.5% from 12.0% for the year ended December 31, 2000.

VERTIS EUROPE

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2001         2000      % CHANGE
                                             ----------   ----------   --------
                                                 (IN THOUSANDS)
Net sales..................................   $141,372     $155,879      (9.3)%
EBITDA.....................................     17,010       17,454      (2.5)%

    NET SALES

    Contributing to the decline was the sale of Iceberg Marketing Limited, which generated $6.5 million in net sales in 2000. The decline in net sales was also the result of the unfavorable exchange rate from the British pound sterling to the United States dollar, the effect of which equates to approximately
$4.5 million or a 3.1% decrease. Excluding the effects of the sale of Iceberg Marketing Limited and exchange rate fluctuations, net sales expressed in local currency decreased by $3.5 million or 3.5% due to a decrease in demand in the direct marketing services business.

    EBITDA

    The decrease in exchange rates in 2001 contributed to the decline in EBITDA from 2000. Excluding the effects of exchange rate fluctuations, EBITDA in local currency increased by $0.2 million or 1.9% which was the result of an increased focus on higher margin, highly personalized products, increases in information services, less outsourced work and cost management.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

CONSOLIDATED RESULTS

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2000         1999      % CHANGE
                                             ----------   ----------   --------
                                                 (IN THOUSANDS)
Net sales..................................  $1,986,422   $1,786,153     11.2%
Costs of production........................   1,525,564    1,359,153     12.2%
Selling, general and administrative........     218,625      203,461      7.5%
Restructuring and asset impairment
  charges..................................      21,408        3,256    557.5%
EBITDA.....................................     220,825      208,402      6.0%
Operating income...........................     123,281      120,326      2.5%
Net (loss) income..........................     (25,212)       2,450

IMPACT OF ACQUISITIONS AND DISPOSITION

    Our continuing operations acquired three businesses in 1999 and sold one in February 2000. One acquisition was completed on the first business day of 1999 and is therefore included in both periods presented above. The other three transactions had an insignificant impact on our reported net sales, EBITDA and operating income.

    NET SALES

    Overall U.S. paper prices increased in 2000 by more than 6.0% from 1999 levels, causing a portion of our net sales increase in that year. For further discussion of net sales, see "--RESULTS BY SEGMENT."

OPERATING COSTS (BEFORE DEPRECIATION AND AMORTIZATION)

    COSTS OF PRODUCTION

    Costs of production increased $166.4 million or 0.7%, as a percentage of net sales in 2000. This reflects the effect of competition on the margins of all of our businesses, offset by continuing productivity gains in the Retail and Newspaper Services segment. Paper costs accounted for $639.2 million or 32.2% of net sales in 2000 compared to $553.2 million or 31.0% in 1999.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses decreased as a percentage of net sales by approximately 0.4% in 2000 compared to 1999 fueled by a fourth quarter decline representing 1.1% of quarterly net sales. These declines reflect the benefits realized from our restructuring programs and other cost control measures. These savings were partially offset by $1.2 million of restructuring-related costs, representing 0.1% of 2000 net sales.

    RECAPITALIZATION RELATED COSTS

    Results for the fourth quarter of 1999 included $11.9 million of compensation costs related to Vertis Holdings' merger and recapitalization. These costs, relating to the non-cash settlement of employee stock options, represented 0.7% of net sales in that year.

    RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

    Results for 2000 include $21.4 million of restructuring and asset impairment charges, all of which were related to the consolidation of operations throughout Vertis. These amounts include the allocation of restructuring costs from Vertis Holdings. Results for 1999 include a $3.3 million restructuring charge related to the decision to close a plant in the Direct Marketing Services segment in 2000.

EBITDA

    EBITDA increased by $12.4 million, but as a percentage of net sales decreased by 0.6% in 2000 compared to 1999, due primarily to the non-recurring charges, which exceeded the level of non-recurring charges in 1999. The charges recorded in 2000 amounted to 1.1% of net sales while the recapitalization-related and restructuring costs in 1999 amounted to 0.9% of net sales. Excluding the impact of restructuring and asset impairment charges and recapitalization-related costs, EBITDA increased by $18.7 million or 8.4%, but, as a percentage of net sales, decreased from 12.5% in 1999 to 12.2% in 2000. The underlying decrease in 2000 as a percentage of net sales reflects the impact of sales mix with somewhat lower margins within the Direct Marketing Services and Advertising Technology Services segments, offset by the savings related to the restructuring program.

    For further discussion of EBITDA, see "--RESULTS BY SEGMENT."

DEPRECIATION AND AMORTIZATION

    The increase in capital spending in 2000, particularly in the Retail and Newspaper Services segment (see "--Liquidity and Capital Resources") caused the increase in the ratio of depreciation expense to net sales. This increase was offset by a decline in the ratio of amortization expense to net sales caused by a decline in foreign exchange rates that lowered the expense recorded at Vertis Europe.

OTHER EXPENSES (INCOME)

    Other expenses and income included the following:

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2000         1999      % CHANGE
                                             ----------   ----------   --------
                                                 (IN THOUSANDS)
Interest expense...........................   $129,747     $64,788      100.3 %
Amortization of deferred financing costs...     21,062       3,851      446.9 %
Interest income............................       (777)       (883)     (12.0)%
Loss on sale of subsidiary.................      4,207
Gain on sale of investment.................     (1,758)
Other, net.................................      2,913      (2,636)     210.5 %
                                              --------     -------
                                              $155,394     $65,120
                                              ========     =======

    INTEREST EXPENSE

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2000         1999
                                             ----------   ----------
Average Interest Rate......................     11.58%         8.61%

    Interest expense in 2000 increased over 1999 due to higher debt levels and higher interest rates. The higher debt levels related primarily to:

    - dividends to Vertis Holdings in December 1999 to fund its merger and recapitalization transactions;

    - dividends to Vertis Holdings in the first quarter of 2000 to fund its redemption of convertible preferred securities; and

    - a higher level of capital expenditures in 2000 in response to business expansion opportunities.

    The incremental borrowings related to the items above were partially offset by capital contributions from Vertis Holdings following the sale of investments by another of its subsidiaries.

    The debt issued at the time of Vertis Holdings' recapitalization carried interest rates significantly higher than those on the debt previously in place. In addition, increases in LIBOR and prime interest rates in 2000 and the contractual increase in the rate of our bridge loan debt in mid-2000 further increased the average rate of interest we incurred.

    AMORTIZATION OF DEFERRED FINANCING COSTS

    The increase in amortization expense in 2000 over 1999 was a result of the recapitalization in late 1999 whereby we paid a significant level of fees to secure financing for the transactions. A large portion of these fees related to the bridge financing, which fees were amortized over the one year the bridge financing was outstanding before it converted to a senior subordinated credit facility in December 2000.

    GAINS AND LOSSES ON SALES OF SUBSIDIARIES AND INVESTMENTS

    Results for 2000 included the following gains and losses on asset sales:

    - $4.2 million loss on the sale of a subsidiary in the Direct Marketing Services segment; and

    - $1.8 million gain on the sale of a portion of an investment in response to market conditions.

    The sale of Columbine in the fourth quarter of 1999 yielded a pre-tax gain of $65.3 million ($62.5 million after tax). As we are under common control with the purchaser of Columbine, we did not include the gain in the operating results, but instead recorded it as a contribution of capital.

    OTHER, NET

    Other, net principally includes costs associated with our accounts receivable securitization facility, investment income and other miscellaneous expenses such as foreign exchange transaction losses.

    The costs of our accounts receivable securitization facility (see Note 6 to the consolidated financial statements included elsewhere in this prospectus) amounted to $8.3 million in 2000 and $5.8 million in 1999. The amount of expense varies based on the level of receivables sold during each period as well as the fees on the sales, which are based on LIBOR rates.

    Both years also include income earned on tax-advantaged investments that we account for as leveraged leases in accordance with SFAS No. 13, "Accounting for Leases." See Note 9 to the consolidated financial statements included elsewhere in this prospectus. The amount of investment income, totaling $5.8 million in 2000 and $10.7 million in 1999, excludes interest costs incurred on borrowings used to finance the investments, which are recorded as interest expense.

    Other expenses in 1999 also include $1.2 million of exchange losses related to the termination of U.K. borrowings in connection with the Vertis Holdings' recapitalization, as well as other, immaterial items in both years.

INCOME TAXES

    The effective rate of our tax provision in 1999 exceeded the federal statutory rate and the effective rate of our tax benefit in 2000 was lower than the federal statutory rate due primarily to state and local taxes, non-deductible expenses and amortization of certain goodwill.

DISCONTINUED OPERATIONS

    As part of the merger and recapitalization, we sold Columbine and its subsidiaries. Discontinued operations reflect the results of these businesses for the periods we owned them. The results from discontinued operations in 1999 reflect write-offs of acquired in-process technology costs related to a Columbine subsidiary as well as $5.7 million of compensation and other charges related to the sale.

EXTRAORDINARY ITEMS

    At the time of Vertis Holdings' recapitalization, we redeemed all of our outstanding senior subordinated notes and terminated our then-outstanding senior credit facility. In connection with these actions, in 1999 we incurred losses on the extinguishment of the debt totaling $19.7 million, net of the related tax benefit.

RESULTS BY SEGMENT

RETAIL AND NEWSPAPER SERVICES

                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                2000         1999      % CHANGE
                                             ----------   ----------   --------
                                                 (IN THOUSANDS)
Net sales..................................  $1,260,990   $1,104,666     14.2%
EBITDA.....................................     168,786      151,548     11.4%

    NET SALES

    Net sales increased due to higher production volume and higher paper prices. Overall U.S. paper prices increased in 2000 by more than 6.0% from 1999 levels, causing a portion of our sales increase in that year. Adjusting for the cost of paper and ink, "value-added" revenue increased 8.5% in 2000.

    VALUE ADDED REVENUES

    The "value-added" revenue increase reflects the steady growth in our insert customer categories of grocery, specialty and furniture stores, as well as newspaper television listings guides. In addition, this segment benefited from:

    - higher volume of production (measured in hours of press operation), much of which was in categories with "level-loaded" activity (to customers such as grocery stores) where the inserts are produced virtually every week of the year, serving to reduce the seasonality of the business;

    - higher demand for "versioning" services to customize inserts for delivery in different regions; and

    - increased sales of higher priced products such as heatset printing that generate higher margins.

    EBITDA

    EBITDA grew at a higher rate than the value-added revenue increase, which stemmed from:

    - more efficient press time utilization, whereby press capabilities are best matched to the requirements of a given print job, aided by the higher volume of production;

    - movement to a complete digital workflow (including upgrades such as computer-to-plate technology) which improved the efficiency of prepress and plating processes in many of the production facilities; and

    - expense control throughout the organization.

    Partially offsetting the benefits of these initiatives, the rate of EBITDA growth was curtailed by:

    - lower gross margins due to strategic pricing in light of heightened competition which offset the positive impact of increased volume; and

    - increased production costs, related to staffing of a new facility, maintenance and energy costs and incremental costs during the operational startup of new presses.

    NON-RECURRING ITEMS

    EBITDA in 2000 included $2.6 million of restructuring costs, primarily related to severance. These costs curtailed EBITDA growth by 1.5%.

DIRECT MARKETING SERVICES

                                              YEAR ENDED DECEMBER 31,
                                              -----------------------
                                                 2000         1999      % CHANGE
                                              ----------   ----------   --------
                                                  (IN THOUSANDS)
Net sales...................................   $327,475     $330,626      (1.0)%
EBITDA......................................     28,306       37,995     (25.5)%

    NET SALES

    Net sales in 2000 reflect the impact of the March 2000 closure of a commercial printing plant. Several of the presses from this plant were reconfigured so that they can be used to produce higher-margin direct mail products. Net of the sales generated by the reconfigured equipment in 2000, the closure caused a sales decrease of approximately $18.4 million compared to 1999. The underlying net sales improvements (excluding the effect of the closure) resulted largely from rapid growth in the digital-printing-based fulfillment business begun in mid-1999 and from strength in fragrance sampler sales, where sales increased more than 10% from the prior year level.

    EBITDA

    EBITDA in 2000 declined at a higher rate than the net sales decline as intensified competition and the resulting mix of business accepted had the effect of reducing margins on services performed in the core direct marketing business, particularly in the first half of the year. Further, the digital-printing-based fulfillment business generated lower margins than the core business.

    NON-RECURRING ITEMS

    EBITDA in 2000 included $2.4 million of restructuring charges, primarily related to severance, and an asset impairment charge of $2.8 million recognized in connection with our restructuring program. The EBITDA results in 1999 include a $3.3 million restructuring charge related to the decision to close the plant noted above. Excluding the effects of restructuring, EBITDA decreased
$9.9 million or 22.8% from the year ended December 31, 1999, and, as a percentage of net sales, decreased from 13.1% in 1999 to 10.2% in 2000.

ADVERTISING TECHNOLOGY SERVICES

                                              YEAR ENDED DECEMBER 31,
                                              -----------------------
                                                 2000         1999      % CHANGE
                                              ----------   ----------   --------
                                                  (IN THOUSANDS)
Net sales...................................   $268,793     $224,762      19.6%
EBITDA......................................     27,041       25,221       7.2%

    IMPACT OF ACQUISITIONS AND DISPOSITION

    Acquisitions and a disposition impacted changes in sales and EBITDA for this segment as we acquired J.J. Grace and imMedia in 1999 and sold IMPCO's strategic database systems business in 2000. Adjusted to include the acquisitions in all of 1999 and to exclude IMPCO's net sales from both periods, segment net sales increased approximately 17.0% in 2000 compared to the prior year period. EBITDA on the same basis of comparison decreased approximately 5.0% in 2000 although non-recurring charges reduced this comparable EBITDA growth by 14.9%.

    NET SALES

    The increases in net sales, as adjusted for the acquisition and disposition transactions, were due to the expansion of this segment's offerings to provide integrated solutions to customers and the growth of existing product lines. In particular, all Advertising Production Services product lines experienced increased demand that generated revenue growth, including packaging services (with 38.0% growth in 2000 over 1999), retail services (with 16.5% growth) and commercial premedia services (with 13.4% growth).

    EBITDA

    Despite the total sales gains, EBITDA as a percentage of net sales (with both net sales and EBITDA adjusted for the acquisitions and disposition noted above) declined as a result of:

    - $5.3 million of non-recurring charges related to the restructuring;

    - pricing pressures as more competitors entered the marketplace for our core premedia business; and

    - a changing sales mix beginning in late 1999 toward lower-margin product lines.

    NON-RECURRING ITEMS

    EBITDA in 2000 included $5.3 million of restructuring charges stemming from severance and the consolidation of operations. Excluding the effects of restructuring charges, EBITDA increased by $5.3 million or 19.4% from the year ended December 31, 1999, and, as a percentage of net sales, was 12% in both 2000 and 1999.

VERTIS EUROPE

                                              YEAR ENDED DECEMBER 31,
                                              -----------------------
                                                 2000         1999      % CHANGE
                                              ----------   ----------   --------
                                                  (IN THOUSANDS)
Net sales...................................   $155,879     $147,567       5.6 %
EBITDA......................................     17,454       20,689     (15.6)%

    IMPACT OF FOREIGN EXCHANGE FLUCTUATIONS

    Comparability of operating results in this segment was impacted by exchange rate fluctuations, as the decline in the value of the British pound sterling reduced reported amounts in 2000. Net sales in local currency increased approximately 13.0% over the prior year period and EBITDA in local currency declined by approximately 10.0%.

    NET SALES

    The increase in local currency net sales in 2000 reflects the rebounding of the premedia business from softness in 1999 through aggressive sales initiatives and new product development and from expanded product lines, particularly with respect to fulfillment business begun in mid-1999. Additionally, demand in the data-driven, highly-variable, sheet-fed, short-run market grew as a result of clients' increased sophistication in data analysis and manipulation. These improvements were partially offset by continued weakness in a majority of the direct mail operations resulting from overall spending declines, which also resulted in heightened competition and increased pricing pressure.

    EBITDA

    The positive effect of rebounding sales in the 2000 period was offset by the erosion of margins due to sales mix and price pressure driven by increased capacity in the direct mail market and the redirection of marketing spending to Internet activity. Additionally, direct marketing production needs led to outsourcing of production, lowering margins. Further, the fulfillment business, while providing positive EBITDA growth, generated lower margins than those of other segment product lines.

LIQUIDITY AND CAPITAL RESOURCES

SOURCES OF FUNDS

    We fund our operations, acquisitions and investments with internally generated funds, revolving credit facility borrowings, sales of accounts receivable, and issuances of stock and debt.


    We believe that the facilities in place, as well as our cash flows, will be sufficient to meet operational needs (including capital expenditures and restructuring costs) for the next twelve months. As of June 30, 2002, we had approximately $48.8 million available to borrow under our revolving credit facility. In addition, as of June 30, 2002, on a pro forma basis after giving effect to the offering of the notes, and the use of the proceeds therefrom, our senior credit facility would permit us and our subsidiaries to borrow up to an additional $48.8 million after the consummation of the offering of the notes.


    We also believe that the facilities in place, as well as our cash flows, will be sufficient to meet our operating requirements (including capital expenditures) for several years. There can be no assurance, however, that our operations will generate sufficient cash flows or that we will always be able to refinance our current debt or obtain additional financing to refinance debt we assume in acquisition transactions. In the event we are unable to obtain sufficient financing, we would pursue other sources of funding such as debt offerings by Vertis Holdings, equity offerings by us and/or Vertis Holdings or asset sales.

    Items that could impact liquidity are described below.

    CONTRACTUAL OBLIGATIONS

    The following table discloses aggregate information about our contractual obligations as of December 31, 2001 and the periods in which payments are due:

                                                        LESS THAN                            AFTER
CONTRACTUAL OBLIGATIONS                      TOTAL       1 YEAR     1-3 YEARS   4-5 YEARS   5 YEARS
-----------------------                    ----------   ---------   ---------   ---------   --------
                                                                (IN THOUSANDS)
Long-term debt...........................  $1,162,087    $37,063    $118,459    $276,571    $729,994
Operating leases.........................     103,886     22,385      35,561      22,701      23,239
                                           ----------    -------    --------    --------    --------
Total contractual cash obligations.......  $1,265,973    $59,448    $154,020    $299,272    $753,233
                                           ==========    =======    ========    ========    ========

    FOREIGN CURRENCY


    Fluctuation in foreign currency would affect approximately $102.7 million of the British pound sterling based debt as of June 30, 2002.


    OFF-BALANCE SHEET FACILITY

    In 1996, we entered into a six-year accounts receivable securitization facility (as amended, the "Existing A/R Facility") to sell, on a revolving basis, certain accounts receivable. A maximum of $130.0 million can be sold under the Existing A/R Facility and the amount outstanding at any time depends upon the level of the eligible receivables. The interest rate associated with the Existing A/R Facility is LIBOR plus 34 basis points. On April 1, 2002, a refinancing occurred, with the expiration date of the Existing A/R Facility extended to December 1, 2002. We are currently negotiating and expect to obtain a new accounts receivable facility to replace the Existing A/R Facility when it expires on December 1, 2002. The successful execution of the new facility, however, could have an interest rate cost structure higher than the existing facility. To the extent that there are not adequate receivables to support the off-balance sheet facility, funds would have to be borrowed under our revolving credit facility to fund the off-balance sheet structure.

    DEBT OFFERING


    In June 2002, we have issued $250.0 million of senior unsecured notes with a maturity date of June 15, 2009. After deducting the initial purchasers' discounts and transaction expenses, the net proceeds received by us from the sale of such notes was $240.0 million. We used such net proceeds to repay
$132.5 million of the term loans outstanding under our senior credit facility and $107.5 million of debt outstanding under our senior subordinated credits facility. The net proceeds applied to the term loans were paid as such that there would be substantially no principal repayment required until the third quarter of 2004.


WORKING CAPITAL


    Our current assets exceeded current liabilities by $5.7 million at June 30, 2002 and current liabilities exceeded current assets by $34.9 million at December 31, 2001. This represents an increase in working capital of $40.6 million for the six months ended June 30, 2002. The working capital amounts exclude accounts receivable sold under a securitization facility, the proceeds of which serve to reduce long-term borrowings under our revolving credit facility. Excluding the effect of the securitization (i.e., adding back receivables and reflecting the offsetting increase in long-term debt as if the securitization facility were not in place), working capital at June 30, 2002 and December 31, 2001 would have been $101.0 million and $95.1 million, respectively. The ratio of current assets to current liabilities as of June 30, 2002 was 1.03 to 1 compared to 0.88 to 1 as of December 31, 2001. Excluding the securitization effect, the ratio of current assets to current liabilities as of June 30, 2002 was 1.46 to 1 versus 1.32 to 1 as of December 31, 2001.


    The decrease in working capital was due mostly to an increase in the current portion of long-term debt and an increase in interest payable, offset by fluctuations in operating assets and liabilities.

SUMMARY OF CASH FLOWS

    CASH FLOWS FROM OPERATING ACTIVITIES


    Net cash provided by operating activities in the first half of 2002 decreased by $30.9 million from the first half of 2001. This is primarily a result of the timing of payments and collection of receivables offset by the improved results of operations and the decrease in restructuring charges in 2002.


    Net cash provided by operating activities in 2001 increased by $60.9 million from the 2000 level. This increase was a result of our emphasis on managing our assets and liabilities in response to economic conditions resulting in a decrease in receivable and inventory balances offset by a smaller decrease in the accounts payable balance.

    Net cash provided by operating activities in 2000 decreased by $54.5 million from the 1999 level. This decrease resulted from a lower level of "operating earnings" (which includes significantly higher interest expense) in 2000. A lower level of cash was used for operating assets and liabilities in 2000 compared to 1999, partially offsetting the decline.

    CASH FLOWS FROM INVESTING ACTIVITIES


    Net cash used for investing activities in the first half of 2002 declined from the 2001 level due to a $27.9 million decrease in capital expenditures. We currently expect to spend approximately $43.4 million in 2002 for capital additions and software development.


    Net cash used in investing activities in 2001 decreased from the 2000 level due to a $71.6 million decrease in capital expenditures. The higher capital expenditures in 2000 included $36.2 million for new presses installed in response to business opportunities with major customers in the Retail and Newspaper Services segment.

    Net cash used for investing activities in 2000 increased from the 1999 level due to the proceeds of the Columbine sale in 1999. This sale partially offset the amount of investment spending in 1999. Excluding this item from 1999, the net cash used in 2000 was lower than the 1999 amounts as we made no acquisitions or investments in 2000. The investment activities in 1999 included the acquisition of Colorgraphic Limited and investments in certain internet-related businesses that were sold at the time of the merger and recapitalization. These savings were partially offset by a higher level of capital expenditures.

    CASH FLOWS FROM FINANCING ACTIVITIES


    The amounts of cash provided by or used in financing activities in each period reflect the relative levels of acquisition activity, capital expenditures and investments in those years. In June 2002, we issued $250.0 million of senior unsecured notes which, after debt discount and fees, netted proceeds of $240.0 million. The proceeds of this issuance were used to repay existing debt and this transaction is reflected in cash flows from financing activities. There were no dividends to our parent, Vertis Holdings, in the first six months of 2002. From August 2001 to June 24, 2002, the entire 12% interest on Vertis Holdings' mezzanine debt was payable in kind. Previously, 10% of that interest was payable in cash. Effective June 25, 2002, the interest rate was changed to 13% payable in kind through December 31, 2005.


    Cash used in financing activities was $50.6 million in 2001 as opposed to cash provided by financing activities of $58.3 million in 2000. This change was due to the non-recurring $67 million in investment proceeds related to the sale of certain Internet investments contributed to us by Vertis Holdings in 2000 and a decrease in outstanding checks in 2001.

    The 1999 financing activity included funding for several acquisitions and also reflected the impact of the merger and recapitalization, including:

    - entering into $1.25 billion of new credit facilities;

    - retiring $600.0 million of outstanding senior subordinated notes and our senior credit facility;

    - paying a $202.7 million dividend to Vertis Holdings to provide funding for the merger and recapitalization; and

    - paying financing costs for the new debt.

    Financing outflows in 1999 reflected additional dividends to Vertis Holdings related to the initial redemption of some of its convertible preferred securities following the merger.

SEASONALITY AND OTHER FACTORS

    While our advertising insert business is generally seasonal in nature, the expansion of other product lines and the expansion of advertising insert business to year-round customers has reduced the overall seasonality of our revenues. Of our full year 2001 net sales, 24.7% were generated in the first quarter, 24.4% in the second, 24.1% in the third and 26.8% in the fourth. Profitability, however, continues to follow a more seasonal pattern due to the higher margins and efficiencies gained from running at full capacity during the year-end holiday production season. Based on our historical experience and projected operations, we expect our operating results in the near future to be strongest in the fourth quarter and softest in the first.

    We have approximately $210.0 million of federal net operating losses available to carry forward as of December 31, 2001. We expect that these carryforwards will be used to offset taxable income in future years, thereby lowering our cash tax obligations for several years. For further information on these net operating losses, see Note 12 to the consolidated financial statements included elsewhere in this prospectus.

NEW ACCOUNTING PRONOUNCEMENTS


    On January 1, 2002, we adopted SFAS No. 142 ("SFAS 142"), "Goodwill and Other Intangibles." Under this statement, goodwill and intangible assets with indefinite lives are no longer amortized. Under the transitional provisions of SFAS No. 142, our goodwill was tested for impairment as of January 1, 2002. Each of our reporting units was tested for impairment by comparing the fair value of the reporting unit with the carrying value of that unit. We have completed the first step of our initial impairment testing. The second step of the impairment testing which involves quantification of the amount, will be completed in the third quarter of 2002. The initial impairment loss will be recorded as a cumulative effect of accounting change in our financial statements.



    In accordance with SFAS 142, we stopped amortizing our existing goodwill at this date. A reconciliation of reported net income to net income adjusted to reflect the impact of the discontinuance of the amortization of goodwill for the three months and six months ended June 30, 2002 and 2001 is as follows:



                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                              JUNE 30,              JUNE 30,
                                         -------------------   -------------------
                                           2002       2001       2002       2001
(UNAUDITED)                              --------   --------   --------   --------
                                                      (IN THOUSANDS)
Reported net loss......................  $(1,650)   $(56,840)  $(5,197)   $(58,494)
Add: Goodwill amortization.............                3,304                 6,629
                                         -------    --------   -------    --------
Adjusted net loss......................  $(1,650)   $(53,536)  $(5,197)   $(51,865)
                                         =======    ========   =======    ========


    In August 2001, the Financial Accounting Standards Board issued SFAS
No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires the use of a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations, by requiring those long-lived assets to be measured at the lower of carrying amount or fair value less cost to sell. The impairment recognition and measurement provisions of SFAS No. 121 were retained for all long-lived assets to be held and used with the exception of goodwill. We adopted this standard on January 1, 2002 and there was no material impact on our financial statements.


    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". Among other things, this statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt" which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", will now be used to classify those gains and losses. We have adopted the provisions of this statement related to the rescission of FASB Statement No. 4.


    In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of this statement is required at the beginning of fiscal year 2003. We have not yet completed our evaluation of the impact of adopting this statement.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

QUALITATIVE INFORMATION

    Our primary exposure to market risks relate to interest rate fluctuations on variable rate debt. Generally, our exposure to foreign currency exchange rate fluctuations is immaterial as foreign operations are a small proportion of the total company and foreign currency borrowings act as a natural hedge against fluctuations in net asset values.

    The objective of our risk management program is to seek a reduction in the potential negative earnings effects from changes in interest and foreign exchange rates. To meet this objective, consistent with past practices, we intend to vary the proportions of fixed-rate and variable-rate debt based on our perception of interest rate trends and the marketplace for various debt instruments. Except for those used to meet hedging requirements in our credit facility, we generally do not use derivative financial instruments in our risk management program. This practice may change in the future as market conditions change. We do not use any derivatives for trading purposes.

QUANTITATIVE INFORMATION


    At June 30, 2002, 49.8% of our long term debt held a variable interest rate (including off-balance sheet debt related to the accounts receivable securitization facility, the fees on which are variable).



    If interest rates increased 10.0%, the expected effect related to variable-rate debt would be to increase the net loss for the twelve months ended June 30, 2002 by approximately $3.1 million.



    For the purposes of sensitivity analysis, we assumed the same percentage change for all variable-rate debt and held all factors constant. The sensitivity analysis is limited in that it is based on balances outstanding at June 30, 2002 and does not provide for changes in borrowings that may occur in the future.


OFF-BALANCE SHEET ARRANGEMENTS

    In 1996, we entered into the Existing A/R Facility to sell $130.0 million of interests in certain of our accounts receivable. The Existing A/R Facility was to expire on April 1, 2002. We have obtained an amendment to extend the Existing A/R Facility until December 1, 2002. We are currently negotiating and expect to obtain a new accounts receivable facility to replace the Existing A/R Facility when it expires on December 1, 2002. We expect the new facility will allow us to sell up to approximately $150.0 million of interests in our receivables and to contain terms and rates consistent with prevailing market rates at that time. The new facility, however, could have an interest rate structure higher than the existing facility. See "--Liquidity and Capital Resources--Source of Funds--Off-Balance Sheet Facility."

    We have no other material off-balance sheet arrangements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

    Our significant accounting policies are more fully described in Note 4 to our consolidated financial statements included elsewhere in this prospectus. Certain accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We base our estimates and judgments on historical experience, terms of existing contracts, observance of trends in the industry, information provided by customers and outside sources and various other assumptions that we believe to be reasonable under the circumstances. Significant accounting policies which we believe involve the application of significant judgment and discretion by management include:

LONG-LIVED ASSETS


    Property, plant and equipment, with a net book value of $465.1 million at June 30, 2002, are stated at cost. Depreciation and amortization are computed using the straight-line method over the assets' estimated useful lives or, when applicable, the terms of the leases, if shorter.


    Software development costs are expensed until technological feasibility is determined, after which costs are capitalized until the product is ready for general release and sale. These costs are amortized over three to seven-year lives beginning at the respective release dates on a straight-line basis.

    Certain direct development costs associated with internal-use software are capitalized, including payroll costs for employees devoting time to the software projects and external costs of material and services by third-party providers. These costs are included in software development and are being amortized beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

    Intangible assets other than goodwill are amortized over the terms of the related agreements. Deferred financing costs are amortized over the terms of the related financing instruments on a straight-line basis.

    On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Under this standard, goodwill and other intangibles with indefinite useful lives are no longer amortized. Accordingly, we stopped amortizing our existing goodwill. We are required to assess goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred.


    Under the transitional provisions of SFAS 142, our goodwill was tested for impairment as of January 1, 2002. Each of our reporting units was tested for impairment by comparing the fair value of the reporting unit with the carrying value of that unit. We have completed the first step of our initial impairment testing. The second step of the impairment testing which involves quantification of the amount, will be completed in the third quarter of 2002. The initial impairment loss will be recorded as a cumulative effect of accounting change in our financial statements.


INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards.

    The provision for federal income taxes recorded by us represents the amount calculated on a separate return basis in accordance with a tax-sharing arrangement with Vertis Holdings. State and foreign income taxes represent actual amounts we owe or have paid.

                                    BUSINESS

THE COMPANY


    We are a leading provider of integrated advertising products and marketing services. We deliver a comprehensive range of solutions that simplify, improve, and maximize the effectiveness of multiple phases of our customers' marketing campaigns, from the inception of an advertising concept, through design, production, targeted distribution, and ultimately the measurement of advertising effectiveness. We believe that our ability to produce cost-effective and measurable results in a relatively short time-frame is critically important to our clients. Our clients include more than 3,000 grocery stores, drug stores and other retail chains, general merchandise producers and manufacturers, newspapers, and advertising agencies, including Ahold, Kroger, Walgreens, The Tribune Company, Merck-Medco, Ultimate Electronics and GSD&M. For the twelve months ended June 30, 2002, we generated net sales of approximately
$1.8 billion and EBITDA (as defined above) of $209.6 million. See "Summary-- Summary Historical Financial and Other Data."


    We offer the following extensive list of solutions across a broad spectrum of media designed to enable our clients to reach target customers with the most effective message. Customers may employ these services individually or on a combined basis to create an integrated end-to-end marketing solution.


VERTIS RETAIL AND NEWSPAPER SERVICES           VERTIS DIRECT MARKETING SERVICES
 - Targetable advertising insert programs for  - Highly customized one-to-one marketing
  retailers and manufacturers                    programs
 - Newspaper products (TV magazines, Sunday    - Automated digital fulfillment services
  magazines, color comics and special          - Direct mail production with varying levels
  supplements)                                 of personalization
 - Consumer research                           - Data design, collection and management to
 - Creative services for advertising insert       identify target audiences
   page layout and design                      - Mailing management services
 - Digital advertising workflow design and     - Effectiveness measurement
  transmission
 - Freight and logistics management

VERTIS ADVERTISING TECHNOLOGY SERVICES         VERTIS EUROPE
 - Digital content management                  - Advertising production services for
 - Graphic design and animation                European customers
 - Digital photography, compositing and        - Direct marketing services for European
  retouching                                     customers
 - In-store displays, billboards and building  - Response management, warehousing and
   wraps                                          fulfillment services
 - Consulting services                         - Data cleansing
 - Newspaper advertising development
 - Media planning and placement and software
   solutions
 - Response management and fulfillment
   services
 - Call center and telemarketing services

    We believe that the breadth of our client base limits our reliance on any individual customer. Our top ten customers in 2001 accounted for 29.2% of our sales, and no customer accounted for more than 5.2% of our sales. The average length of our relationships with our ten largest customers is over 17 years.

INDUSTRY OVERVIEW

    In 2001, the advertising industry experienced the first year-over-year decline in advertising spending since World War II. The decline was most dramatic in the United States, as the effects of the recession, a dramatic decline in dot-com spending, the September 11 terrorist attacks and the associated anthrax scare, combined to cause advertising spending to decline 4.1% to $234 billion, according to Universal McCann. Worldwide advertising expenditures declined 1.7% in 2001 to $456 billion.

    According to Universal McCann, overall advertising spending in the United States is forecast to grow approximately 2.4% in 2002. Although there can be no assurance that the 2001 trend will be reversed, we would expect our operating results to be favorably impacted by a turnaround in advertising spending or an overall improvement in the economic environment.

    With respect to our target market, from 1985 to 2000, advertising insert spending grew at a compound annual rate of approximately 6.6%, direct mail (excluding catalogs) at approximately 7.4% and overall advertising spending at approximately 6.5% in the United States. We believe that our addressable market, which includes advertising inserts, direct marketing and advertising technology services, generates annual revenue of approximately $62 billion, or approximately one-quarter of all advertising expenditures made in the United States. This amount is comprised of the following components:

    ADVERTISING INSERTS. We believe that approximately $16 billion per year is spent on advertising inserts, with approximately 40% of this amount spent on the production of the insert and the balance on distribution of the product. Insert advertising is extremely effective, as industry research suggests that more than 74% of Sunday newspaper readers read advertising inserts in their Sunday paper, and between 49% and 54% of adult readers use insert advertising for making their purchasing decisions in key retail categories, such as electronics and household goods.

    According to NAA Market and Business Analysis, advertisers expended more of their 2001 media dollars on insert advertising than on run-of-press advertising. In addition, according to NAA/Adweek, advertising insert expenditures also exceeds the total network advertising revenues for NBC, ABC, CBS and FOX
($16 billion in insert advertising versus $15.3 billion in combined network advertising revenues).

    DIRECT MARKETING. We believe that approximately $34 billion per year is spent on direct mail excluding catalogs, with approximately 40% of this amount spent on production and the remainder on ancillary services including creative, data analysis and manipulation, and agency services. Direct mail advertising is also extremely effective with over 77% of consumers reading this medium and 34% responding to direct mail advertising. This medium is also cost effective. For every $0.08 spent on direct mail, marketers realize $1.00 in direct mail-driven sales, according to the Direct Marketing Association.

    ADVERTISING TECHNOLOGY SERVICES. We believe that the market for advertising technology services exceeds $12 billion annually, which includes premedia services, such as graphic design, animation, digital photography and retouching, as well as new emerging distribution technologies such as CD-ROM and the Internet that use digitized images.

    We believe that marketers use and will continue to use dedicated third party providers such as Vertis in order to reduce cost and cycle time to market, improve efficiency and focus on core competencies. In addition, we believe that marketers seek integrated providers that can deliver a full range of advertising and marketing solutions that are end-to-end in scope and access consumers across multiple geographies.

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COMPETITIVE STRENGTHS

    Our many competitive strengths have contributed to our strong historical operating performance and should enable us to capitalize on future opportunities. These strengths include:


    MARKET LEADERSHIP. Vertis Retail and Newspaper Services (representing 63.1% of our net sales for the twelve months ended June 30, 2002) is one of the leading U.S. providers of inserts, producing more than 28.6 billion advertising inserts in 2001. We are the single largest producer of newspaper TV listing guides, producing approximately 900 million in 2001, and Sunday comics, producing approximately 1.7 billion in 2001. We also provide 75 of the top 100 Sunday newspapers in the United States with circulation-building newspaper products and services through production of comics, TV listing guides, Sunday supplements and special sections. In addition, we believe that Vertis Direct Marketing Services (representing 18.2% of our net sales for the twelve months ended June 30, 2002) is one of the largest producers of highly customized direct mail and specialty advertising products in the United States. While the majority of sales are made directly to clients, Vertis Direct Marketing Services also sells its products and services through advertising agencies and brokers. Principal customer groups include consumer goods manufacturers, financial institutions, not-for-profit organizations and government agencies.


    DEPTH OF PRODUCTS AND SERVICES. We offer a wide array of analytical tools and alternatives within each product line which are designed to enable our customers to target and reach consumers in a precise and effective manner. For example, our customers can use our advertising insert program to target a regional or national audience and further target that audience based on various geographics or demographics. Likewise, our direct marketing products range from a simple personalized marketing message differentiated only by the name and address of the recipient to a 100% variable, highly personalized message in which the marketing message of a product offered can be highly customized based on particular characteristics of the proposed recipient. Consistent with these capabilities, and given our graphic design, 2-D & 3-D illustration and other technical capabilities, we can help customers create state-of-the-art advertising and marketing campaigns.

    END-TO-END PROVIDER OF INTEGRATED ADVERTISING AND MARKETING SOLUTIONS. Our end-to-end solutions help our customers achieve their advertising goals in a simple and cost-effective manner. We seek to provide clients with a full range of advertising and marketing solutions on an integrated basis. From one point of entry into the Vertis organization, customers can receive access to fully integrated advertising products and services rather than using multiple vendors with fragmented capabilities. Working with customers from the inception of an advertising concept through design and production, we are also able to provide targeted distribution of the advertising message, response management and fulfillment, and the tools to deliver advertising effectiveness measurement. In addition, we have realigned our sales force to correspond more directly to our clients' evolving needs for broad-based, integrated marketing solutions.

    ESTABLISHED RELATIONSHIPS WITH DIVERSE CLIENT BASE. We have successfully leveraged the superior quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve a diverse client base of more than 3,000 grocery stores, drug stores and other retail chains, general merchandise producers and manufacturers, newspapers and advertising agencies. We believe that the breadth of our client base limits our reliance on any individual customer. Our top ten customers in 2001 accounted for 29.2% of our net sales, and no customer accounted for more than 5.2% of our net sales. In addition, we have established long-term relationships with many of our customers, which have provided us with a significant source of recurring revenues and earnings. As of December 31, 2001, the average length of our relationship with our top ten customers was more than 17 years.

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    BROAD GEOGRAPHIC PRESENCE WITH SIGNIFICANT SCALE.  As large corporations increasingly seek to outsource non-core functions and reduce the number of vendors with whom they do business, we believe the ability of service providers to offer national and international coverage is of growing importance. We operate on an international scale with approximately 8,900 employees located at 59 production facilities and 59 sales offices in North America, and six production facilities and six sales offices in Europe. Our reach and scale provide us with an advantage in seeking to effectively serve our multinational clients and negotiate with multinational vendors to maintain a highly competitive cost structure. At the same time, our geographic reach enables us to produce and distribute marketing materials on a regional basis, reducing the cost and improving the turn-around time and targeted demographic focus required to reach consumers.

    EFFICIENT OPERATING COST INFRASTRUCTURE. In 2000, we began implementing a reorganization plan focused on enhancing our global sales strategy and streamlining our operations by eliminating duplicative overhead. To date, we have eliminated approximately 1,200 positions and closed 18 facilities with an annual cost of approximately $79 million. As part of this process, we incurred approximately $22.6 million and $45.2 million in restructuring and restructuring-related costs during the years ended December 31, 2000 and 2001, respectively. Having substantially completed our reorganization, we believe that we are now positioned to further enhance our profitability and cash flow by leveraging our low-cost operating structure. In addition, we believe that we are one of the largest consumers of paper and ink and benefit from our ability to generally pass on changes in the cost of paper to our customers, reducing volatility in our operating results. We also believe that we are able to quickly and effectively adapt our capital expenditures depending on the prevailing economic environment and anticipated customer demand.

    TECHNOLOGICAL EXPERTISE. We have invested in advanced advertising and marketing technologies that increase our efficiency and enable our clients to respond to time-sensitive market opportunities. For example, we worked closely with Merck-Medco, a leading provider of pharmacy benefits management for over 1,000 companies and 62 million customers, to transform their traditional member fulfillment program to a totally automated platform that produces and mails individually customized WELCOME PACKAGES within 24 to 48 hours of data receipt, with 100% accuracy. Using our TOTAL DIGITAL WORKFLOW, more than 2,500 unique templates are managed, updated, approved and stored online, and produced on demand as data is received. This automated solution has eliminated waste by 50%, improved customer satisfaction through accuracy, and decreased program cycle time by four weeks.

    STRONG, PROVEN MANAGEMENT WITH SIGNIFICANT EQUITY INTEREST. We have an experienced senior management team with more than 100 years of industry expertise, 40 years of service with the Company and a successful track record of delivering organic growth and integrating acquisitions. The management team is headed by Mr. Donald E. Roland, who has been the President and Chief Executive Officer of Vertis since June 1, 2000 and Chairman since April 2001. Mr. Roland was appointed the President in October 1994 and in June 1995 was appointed Chief Executive Officer of TC Advertising. Mr. Roland has worked closely with
Mr. Dean D. Durbin, our Chief Financial Officer since 1997, and Mr. Herbert W. Moloney III, our Chief Operating Officer of Vertis North America since 1994. We have successfully operated as a leveraged entity since being acquired in 1993 and have successfully integrated 29 acquisitions in that time. Our management team owns approximately 8.5% of the fully diluted equity of our parent, Vertis Holdings.

    STRONG EQUITY SPONSORSHIP. In December 1999, we completed a recapitalization led by THL and ECP. THL is one of the oldest and most successful private equity firms in the United States. Since its founding in 1974, THL has invested approximately $6 billion of capital in more than 90 businesses. THL currently manages five private equity funds, with aggregate capital commitments of approximately $12 billion. The most recent equity fund (Fund V) has total capital commitments of $6.1 billion. ECP, founded in 1995, has invested in 11 businesses with an aggregate transaction value of $6.2 billion. THL,

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ECP and other co-investors invested approximately $500 million in us in 1999 when they acquired our parent company. In 2001, THL purchased an additional $40 million of common equity of our parent entity when they exchanged certain debt securities of our parent entity for common stock. Four investment professionals from THL and two founding partners from ECP currently sit on the board of Vertis.

BUSINESS STRATEGY

    Our strategic objective is to grow net sales, operating margins and cash flow by becoming the most effective force in the advertising industry for bringing together sellers and buyers. Key elements of this strategy include:

    FURTHER EXPANDING EXISTING CUSTOMER RELATIONSHIPS AND BROADENING CUSTOMER BASE. We continually seek to expand our existing client relationships and broaden our customer base. Toward that end, we have substantially completed the consolidation of our various business units and related realignment of our sales force to create a more responsive, customer-oriented organization. Specifically, we created national and retail sales groups, responsible for targeting large retail and other national accounts which can employ multiple service lines to augment sales units focused on selling the products and services of each business unit. This realignment allows us to manage and coordinate sales initiatives and incentives across the organization. We believe that this structure, which we call Vertis Integrated Selling, will maximize multi-solution sales opportunities while continuing to drive the sales of our products and services through our individual business units. For example, when Kroger sought to consolidate its nationwide advertising insert program, our national and retail sales group explored Kroger's needs more throughly and discovered an opportunity to improve the efficiency of Kroger's program through premedia services offered by Vertis Advertising Technology Services. In particular, we developed a digital workflow plan that brings together a range of capabilities. By leveraging our board service offerings, we increased our revenues while at the same time helping Kroger reduce its cycle time and total operating costs. Our customers that use multiple solutions, like Kroger, represented more than 43% of our year 2001 net sales, which is an increase of 51% since 1998.

    CONTINUING TO ENHANCE OUR HIGHLY TARGETED ADVERTISING AND MARKETING SOLUTIONS. We believe that we offer advertisers the most targeted advertising solutions available. Our solutions combine sophisticated database technologies with flexible, strategically located production capabilities. In addition, our solutions enable our customers to deliver personalized messages to key consumers via direct mail, the Internet, self-mailers and other specialty products and to produce them in an area in close proximity to the recipients. Likewise, our media planning and placement services enable our customers to customize their advertising to match the demographic and other targeting characteristics of their audiences. This allows our customers to target and access audiences and maximize the response rates. Collectively, these services and initiatives are part of a coherent, integrated strategy of providing our customers with a single source of tailored advertising and marketing solutions.

    FURTHER IMPROVING OPERATING EFFICIENCY. Our management team has extensive experience with cost management programs and a disciplined approach to capital expenditures. We have implemented the consolidation plan to achieve substantial cost savings, and we intend to continue reducing costs across all of our operations. For example, in 2001 our management team focused on our Direct Marketing Services segment which posted a year-over-year improvement in EBITDA of 38.4%. In 2002, our management team began implementing a restructuring and cost reduction program aimed at further improving operating and financial performance at our Advertising Technology Services segment. We believe the program will continue to streamline our operations, resulting in improved efficiency and lower overall costs. We also believe that we are one of the largest consumers of paper and ink and we will continue to explore opportunities to leverage our overall purchasing power to reduce cost. In addition, our production capabilities and national scheduling system allow us to leverage our asset base

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by utilizing equipment best suited for the needs of our customers in terms of product specification and geography. Our integrated production platform provides a seamless solution to our customers while enhancing our margin and improving our return on invested capital.

    CAPITALIZING ON EXTENSIVE DIGITAL WORKFLOW PLATFORMS. We intend to continue optimizing our digital communications platform, which provides customers with the ability to conceive, manipulate, transmit, produce and distribute their advertising concepts seamlessly on an international scale. This function reduces our costs and improves our efficiency while also improving efficiency and reducing cycle times for our clients. At December 31, 2001, our digital network connected customers to all 65 of our production facilities. In addition, this system is a highly scalable open architecture system, which allows two-way graphics, text, video and voice communications, enabling our employees and customers to seamlessly exchange information. Moreover, our existing systems and skills translate well to serve new media formats such as the Internet. By leveraging existing, profitable relationships, we expect to create opportunities in new media that are both revenue building and profit enhancing.

    SELECTIVELY PURSUING GROWTH OPPORTUNITIES. We continually review opportunities to increase sales and expand our business, both through internal growth and acquisitions. For example, in 2000, we invested approximately
$36 million in new print equipment to meet our clients' expanded business needs in particular geographic regions. We believe this investment contributed approximately $59 million to net sales during 2001. Additionally, since 1993, we have used strategic acquisitions to expand our geographic coverage, add new skills, enhance existing skills and broaden our customer base.

PRODUCTS AND SERVICES

    We believe that the superior quality and comprehensive range of our products and services differentiate us from our competitors and provide our clients with a broad spectrum of capabilities to develop and deliver highly targeted marketing messages. Our products and services are organized into the business segments listed below. These business segments are integrated to provide customers with end-to-end solutions, enabling customers from one segment to use products and services from another segment.

BUSINESS SEGMENTS

VERTIS RETAIL AND NEWSPAPER SERVICES

    GENERAL. Vertis Retail and Newspaper Services is a leading provider of advertising inserts and is the largest single producer of newspaper TV listing guides and Sunday comics in the United States. In 2001, we produced more than
28.6 billion advertising inserts. Advertising inserts are typically produced in color on better quality paper than the reproductions that appear in run-of-press newspaper advertisements. In addition, inserts allow marketers to vary layout, artwork, design, trim size, paper type, color and format. Variations may be targeted by newspaper zones and by specific customer demographics.

    We also provide 75 of the top 100 Sunday newspapers in the United States with circulation-building newspaper products and services through production of comics, TV listing guides, Sunday supplements and special sections. In 2001, we produced approximately 1.7 billion Sunday comics, and approximately 900 million TV listing guides.


    Vertis Retail and Newspaper Services enables advertisers to achieve targeted distribution to large and diverse audiences. These products and services are delivered by means of our nationwide network of digitally connected facilities. For the twelve months ended June 30, 2002, Vertis Retail and Newspaper Services generated net sales of approximately $1.1 billion and EBITDA of $159.8 million, which represented 63.0% of our consolidated revenues and 76.3% of our consolidated EBITDA for that period.


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    SALES AND CUSTOMERS.  In addition to leveraging our national and retail sales groups, Vertis Retail and Newspaper Services employs approximately 49 sales representatives devoted to this segment's specific products and services. These employees are based in the 39 Vertis Retail and Newspaper Services sales offices and production facilities across the United States. Vertis Retail and Newspaper Services' sales force is organized into four key business groups to maximize the development of business for newspapers and local, regional and national retail customers. The Corporate Sales group focuses on selling solutions to national customers and is complemented by two regional geographic groups covering the eastern and western United States. The Newspaper Services Sales group focuses on selling marketing solutions to newspapers and publications.

    Our customers include grocery stores, drug stores, other retailers, newspapers, manufacturers and Internet advertisers. Our customers distribute advertising inserts in national newspapers and, depending on their target audience, through various forms of mail distribution and in-store circulation. Our top ten retail customers in 2001 included Kroger, Safeway and Walgreen's. Our largest newspaper customers included The New York Times Company, The Tribune Company and Knight Ridder. Vertis Retail and Newspaper Services' ten largest customers accounted for approximately 45% of its 2001 net sales, and no single customer represented more than 5.1% of total net sales of Vertis. We have established and maintained long-standing customer relationships with our major customers. As of December 31, 2001, the average length of Vertis Retail and Newspaper Services' relationship with its top customers was approximately
18 years. The following table presents the length of customer relationship of some of our top customers:

                                                              LENGTH OF CUSTOMER
CUSTOMER                                                         RELATIONSHIP
--------                                                      ------------------
Kmart.......................................................  25 years
Walgreens...................................................  20 years
The Tribune Company.........................................  22 years
Safeway.....................................................  21 years

VERTIS DIRECT MARKETING SERVICES

    GENERAL. Vertis Direct Marketing Services is one of the largest providers of highly customized direct mail, one-to-one market programs, mailing management services, automated digital fulfillment and specialty advertising products in the United States. We derive the majority of our revenues from the design, production, and execution of personalized advertising mailings rather than traditional, broadbase direct mailings. Personalized direct mail enables consumer goods and other marketers to communicate with their customers on an individual-by-individual basis, an approach that provides higher response rates than broad, non-personalized mailings.

    We use sophisticated, data-driven techniques to target prospects and deliver full color, individualized marketing messages. We can process and manipulate databases to enable our customers to target direct mail recipients based on many attributes, ranging from age, gender, and address to spending habits, type of car owned, whether the recipient is a pet owner, etc. These highly individualized marketing campaigns are designed to enhance customer response levels and improve client marketing efficiencies through on-demand workflow automation. The growth in customer data availability, the increasing sophistication of database marketing tools and the growing use of the Internet for integrated marketing campaigns have significantly increased demand for these services.


    For the twelve months ended June 30, 2002, Vertis Direct Marketing Services generated net sales of $319.6 million and EBITDA of $47.7 million which represented 18.2% of our consolidated revenues and 22.8% of our consolidated EBITDA for that period.


    SALES AND CUSTOMERS. In addition to leveraging our national and retail sales groups, Vertis Direct Marketing Services employs approximately 44 sales representatives devoted to these specific products

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and services. They are based in the 29 sales offices or production facilities located across the United States. While the majority of sales are made directly to clients, Vertis Direct Marketing Services also sells its products and services through advertising agencies and brokers. Principal customer groups include consumer goods manufacturers, financial institutions, not-for-profit organizations and government agencies. Vertis Direct Marketing Services' ten largest customers accounted for approximately 45% of its sales in 2001 and included Blockbuster, Merck-Medco and Earthlink. No single customer accounted for more than 1.2% of total sales of Vertis.

VERTIS ADVERTISING TECHNOLOGY SERVICES


    GENERAL. Vertis Advertising Technology Services employs a broad range of technologies to assist clients with their advertising campaigns. For the twelve months ended June 30, 2002, Vertis Advertising Technology Services recorded net sales of $217.8 million and EBITDA of $(6.5) million, which represented 12.4% of our consolidated revenues and (3.1)% of our consolidated EBITDA for that period.


    Vertis Advertising Technology Services is a leading provider of digital media production and content management solutions to advertising agencies, consumer and commercial products companies and retailers. Our services and technologies enable clients to more efficiently create, produce and manage traditional print and advertising content. More importantly, these services and technologies also enable clients to benefit from the influences of emerging digital advertising media such as CD-ROM and the Internet. Our integrated offering enables advertisers to maintain consistency of appearance of their products and brand names throughout various media forms. Specific services and technologies offered by Vertis Advertising Technology Services include:

    - digital content management;

    - graphic design and animation;

    - digital photography, compositing and retouching;

    - in store displays, billboards and building wraps;

    - consulting services, including Internet marketing and development;

    - newspaper advertising development;

    - media planning and placement and software solutions;

    - response management and fulfillment services; and

    - call center and telemarketing services.

    Vertis Media and Marketing Services, an operating unit of Vertis Advertising Technology Services, offers the following three primary services designed to support our targeting capabilities and marketing efforts:

    - VERTIS MEDIA PLANNING AND RESEARCH SYSTEM offers a software package that enables advertisers to customize their advertising to match demographic characteristics and other targeting requirements to reach more than 87,000 geographic zones and more than 4,200 newspapers and shared mailed products, covering the entire United States;

    - VERTIS MEDIA AND MARKETING SERVICES offers fully outsourced solutions for the planning and placement of newspaper advertising; and

    - RESPONSE MANAGEMENT SERVICES (RMS) offers customers value-added response management and fulfillment services ranging from lead management and fulfillment in support of a high tech sales

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      force to managing and fulfilling an ongoing prescription drug sampling program for a leading pharmaceutical manufacturer.

    Vertis Advertising Technology Services offers its products and services through 31 production facilities and personnel located at 36 client locations. In addition, we offer fully outsourced premedia solutions, allowing clients to leverage our infrastructure and to avoid the large capital expenditures associated with managing premedia functions in-house.

    SALES AND CUSTOMERS. In addition to leveraging our national and retail sales groups, Vertis Advertising Technology Services has more than 150 sales representatives in the 50 sales offices or production facilities devoted to this segment's specific products and services. The division serves five categories of customers: newspapers, advertising agencies, consumer packaging, commercial products manufacturers, and retail advertisers. Vertis Advertising Technology Services' ten largest customers accounted for approximately 19% of its sales in 2001. The top customers include advertising agencies and large retailers, such as Kroger.

VERTIS EUROPE

    GENERAL. Vertis Europe offers our European customers most of the products and services we offer our American customers through Vertis Direct Marketing Services and Vertis Advertising Technology Services. The products, services and technology offered in Europe include:

    - response fulfillment services

    - extensive inline printing and finishing

    - fully integrated direct marketing services

    - direct mail printing and fulfillment

    - laser imaging and lettershop capabilities

    - transactional printing

    - fragrance promotions

    - phone and loyalty card production

    - data processing

    - consulting

    We believe our European production facilities have unique production capabilities to meet demand for shorter run highly personalized mailing and for transactional and billing communications.


    For the twelve months ended June 30, 2002, Vertis Europe generated net sales of $133.4 million and EBITDA of $15.3 million, which represented 7.6% of our consolidated revenues and 7.3% of our consolidated EBITDA for that period.


    SALES AND CUSTOMERS. In addition to leveraging our national and retail sales groups, Vertis Europe has more than 43 sales representatives in 11 facilities located in England, devoted to this segment's specific products and services. Vertis Europe serves advertising agencies and corporate marketers. Vertis Europe's significant customers include Readers Digest, J. Walter Thompson and Morgan Stanley Dean Witter. The main categories of direct marketing clients serviced are financial services, agency, publishing, mail order, non-profit and retail. Vertis Europe's ten largest customers accounted for approximately 31% of its sales in 2001.

RAW MATERIALS

    In 2001, we spent approximately $728 million on raw materials. The primary raw materials required in our operations are paper, ink, plates and adhesives. We also use other raw materials, such as film, chemicals, computer supplies and proofing materials. We believe that there are adequate sources of supply for our primary raw materials and that our relationships with our suppliers yield improved quality, pricing and overall service to our customers.

    Our results of operations depend to a large extent on the cost of paper and our ability to pass along to our customers any increases in these costs and remain competitive when there are decreases.

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In recent years, the number of suppliers of paper has declined, and we have formed stronger commercial relationships with selected suppliers. This has enabled us to reduce costs by increasing efficiency, negotiating favorable price discounts and achieving more assured sourcing of high quality paper that meets our specifications.

    We have entered into long-term ink supply agreements with two suppliers. We have committed to purchase a substantial portion of our annual ink requirements from these suppliers.

    We have an agreement expiring July 2006 with a supplier to purchase all of our requirements for mailing services (inserting, sorting, tying, bagging and applying postage to direct mail). The prices for the mailing services are negotiated annually. As part of this agreement, our mailing services receive priority over other customers of this supplier.

    We produce most of the adhesives needed for our operations, but believe that there are other ready sources for these products.

COMPETITION

    We compete with multiple competitors in each of our service offerings. Many of these competitors are larger and have greater resources than we have. However, we believe that no single competitor offers the fully integrated suite of advertising products and marketing services that we provide.

    We believe that, in addition to Vertis Retail and Newspaper Services, R.R. Donnelley & Sons Company, Quebecor World Inc. and American Color Graphics are the largest producers of advertising inserts distributed through local and national newspapers in the United States, with more than 120 regional and local producers accounting for the balance. Valassis Communications, Inc., Harte-Hanks, Inc. and News America Marketing are among the largest producers of free standing inserts and shopper publications, which are media that compete with advertising inserts and other advertising products. In addition, Vertis Retail and Newspaper Services competes with television, radio and other forms of print and electronic media. In the production of Sunday newspaper comics, we compete with American Color Graphics as well as those newspapers that print their own comics and others that could do so. Vertis' newspaper TV listing guides, Sunday magazine and newspaper supplement operations also face strong competition from printers and newspapers. Vertis' major competitors in these areas are R.R. Donnelley & Sons Company, Quebecor World Inc., and American Color Graphics. Although the advertising insert and newspaper products industry in the United States remains highly fragmented, recent technological developments and over-capacity in the industry have increased industry consolidation and competitive pressures.

    The principal methods of competition in these businesses are pricing, quality, customer targeting capabilities, timeliness of delivery, customer service and other value-added services. Pricing depends in large part on the prices of paper and ink, which are the major components of Vertis Retail and Newspaper Services' products. Pricing is also influenced by shipping costs, operating efficiencies and the ability to control costs. We believe that the introduction of new technologies and continued excess capacity in this industry sector, combined with the cost pressures facing customers resulting from other factors, including the cost of paper and postal rates, have resulted in margin pressures and increased competition in our core businesses.

    Vertis Direct Marketing Services competes with a number of different firms in each of our principal lines of direct mail business. In the personalized direct mail product category, Vertis Direct Marketing Services' major competitors are R.R. Donnelley Specialty Products, Moore Corporation Limited, ADVO, Inc. and Quebecor World Inc. In the database and response management business categories, we compete with companies such as Harte-Hanks, Inc., Acxiom Corporation and Experian. The primary competitive factors in Vertis Direct Marketing Services' specialty products are quality, flexibility, service, timeliness of delivery and price. Vertis Direct Marketing Services' major competitors

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in the non-specialty printing services sector include Cyril-Scott Company,
Double Envelope Corp. (Convertagraphics) and R.R. Donnelley Specialty Products.

    The business sector in which Vertis Advertising Technology Services operates is highly fragmented and has been consolidating. Recent softness in traditional brand advertising spending has depressed revenues and operating margins in this sector. Vertis Advertising Technology Services' principal competitors include Applied Graphics Technologies, Inc., Schawk, Inc., Southern Graphics, a division of Alcoa, independent color separators and converters as well as many advertising agencies and local premedia shops. The independent color separators and converters largely compete with us in regional, local and specific markets. The major competitive factors for both Vertis Advertising Technology Services and the premedia business are breadth of services, quality of finished products, distribution capabilities, ongoing customer service and availability of time on equipment that is appropriate in size and function for a given project. The consolidation of customers within some parts of these businesses has provided both greater competitive pricing pressures and opportunities for increased volume solicitation.

    Vertis Europe's major competitor in this sector is Seven Worldwide, a division of Applied Graphics Technologies, Inc. The U.K. market, while also fragmented, has certain key players, including Communisis, St. Ives, Polestar and Primecom, who collectively dominate the market. The European direct mail market has been growing steadily over the last ten years, but this growth has attracted new players. There appears to be a significant increase in printing capacity due in part to generalist printing companies converting to direct marketing printing. Continued demand for shorter runs and highly targeted mailing requires producers to be more flexible and responsive. Although some areas of the business are highly price driven, there are opportunities for service driven, high value-added providers.

TRADE NAMES, TRADEMARKS AND PATENTS

    We own certain trade names, trademarks and patents used in our business. The loss of any such trade name, trademark or patent would not have a material adverse effect on our consolidated financial condition or results of operations.

GOVERNMENTAL REGULATIONS

    Our business is subject to a variety of federal, state and local laws, rules and regulations. Our production facilities are governed by laws and regulations relating to workplace safety and worker health, primarily the Occupational Safety and Health Act ("OSHA") and the regulations promulgated thereunder. Except as described herein, we are not aware of any pending legislation that in our view is likely to affect significantly the operations of our business. We believes that the operations of our subsidiaries comply substantially with all applicable governmental rules and regulations.

ENVIRONMENTAL MATTERS

    Our operations are subject to a number of federal, state, local environmental and foreign laws and regulations including those regarding the discharge, emission, storage, treatment, handling and disposal of hazardous or toxic substances as well as remediation of contaminated soil and groundwater. These laws and regulations impose significant capital and operating costs on our business and there are significant penalties for violations.

    Certain environmental laws hold current owners or operators of land or businesses liable for their own and for previous owners' or operators' releases of hazardous or toxic substances. Because of our operations, the long history of industrial operations at some of our facilities, the operations of predecessor owners or operators of certain of our businesses, and the use, production and release of hazardous substances at these sites and at surrounding sites, we may be subject to liability under these environmental laws. Various of our facilities have experienced some level of regulatory scrutiny in the past and are, or may become, subject to further regulatory inspections, future requests for investigation or liability for past practices.

    The Comprehensive Environmental Response, Compensation & Liability Act of 1980 as amended ("CERCLA"), provides for strict, and under certain circumstances, joint and several liability, for among other things, generators of hazardous substances disposed of at contaminated sites. We have received requests for information or notifications of potential liability from the Environmental Protection Agency under CERCLA and for a few off-site locations. We have not incurred any significant costs relating to these matters and we do not believe that we will incur material costs in the future in responding to conditions at these sites.

    The nature of our operations exposes us to certain risks of liabilities and claims with respect to environmental matters. We believe our operations are currently in material compliance with applicable environmental laws and regulations. In many jurisdictions, environmental requirements may be expected to become more stringent in the future which could affect our ability to obtain or maintain necessary authorizations and approvals or result in increased environmental compliance costs.

    We do not believe that environmental compliance requirements are likely to have a material effect on us. We cannot predict what additional environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted, or the amount of future expenditures that may be required in order to comply with these laws. There can be no assurance that future environmental compliance obligations or discovery of new conditions will not arise in connection with our operations or facilities and that these would not have a material adverse effect on our business, financial condition or results of operations.

EMPLOYEES


    As of June 30, 2002, we had approximately 8,700 employees. Most of the hourly employees at our North Brunswick and Newark, New Jersey facilities (approximately 275 employees) are represented by the Paper, Allied Industrial, Chemical and Energy Workers International Union. We entered into a new three-year contract with this union, effective February 1, 2001. Under this agreement, represented employees will receive a wage increase of 3.5% in each of the contract years. We also have 39 employees at our New York facility who are represented by the Amalgamated Lithographers of America Union Local 1L. In addition, approximately 61 employees of our Chicago facilities are represented by the Graphic Communications International Union or the Amalgamated Lithographers of America. We believe we have satisfactory employee and labor relations.


PROPERTIES

    We maintain a large number of diverse properties, the vast majority of which are located in the United States. Management believes that these properties, taken as a whole, are generally well maintained and are adequate for current and foreseeable business needs. The majority of these properties are leased. Substantially all of our material physical properties are being fully used. Our properties are covered by all-risk and liability insurance which we believe is customary for the industry.

EXECUTIVE OFFICES

    Vertis leases its executive offices in Baltimore, Maryland. We occupy our executive offices pursuant to a lease that expires on August 31, 2007.

PRODUCTION FACILITIES

    As of June 30, 2002, we owned 14 and leased 51 production facilities, 58 of which are located in the United States, with an aggregate area of approximately 3,600,000 square feet. The 51 leased production facilities have lease terms expiring at various times from 2002 to 2014, as set forth in the table below:

                                                               SQUARE
APPROXIMATE LAND TITLE; IF LEASED                             FOOTAGE    LEASE TERM EXPIRATION
---------------------------------                             --------   ---------------------
RNS Locations
Atlanta, GA.................................................  94,700     Fee Ownership
Charlotte, NC...............................................  105,400    December 31, 2002
City of Industry, CA........................................  103,000    September 30, 2006
Columbus, OH................................................  141,185    December 31, 2004
Dallas, TX..................................................  90,000     September 30, 2002
East Longmeadow, MA.........................................  159,241    February 3, 2006
Elk Grove Village, IL.......................................  80,665     August 31, 2002
Greenville, MI..............................................  13,000     Fee Ownership
Lenexa, KS..................................................  89,403     Fee Ownership
Manassas, VA................................................  108,120    February 28, 2003
Niles, MI...................................................  90,000     Fee Ownership
Pomona, CA..................................................  144,542    May 31, 2006
Portland, OR................................................  125,250    October 31, 2002
Riverside, CA...............................................  120,000    Fee Ownership
Sacramento, CA..............................................  57,483     Fee Ownership
Salt Lake City, UT..........................................  103,600    October 21, 2002
San Antonio, TX.............................................  67,900     Fee Ownership
San Leandro, CA.............................................  143,852    Fee Ownership
Saugerties, NY(1)...........................................  225,000    Fee Ownership
Tampa, FL...................................................  72,418     December 31, 2008

DMS Locations
Bristol, PA.................................................  123,000    Fee Ownership
Chalfont, PA................................................  320,000    Fee Ownership
Chicago, IL.................................................  38,302     July 31, 2009
Monroe Township, NJ.........................................  57,987     February 16, 2004
Newark, NJ..................................................  23,000     Fee Ownership
Newark, NJ..................................................  22,692     December 31, 2002
North Brunswick, NJ.........................................  281,232    Fee Ownership

ATS Locations
Atlanta, GA.................................................  15,588     February 28, 2006
Atlanta, GA.................................................  7,500      March 31, 2003
Bentonville, AR.............................................  1,500      December, 2003
Carlsbad, CA................................................  17,600     September 30, 2005
Chicago, IL.................................................  52,024     May 31, 2011
Chicago, IL.................................................  19,000     December 31, 2003
Clifton Park, NY............................................  9,219      May 31, 2005
Delray Beach, FL............................................  10,300     May 31, 2005
Harrison, NJ................................................  22,125     May 31, 2010
Irvine, CA..................................................  29,825     May 21, 2005
Irving, TX..................................................  63,581     September 30, 2002
Irving, TX(1)...............................................  51,608     November 30, 2004
Long Island City, NY........................................  11,500     August 31, 2006
Minneapolis, MN.............................................  8,550      June 30, 2003
North Haven, CT.............................................  30,600     December 27, 2007

                                                               SQUARE
APPROXIMATE LAND TITLE; IF LEASED                             FOOTAGE    LEASE TERM EXPIRATION
---------------------------------                             --------   ---------------------
New York, NY................................................  6,500      July 31, 2006
New York, NY................................................  31,500     September 30, 2004
Richmond, VA................................................  2,935      April 30, 2003
Rochester, NY...............................................  80,000     Fee Ownership
San Antonio, TX.............................................  7,927      March 31, 2008
San Francisco, CA...........................................  30,000     June 14, 2005
San Francisco, CA...........................................  6,650      June 14, 2005
San Francisco, CA...........................................  3,200      June 14, 2005
Scottsdale, AZ..............................................  7,184      September 30, 2004
St. Louis, MO(1)............................................  38,782     May 30, 2006
St. Louis, MO...............................................  14,600     August 19, 2003
St. Louis, MO...............................................  30,300     August 31, 2005
Queretaro Qro, Mexico.......................................  4,628      September 30, 2002
Van Nuys, CA................................................  15,023     July 9, 2006

Europe Locations
Bardon, UK..................................................  34,000     March 11, 2013
Croydon, UK.................................................  41,858     January 1, 2013
Eversholt, UK...............................................  10,500     September 28, 2003
Leicester, UK...............................................  202,172    July 31, 2003
Swindon, UK.................................................  110,000    June 25, 2014
Wigston, UK.................................................  41,858     January 24, 2006

(1) Comprised of two adjacent facilities.

SALES OFFICES AND OTHER FACILITIES

    As of June 30, 2002, we operated 65 sales offices and other facilities. All but two of the sales offices and other facilities are leased, with lease terms expiring at various times from 2002 to 2006.

LEGAL PROCEEDINGS

    Certain claims, suits and complaints (including those involving environmental matters) which arise in the ordinary course of our business have been filed or are pending against us. We believe that all these matters would not have a material adverse effect on our consolidated financial condition or results of operations, if adversely determined against us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF VERTIS

    The following table sets forth certain information regarding the directors and executive officers of Vertis.


NAME                                          AGE                          POSITIONS
----                                        --------                       ---------
Donald E. Roland..........................     59      Chairman and Chief Executive Officer

Dean D. Durbin............................     49      Chief Financial Officer

Herbert W. Moloney III....................     51      Chief Operating Officer--Vertis North America

Adriaan Roosen............................     50      Managing Director--Vertis Europe

John V. Howard, Jr........................     40      Senior Vice President--General Counsel

Catherine S. Leggett......................     51      Senior Vice President--Human Resources

Roger C. Altman...........................     56      Director

Austin M. Beutner.........................     42      Director

Anthony J. DiNovi.........................     39      Director

Thomas H. Lee.............................     58      Director

Soren L. Oberg............................     31      Director

Scott M. Sperling.........................     44      Director


    DONALD E. ROLAND has been President and Chief Executive Officer of Vertis and a Director of Vertis since June 2000 and has been Chairman since April 2, 2001. Prior to June 2000, Mr. Roland was the President since October 1994 and, in addition since June 1995, Chief Executive Officer of TC Advertising.
Mr. Roland joined TC Advertising in 1983 as Senior Vice President of Operations and became Executive Vice President in 1993. Prior to joining TC Advertising, he was at Times Mirror Press, the commercial printing division of the Los Angeles Times. In his 17 years at Times Mirror Press, Mr. Roland held numerous management positions including Director of Computer Graphics and Vice President of Operations. Mr. Roland is on the Board of Directors of the University of Maryland, Baltimore Foundation, and the Board of Directors of Baltimore Reads. He is also on the Advisory Board of the School of Education, Center for Graphic Communications & Technology at New York University.

    DEAN D. DURBIN has been Chief Financial Officer of Vertis since March 2000, and has been Senior Vice President and Chief Financial Officer of TC Advertising since September 1997. Prior to joining TC Advertising, Mr. Durbin served as Vice President and Chief Financial Officer at Thomson Professional Publishing, and served for more than 13 years with the McGraw-Hill Companies, beginning as Accounting Supervisor in 1974 and completing his tenure at McGraw-Hill as Vice President and Group Controller, Construction Information Group. He is on the Board of Directors of the Baltimore Museum of Industry.

    HERBERT W. MOLONEY III was named Chief Operating Officer--Vertis North America in June 2000. Formerly, Mr. Moloney was Executive Vice President, Marketing and Sales of TC Advertising. Prior to joining TC Advertising in 1994, he held numerous positions from 1973 to 1994 with Knight Ridder, Inc., including Senior Vice President of Advertising for THE PHILADELPHIA INQUIRER / DAILY NEWS, Sales Manager for WPRI-TV in Providence, Rhode Island and Retail Advertising Manager for THE MIAMI HERALD. Mr. Moloney is also on the Board of Directors of Lee Enterprises Incorporated.

    ADRIAAN ROOSEN has been Managing Director--Vertis Europe in London since November 2000. Prior to joining Vertis, Mr. Roosen served as a Senior Vice President and Managing Director Europe at Modus Media International, Inc., providing fulfillment and supply chain management solutions to computer hardware and software companies. From 1995 through 1999, Mr. Roosen was the Director of European Operations at Denver-based Quark, Inc. Prior to that, he was the Managing Director of R.R. Donnelley Netherlands, BV and held a number of sales and marketing positions at the Netherlands Foreign Investment Agency while based in New York and San Francisco. Mr. Roosen is a Dutch national and a lawyer by training.

    JOHN V. HOWARD, JR. was named Senior Vice President--General Counsel of Vertis in July 2000. Previously, Mr. Howard was Executive Vice President and General Counsel for Columbine JDS Systems, Inc. and Executive Vice President and General Counsel for Laser Tech Color, Inc. Prior to joining Columbine JDS Systems, Inc. and Laser Tech Color, Mr. Howard was Counsel and Chief Intellectual Property Counsel for Andersen Worldwide, S.C. in Chicago, the parent entity of Arthur Andersen and Andersen Consulting, in charge of all worldwide intellectual property matters for the Andersen organization. Before leaving for Andersen he was Chief Counsel for Quark, Inc., in Denver, developer of QuarkXPress, in charge of all worldwide legal matters for Quark. Mr. Howard is also a Trustee on the Board of Trustees of the Hammond-Harwood House.

    CATHERINE S. LEGGETT was named Senior Vice President--Human Resources of Vertis in June 2000. She joined TC Advertising as Senior Vice President--Human Resources in April 2000. Prior to joining us, Ms. Leggett was Senior Vice President of Human Resources at PG&E Generating Company, a subsidiary of Pacific Gas & Electric, Vice President of Human Resources for Federal Home Loan Mortgage Corporation in McLean, Virginia, and Senior Vice President of Human Resources for Hechinger Company in Landover, Maryland. She is a professor at the Johns Hopkins University Graduate School and is a member of the Bars for the District of Columbia and Iowa, as well as the US District Court for the District of Columbia.

    ROGER C. ALTMAN has been a director of Vertis since May 2001 and Vertis Holdings since December 1999. Mr. Altman is Chairman of Evercore, which he co-founded in 1996. He spent 14 years at Lehman Brothers, where he was Managing Director, Co-Head of Investment Banking, Member of the Management Committee and Member of the Board of Directors. From 1987 through 1992, Mr. Altman was Vice Chairman of The Blackstone Group. He has also served two tours of duty in the U.S. Treasury Department, most recently as Deputy Treasury Secretary.

    AUSTIN M. BEUTNER has been a director of Vertis since May 2001 and Vertis Holdings since December 1999. Mr. Beutner is President of Evercore, which he co-founded in 1996, Co-Chairman of Evercore Capital Partners and Chairman and CEO of Evercore Ventures. Mr. Beutner serves on the Board of Directors of American Media, Inc., Business.com, Causeway Capital Management LLC, Continental Energy Services, Inc., eCompanies LLC, Earthlink, Encoda Systems, Energy Partners, Ltd. and Telenet Holding N.V. He also serves as a Trustee of the California Institute of the Arts and is a member of the Council on Foreign Relations.

    ANTHONY J. DINOVI has been a director of Vertis since March 2001 and Vertis Holdings since December 1999. Mr. DiNovi has been employed by Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company since 1988 and currently serves as Managing Director. Mr. DiNovi is currently a Director of Endurance Specialty Insurance, Ltd., Eye Care Centers of America, Inc., Fisher Scientific International, Inc., FairPoint Communications, Inc., US LEC Corporation, as well as several private companies.

    THOMAS H. LEE has been a director of Vertis since May 2001 and Vertis Holdings since December 1999. Mr. Lee founded Thomas H. Lee Partners L.P. (formerly the Thomas H. Lee Company) in 1974 and since that time has served as its President. Mr. Lee serves or has served as a Director of numerous public and private companies in which the Lee Company and its affiliates have invested, including Finlay Enterprises, Inc., General Nutrition Companies, Metris Companies, Inc., Playtex Products, Inc., Snapple Beverage Corp., and Wyndham International, Inc. In addition, Mr. Lee is a Member of J.P. Morgan Chase & Co. National Advisory Board.

    SOREN L. OBERG has been a director of Vertis and Vertis Holdings since
May 2001. Mr. Oberg has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company since 1993. From 1992 to 1993, Mr. Oberg worked at Morgan Stanley & Co., Inc. in the Merchant Banking Division.
Mr. Oberg also serves on the boards of several private companies.

    SCOTT M. SPERLING has been a director of Vertis since May 2001 and Vertis Holdings since December 1999. Mr. Sperling has been employed by Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company since 1994 and currently serves as Managing Director. Mr. Sperling is currently a Director of CTC Communications, Inc., Fisher Scientific International, Inc., GenTek Inc., Wyndham International, as well as several private companies.

    The term of office of each executive officer is until the organizational meeting of our board of directors following the next annual meeting of our stockholders and until a successor is elected and qualified, or until that officer's prior death, resignation, retirement, disqualification or removal.

    Each of our directors was elected to hold office until his successor is elected and qualified and subject to his prior death, resignation, retirement, disqualification or removal.

                             EXECUTIVE COMPENSATION



    The following table sets forth the compensation paid in respect of the year ended December 31, 2001 to Donald E. Roland, Chairman, President and Chief Executive Officer of Vertis, and to each of the four other most highly paid executive officers of Vertis for 2001 (collectively, the "Named Executive Officers").



                           SUMMARY COMPENSATION TABLE



                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                             ANNUAL COMPENSATION                       AWARDS
                             ---------------------------------------------------   ---------------
                                                                  OTHER ANNUAL       SECURITIES         ALL OTHER
                                                                  COMPENSATION       UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION   PERIOD    SALARY($)    BONUS($)          ($)          OPTIONS(#)(1)        ($)(2)
---------------------------  --------   ----------   ---------   ---------------   ---------------   ---------------
Donald E. Roland..........     2001      601,500           --       (3)                 5,287             2,550
Chairman, President and
Chief Executive Officer

Herbert W. Moloney III....     2001      427,333           --       (3)                 4,337             2,550
Chief Operating Officer

Dean D. Durbin............     2001      352,333           --       (3)                 4,274             2,550
Chief Financial Officer

John V. Howard, Jr........     2001      251,041           --        41,436             2,704             2,346
Senior Vice President,
General Counsel and
Secretary

Catherine S. Leggett......     2001      251,041           --       (3)                 2,345             1,593
Senior Vice President--
Human Resources


--------------------------


(1) All stock option grants were made pursuant to the Vertis Holdings, Inc. 1999 Equity Award Plan (the "Plan") and are described below under "Options Granted in Fiscal 2001" and "Employment Arrangements with Executive Officers."



(2) Represents amounts contributed to 401(k) plan by Vertis on behalf of the Named Executive Officer.



(3) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported under the headings of "Salary" and "Bonus."

    The following table sets forth certain information with respect to options to purchase shares of Vertis Holdings' common stock granted to the Named Executive Officers during 2001. Vertis did not grant any stock appreciation rights to any of the Named Executive Officers during 2001.



                            OPTIONS GRANTED IN 2001



                                               INDIVIDUAL GRANTS
                            -------------------------------------------------------   GRANT DATE
                             NUMBER OF     % OF TOTAL                                    VALUE
                            SECURITIES       OPTIONS                                  -----------
                            UNDERLYING     GRANTED TO     EXERCISE OR                 GRANT DATE
                              OPTIONS     EMPLOYEES IN     BASE PRICE    EXPIRATION     PRESENT
NAME                        GRANTED(#)     FISCAL 2001     ($/SHARE)        DATE      VALUE($)(1)
----                        -----------   -------------   ------------   ----------   -----------
Donald E. Roland(2).......     5,287          27.0%          $31.50        2/7/11     102,538.19
Herbert W. Moloney
  III(2)..................     4,337          22.2%          $31.50        2/7/11      84,113.51
Dean D. Durbin(2).........     4,274          21.8%          $31.50        2/7/11      82,891.67
John V. Howard, Jr.(2)....     2,704          13.8%          $31.50        2/7/11      52,442.46
Catherine S. Leggett(2)...     2,345          12.0%          $31.50        2/7/11      45,479.87


------------------------


(1) These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the calculations:



    (a) assumed option term of 10 years;



    (b) stock price volatility factor of 0.4377;



    (c) 4.40% risk-free rate of return; and



    (d) no dividend payment.



(2) These options were granted on February 7, 2001 and vest in installments of 25% percent on February 7 of 2002, 2003, 2004 and 2005.

OPTION VALUES AT END OF FISCAL 2001



    The following table sets forth certain information concerning the number and the value at the end of 2001 of unexercised in-the-money options to purchase Vertis Holdings' common stock granted to the Named Executive Officers as of the end of 2001. No stock appreciation rights have been granted to any of the Named Executive Officers.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES



                                                                NUMBER OF
                                                                SECURITIES            VALUE OF
                                                                UNDERLYING          UNEXERCISED
                                                               UNEXERCISED          IN-THE-MONEY
                                                                OPTIONS AT           OPTIONS AT
                                                            FISCAL 2001 END(#)   FISCAL 2001 END($)
                                 SHARES                     ------------------   ------------------
                              ACQUIRED ON       VALUE          EXERCISABLE/        EXCERCISABLE/
NAME                          EXERCISE(#)    REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE(1)
----                          ------------   ------------   ------------------   ------------------
Donald E. Roland............       0              0           102,778/105,422            0/0
Herbert W. Moloney III......       0              0             33,792/35,961            0/0
Dean D. Durbin..............       0              0             22,828/24,965            0/0
John V. Howard, Jr..........       0              0             10,756/12,108            0/0
Catherine S. Leggett........       0              0             10,666/11,839            0/0


------------------------


(1) Based on the assumed price of $31.50 for Vertis Holdings' common stock on December 31, 2001, less the exercise price payable for such shares.



SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



    The following table sets forth annual amounts payable to the Named Executive Officers upon their retirement under Vertis Holdings and Subsidiaries Supplemental Executive Retirement Plan (the "SERP").



                               PENSION PLAN TABLE



                                                        YEARS OF SERVICE
                                 ---------------------------------------------------------------
REMUNERATION                        5          10         15         20         25         30
------------                     --------   --------   --------   --------   --------   --------
$150,000.......................  $ 7,500    $15,000    $ 22,000   $ 30,000   $ 37,500   $ 45,000
 175,000.......................    8,750     17,500      26,250     35,000     43,750     52,500
 200,000.......................   10,000     20,000      30,000     40,000     50,000     60,000
 225,000.......................   11,250     22,500      33,750     45,000     56,250     67,500
 250,000.......................   12,500     25,000      37,500     50,000     62,500     75,000
 275,000.......................   13,750     27,500      41,250     55,000     68,750     82,500
 300,000.......................   15,000     30,000      45,000     60,000     75,000     90,000
 500,000.......................   25,000     50,000      75,000    100,000    125,000    150,000
 600,000.......................   30,000     60,000      90,000    120,000    150,000    180,000
 700,000.......................   35,000     70,000     105,000    140,000    175,000    210,000
 800,000.......................   40,000     80,000     120,000    160,000    200,000    240,000
 900,000.......................   45,000     90,000     135,000    180,000    225,000    270,000



    All of the Named Executive Officers participate in the SERP. The compensation covered by the SERP includes each Named Executive Officer's entire annual base salary. Donald E. Roland, Herbert W. Moloney III, Dean D. Durbin, John V. Howard, Jr. and Catherine S. Leggett, currently have 18, 7,

4, 3 and 1 year(s) of service, respectively. See "Employment Arrangements with Executive Officers" below. Benefits under the SERP are computed by multiplying the participant's average salary for the last five years prior to retirement by a percentage equal to one percent for each year of service up to a maximum of 30 years. Benefits under the SERP are not subject to a deduction for Social Security or other offset amounts.



COMPENSATION OF DIRECTORS



    Donald E. Roland, the only director of Vertis who is also an executive officer of Vertis, does not receive any additional compensation for service as a member of the Board of Directors of Vertis (the "Board"). For information relating to compensation of Mr. Roland, see "Employment Arrangements with Executive Officers" below.



    All other directors of Vertis (each a "non-employee director") are affiliated with either THL or ECP, two significant shareholders of Vertis Holdings. None of the non-employee directors individually receive any compensation from Vertis for serving on the Board. Vertis, however, entered into consulting agreements with Thomas H. Lee Capital, LLC (an affiliate of THL), THL Equity Advisors IV, LLC (an affiliate of THL) and Evercore Advisor Inc. (an affiliate of ECP), pursuant to which Vertis pays annual fees to these parties in amounts of approximately $414,000, $586,000 and $250,000, respectively. See "Certain Relationships and Related Transactions."



EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS



    ROLAND EMPLOYMENT AGREEMENT. The Company has entered into an agreement with Donald E. Roland, effective October 3, 1983 (as amended to date, the "Roland Agreement"), pursuant to which Mr. Roland currently serves as Chairman, President and Chief Executive Officer of the Company. The Roland Agreement may be terminated by either Mr. Roland or the Company at any time for any reason. Under the Roland Agreement, Mr. Roland received a base salary of $601,500 in 2001. The Roland Agreement also provides that Mr. Roland receives an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the Company's Executive Incentive Plan (the "EIP") are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. Mr. Roland was granted:



    - an option to buy 37,187 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price of $31.50 per share, and



       - vesting in installments of 25% on December 7 of 2000, 2001, 2002 and 2003;



    - an option to purchase 165,726 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and



       - vesting in installments of 25% on June 1 of 2001, 2002, 2003 and 2004; and



    - an option to purchase 5,287 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and



       - vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005.



    MOLONEY EMPLOYMENT AGREEMENT. The Company has entered into a letter agreement with Herbert W. Moloney III, effective August 10, 1994 (as amended to date, the "Moloney Agreement"), pursuant to which Mr. Moloney currently serves as Chief Operating Officer of the Company. The Moloney Agreement may be terminated by either Mr. Moloney or the Company at any time for any reason. Under the Moloney Agreement, Mr. Moloney received a base salary of $427,333 in 2001. The Moloney Agreement also provides that Mr. Moloney receives an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the EIP are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. Mr. Moloney was granted:



    - an option to buy 24,321 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price of $31.50 per share, and



       - vesting in installments of 25% on December 7 of 2000, 2001, 2002 and 2003;



    - an option to purchase 41,095 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and



       - vesting in installments of 25% on June 1 of 2001, 2002, 2003 and 2004; and



    - an option to purchase 4,337 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and



       - vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005.



    DURBIN EMPLOYMENT AGREEMENT. The Company has entered into a letter agreement with Dean D. Durbin, effective August 11, 1997 (as amended to date, the "Durbin Agreement"), pursuant to which Mr. Durbin currently serves as Chief Financial Officer of the Company. The Durbin Agreement may be terminated by either Mr. Durbin or the Company at any time for any reason. Under the Durbin Agreement, Mr. Durbin received a base salary of $352,333 in 2001. The Durbin Agreement also provides that Mr. Durbin receives an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the EIP are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. Mr. Durbin was granted:



    - an option to buy 17,922 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price of $31.50 per share, and



       - vesting in installments of 25% on December 7 of 2000, 2001, 2002 and 2003;



    - an option to purchase 25,597 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and



       - vesting in installments of 25% on June 1 of 2001, 2002, 2003 and 2004; and



    - an option to purchase 4,274 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and

       - vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005.



    HOWARD EMPLOYMENT AGREEMENT. The Company has entered into a letter agreement with John V. Howard, Jr., effective June 24, 2000 (as amended to date, the "Howard Agreement"), pursuant to which Mr. Howard currently serves as Senior Vice President, General Counsel and Secretary of the Company. The Howard Agreement may be terminated by either Mr. Howard or the Company at any time for any reason. Under the Howard Agreement, Mr. Howard received a base salary of $261,041 in 2001. The Howard Agreement also provides that Mr. Howard receives an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the EIP are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. Mr. Howard was granted



    - an option to purchase 20,160 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and



       - vesting in installments of 25% on July 1 of 2001, 2002, 2003 and 2004; and



    - an option to purchase 2,704 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and



       - vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005.



    LEGGETT EMPLOYMENT AGREEMENT. The Company has entered into a letter agreement with Catherine S. Leggett, effective March 1, 2000 (as amended to date, the "Leggett Agreement"), pursuant to which Ms. Leggett currently serves as the Company's Senior Vice President--Human Resources. The Leggett Agreement may be terminated by either Ms. Leggett or the Company at any time for any reason. Under the Leggett Agreement, Ms. Leggett received a base salary of $261,041 in 2001. The Leggett Agreement also provides that Ms. Leggett receives an annual bonus targeted at not less than 75% of base salary (assuming bonus targets under the EIP are met) and which can rise to 200% of the target incentive if the Company exceeds its goals, and certain fringe benefits, including participation in the SERP. Ms. Leggett was granted:



    - an option to purchase 20,160 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and



       - vesting in installments of 25% on June 1 of 2001, 2002, 2003 and 2004; and



    - an option to purchase 2,345 shares of common stock of Vertis Holdings:



       - with a ten-year term,



       - at an exercise price equal to $31.50 per share, and



       - vesting in installments of 25% on February 7 of 2002, 2003, 2004 and 2005.



    SEVERANCE ARRANGEMENTS WITH EXECUTIVE OFFICERS. In addition to the employment agreements of the Named Executive Officers described above, the Company has entered into an Executive Change in Control Severance Agreement (the "Severance Agreement"), with each of the Named Executive Officers. The Severance Agreements with Messrs. Roland and Moloney are effective as of November 20, 1995, and the Severance Agreements with Mr. Durbin, Mr. Howard and Ms. Leggett are effective as of May 18, 1999, July 1, 2000, and April 10, 2000, respectively. Each Severance Agreement provides that if a Named Executive Officer's employment is terminated by the Company without "cause" or by the Named Executive Officer for "good reason" (as defined in the Severance Agreement) following a "change in control" of the Company, the Named Executive Officer will receive a lump sum amount equal to three times the sum of (x) the greater of the Named Executive Officer's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Named Executive Officer's termination is based and the Named Executive Officer's annual base salary in effect immediately prior to the "change in control" and (y) the greater of the target bonus for the Named Executive Officer under the EIP in the year immediately preceding that in which the termination occurs and the average such bonus for the three years immediately preceding the "change in control." Also, each Severance Agreement provides that (i) the Named Executive Officer will receive a lump sum payment equal to the sum of any awarded but unpaid compensation under the EIP and a pro rata portion to the date of the Named Executive Officer's termination of the aggregate value of all contingent incentive compensation awards to the Named Executive Officer for all uncompleted periods under the EIP calculated by assuming all annual incentive targets have been met; (ii) all outstanding stock incentive awards (including stock options) will immediately vest and remain exercisable until at least 90 days following the "change in control"; and
(iii) the Named Executive Officer will be entitled to two years of continued medical and other insurance benefits. In addition, the Company has a company-wide Severance Pay Policy, effective September 1, 2001, which covers all eligible employees of the Company, including the Named Executive Officers. Pursuant to the Severance Pay Policy, upon termination under certain conditions, each of the Named Executive Officers would be eligible to receive four weeks of severance pay per year of employment with the company, with a minimum of 26 weeks and a maximum of 52 weeks of severance pay granted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



    In December of 1999, we sold all of the shares of capital stock of a direct subsidiary, Columbine, to CJDS Holdings, Inc., which is an affiliate of THL and ECP. Columbine JDS Systems provided software products and related services to the advertising agency, cable, satellite and terrestrial broadcast industries in the United States and around the world. The total sale price for the shares of Columbine was $165.0 million.



    In order to finance the acquisition of the shares of Vertis Holdings' common stock as part of the merger of Vertis Holdings with BFH Merger Corp. and the related recapitalization, and in order to provide Vertis Holdings with funds to pay holders of Vertis Holdings' convertible preferred securities, we declared dividends to Vertis Holdings totaling $328.3 million between December 1999 and March 2000.



    On December 7, 1999, we entered into consulting agreements commencing January 1, 2000 with each of Thomas H. Lee Capital, LLC (an affiliate of Thomas
H. Lee Equity Fund IV, LP, a significant stockholder of Vertis Holdings), THL Equity Advisors IV, LLC (an affiliate of Thomas H. Lee Equity Fund IV, LP), and Evercore Advisors Inc. (an affiliate of Evercore Capital Partners, LP, a significant stockholder of Vertis Holdings). Under each agreement, these parties have agreed to provide us with consulting services on matters involving corporate finance, strategic corporate planning and other management skills and services. The annual fees payable to these parties under these agreements amount to approximately $414,000, $586,000 and $250,000. Unless otherwise agreed, the consulting agreements with Thomas H. Lee Capital, LLC and THL Equity Advisors IV, LLC expire when certain persons affiliated with THL cease to own at least one-third of the number of Vertis Holdings common shares they collectively held immediately after December 7, 1999. The consulting agreement with Evercore Advisors Inc. expires when Evercore Capital Partners, LP and certain of its affiliates cease to own at least one-third of the number of Vertis Holdings common shares they collectively held immediately after December 7, 1999.



    On December 7, 1999, Vertis Holdings issued to certain of its equity investors $100.0 million aggregate principal amount of 12.0%, payable 10% in cash and 2% in kind, mezzanine notes as part of a unit including warrants to purchase common stock of Vertis Holdings to certain of the equity investors at the time of Vertis Holdings' recapitalization. Since August 2001, the entire 12.0% interest has been payable in kind. Effective June 25, 2002, the interest rate was changed to 13% payable in kind at least through December 31, 2005.



    In the years ended December 31, 1999, 2000 and 2001, we paid dividends to Vertis Holdings of $6.9 million, $9.0 million and $7.7 million, respectively, to pay interest on the mezzanine notes and Vertis Holdings' former convertible preferred securities.



    Vertis Holdings contributed cash of $16.4 million, $67.0 million and $0.2 million to us following the sale of certain internet related investments in the years ended December 31, 1999, 2000 and 2001, respectively.



    On January 1, 2001, we transferred 13 management and support personnel employed at our parent, Vertis Holdings, to CLC (an affiliate of R. Theodore Ammon). In exchange for a $14.0 million one-time payment by us to CLC, CLC assumed all of our compensation obligations (including severance obligations) with respect to these transferred employees and certain overhead obligations associated with the transferred personnel, arising after December 31, 2000. Additionally, in connection with this transaction, we transferred to CLC certain other assets, which we believe have an aggregate value of approximately $235,000. In connection with that transaction, we sold our holdings of 669,351 shares of common stock, and warrants to purchase 875,352 shares of common stock, of 24/7 Media, Inc., to CLI Associates LLC (an affiliate of R. Theodore Ammon) for an aggregate purchase price of approximately $580,000. In connection with this sale, we realized a pre-tax loss of $2.0 million.

Concurrently, THL acquired an additional $40 million in our equity from an affiliate of CLC in exchange for $40 million of Vertis Holdings' mezzanine financing owned by THL.



    In connection with the recapitalization of Vertis Holdings, certain of our employees were granted the option to purchase shares of Vertis Holdings and to finance such purchase through signing full-recourse loans with Vertis Holdings. These loans (the "Management Loans") bear interest at 8.5% per year and compound quarterly, with the principal and interest due in a lump sum on varying dates up to December 7, 2005. The shares purchased with the Management Loans are held as security for the Management Loans. At June 30, 2002, the balance of outstanding Management Loans was $4.8 million, which included $0.8 million of accrued interest.



    On September 5, 2002, the Board of Directors of Vertis Holdings adopted a unanimous written consent offering those employees who have an outstanding Management Loan a one-time option to sell the shares securing the Management Loans back to Vertis Holdings in exchange for the cancellation of the Management Loans. These shares have an assumed fair market value of $31.50 as of September 5, 2002. In addition, Vertis Holdings will forgive the interest that has accrued on the Management Loans to any employee who sells their stock back to Vertis Holdings. The tax consequence, if any, of the interest forgiveness is the responsibility of the employee.



    On September 5, 2002, the Board of Directors of Vertis Holdings also adopted another unanimous written consent whereby Vertis Holdings authorized issuance of 140,000 options to certain management employees of Vertis. These options will have an exercise price of $31.50, the assumed fair market value of the underlying common stock as of the date of grant, a ten-year term and will vest in installments over three years with accelerated vesting provided certain performance goals are achieved at Vertis.

                              BENEFICIAL OWNERSHIP



    Vertis is a wholly-owned subsidiary of Vertis Holdings.



    The following table sets forth certain information regarding the beneficial ownership of Vertis Holdings' common stock as of July 31, 2002 for (i) each stockholder who is known by us to beneficially own more than 5% of Vertis Holdings common stock, (ii) each director and executive officer of Vertis and Vertis Holdings, and (iii) all of the directors and executive officers of Vertis and Vertis Holdings as a group.



                                                                SHARES BENEFICIALLY OWNED
                                                              ------------------------------
                                                              AMOUNT AND NATURE   PERCENTAGE
NAME OF BENEFICIAL OWNER                                       OF OWNERSHIP(1)     OF CLASS
------------------------                                      -----------------   ----------
Thomas H. Lee Partners L.P. and Affiliates(2)...............      8,844,938          62.3%
Evercore Capital Partners L.P. and Affiliates(3)............      2,114,519          14.9%
Estate of R. Theodore Ammon and Affiliates(4)...............        787,031           5.5%
Donald E. Roland(5).........................................        175,247              *
Dean D. Durbin(6)...........................................         38,370              *
Herbert W. Moloney III(7)...................................         57,155              *
Adriaan Roosen..............................................         10,952              *
John V. Howard, Jr..........................................         17,956              *
Catherine S. Leggett........................................         20,666              *
Thomas H. Lee(8)............................................        117,296              *
Anthony J. DiNovi(9)........................................         21,556              *
Scott M. Sperling(10).......................................         21,556              *
Soren L. Oberg(11)..........................................          1,358              *
Roger C. Altman(12).........................................                             *
Austin M. Beutner(13).......................................                             *
All Directors and Executive Officers of Vertis and Vertis
  Holdings as a group (14 persons)(14)......................        482,112           3.4%


------------------------


*   Less than one percent.



(1) This column includes shares which directors and executive officers of Vertis have the right to acquire within 60 days. Except as otherwise indicated, each person and entity has sole voting and dispositive power with respect to the shares set forth in the table.



(2) Includes warrants to purchase 252,322 shares of common stock which are presently exercisable, of which 39,374 are held by CLI/THLEF IV Vertis LLC. With respect to the shares of common stock, 104,318 shares are held by Cadogan Capital LLC and 1,248,295 shares are held by CLI/THLEF IV Vertis LLC.



(3) Includes 30,136 shares of common stock held by Cadogan Capital LLC.



(4) Includes warrants to purchase 157,497 shares of common stock held by CLI/THLEF IV Vertis LLC which are presently exercisable. With respect to the shares of common stock, 312,074 shares are held by CLI/THLEF IV Vertis LLC, and the remaining are held through CLI Associates LLC.



(5) Director of Vertis Holdings and Vertis; includes rights entitling
    Mr. Roland to 20,466 shares of common stock upon the occurrence of certain sales or liquidation of Vertis Holdings and options to purchase 102,778 shares of common stock which are presently exercisable.



(6) Includes rights entitling Mr. Durbin to 6,002 shares of common stock upon the occurrence of certain sales or liquidation of Vertis Holdings and options to purchase 22,828 shares of common stock which are presently exercisable.

(7) Includes rights entitling Mr. Moloney to 7,813 shares of common stock upon the occurrence of certain sales or liquidation of Vertis Holdings and options to purchase 33,792 shares of common stock which are presently exercisable.



(8) Director of Vertis Holdings and Vertis; includes warrants to purchase 3,344 shares of common stock which are currently exercisable. With respect to the shares of common stock, 16,547 shares are held by CLI/THLEF Vertis LLC and 1,384 shares are held by Cadogan Capital LLC.



(9) Director of Vertis Holdings and Vertis; includes warrants to purchase 615 shares of common stock which are presently exercisable, of which 96 are held by CLI/THLEF IV Vertis LLC. With respect to the shares of common stock, 254 shares are held by Cadogan Capital LLC and 3,042 shares are held by CLI/THLEF IV Vertis LLC.



(10) Director of Vertis Holdings and Vertis; includes warrants to purchase 615 shares of common stock which are presently exercisable, of which 96 are held by CLI/THLEF IV Vertis LLC. With respect to the shares of common stock, 254 shares are held by Cadogan Capital LLC and 3,042 shares are held by CLI/THLEF IV Vertis LLC.



(11) Director of Vertis Holdings and Vertis; includes warrants to purchase 39 shares of common stock which are presently exercisable, of which 6 are held by CLI/THLEF IV Vertis LLC. With respect to the shares of common stock, 16 shares are held by Cadogan Capital LLC and 192 shares are held by CLI/THLEF IV Vertis LLC.



(12) Director of Vertis Holdings and Vertis; Mr. Altman, a managing member of Evercore Partners LLC, may be deemed to share beneficial ownership of any shares of common stock beneficially owned by Evercore Partners LLC but hereby disclaims such beneficial ownership, except to the extent of his pecuniary interest in the Evercore Funds (Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P. and Evercore Co-Investment Partnership LP) or Evercore Partners LLC.



(13) Director of Vertis Holdings and Vertis; Mr. Beutner, a managing member of Evercore Partners LLC, may be deemed to share beneficial ownership of any shares of common stock beneficially owned by Evercore Partners LLC but hereby disclaims such beneficial ownership, except to the extent of his pecuniary interest in the Evercore Funds (Evercore Capital Partners LP, Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P. and Evercore Co-Investment Partnership LP) or Evercore Partners LLC.



(14) Includes rights to 34,281 shares of common stock upon the occurrence of certain sales or liquidation of Vertis Holdings, options to purchase 19,858 shares of common stock which are presently exercisable and warrants to purchase 162,172 shares of common stock which are presently exercisable.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE SENIOR BANK FINANCING

    SUMMARY. On December 7, 1999, we entered into new credit facilities for an aggregate amount of up to $800 million. These credit facilities consist of four tranches:

    - Term Loan A of $250 million, requiring periodic principal payments which began in 2000 with a final maturity date of December 7, 2005;

    - Term Loan B of $300 million, requiring periodic principal payments which began in 2000 with a final maturity date of December 7, 2008; and

    - revolving credit facilities totalling $250 million which mature on December 7, 2005, with no principal amortization or scheduled commitment reductions prior to such final maturity. The revolving credit facilities may be increased, subject to the approval of the administrative agent under the senior bank credit agreement and each lender that will provide an incremental commitment, by not more than $50.0 million in the aggregate (although no lender has any obligation to increase its commitment). Amounts under the revolving credit facilities may be repaid and re-borrowed prior to final maturity.

    Subject to customary exceptions, loans under the term loan facilities will have to be prepaid (and/or the revolving credit facilities will have to be permanently reduced) out of:

    - any annual excess cash flow, as defined in the senior bank credit agreement,

    - the net cash proceeds from certain common equity issuances by, or capital contributions to, Vertis Holdings and its subsidiaries, and

    - the net cash proceeds of asset sales, insurance and condemnation recoveries and other securities issuances of Vertis Holdings and its subsidiaries.

    AGENTS. JPMorgan Chase Bank acts as administrative agent for the syndicate of lenders under the senior bank credit agreement. Deutsche Bank Trust Company Americas acts as syndication agent for the lenders under the senior bank credit agreement.

    INTEREST AND FEES. Borrowings made under the Term Loan A and under the Term Loan B bear interest at a rate equal to, at our option, a eurodollar rate (LIBOR) plus 3.00% or the base rate plus 2.00%, and a eurodollar rate (LIBOR) plus 3.75% or the base rate plus 2.75%, respectively.

    Borrowings made under the revolving credit facilities bear interest at a rate equal to, at our option, a eurodollar rate (LIBOR) or the relevant Euro rate (i.e., LIBOR, Euro LIBOR or the Sterling Euro rate) a eurodollar rate (LIBOR) plus 3.00%, or the base rate plus 2.00%. In addition, a commitment fee equal to the sum of 0.50% per annum on the unutilized commitments under the revolving credit facilities is payable quarterly in arrears.

    The Euro rate margins and base rate margins set forth above are subject to
(i) increase by 0.50% for the period from November 26, 2001 through the first date of financial covenant compliance under the senior credit agreement on or after December 31, 2002 (the "First Compliance Date") and (ii) on and after the First Compliance Date, adjustment (other than for Term Loan B) by reference to a pricing schedule in the senior bank credit agreement which is based upon the achievement of specified leverage ratios.

    The base rate is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by the administrative agent as its prime commercial lending rate and (ii) a rate equal to one-half of 1% per annum above the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York.

    Base rate interest is payable quarterly in arrears. Eurodollar rate interest is payable in arrears at the earlier of the end of (i) the applicable interest period and (ii) each quarter.

    GUARANTEES AND SECURITY. The obligations of Vertis and the U.K. subsidiary borrowers under the senior bank credit agreement are also guaranteed by Vertis Holdings and certain of its wholly-owned domestic subsidiaries (including Vertis, in the case of the obligations of the U.K. subsidiary borrowers). The joint and several obligations of the U.K. subsidiary borrowers under the senior bank credit agreement are also guaranteed by certain of Vertis Holdings' wholly-owned U.K. subsidiaries. The obligations of Vertis and the U.K. subsidiary borrowers (and the obligations of Vertis Holdings and the domestic subsidiaries of Vertis Holdings under their respective guarantees) are secured by a first priority perfected lien on substantially all of the assets (tangible and intangible) of Vertis Holdings, Vertis and their respective wholly-owned domestic subsidiaries, except that not more than 65% of the total outstanding voting stock of any non-U.S. subsidiary is required to be pledged to secure the obligations of Vertis Holdings, Vertis or any of their respective domestic subsidiaries under the senior bank credit agreement or the relevant guarantees, as the case may be, if a pledge of such stock in excess of such percentage could give rise to an adverse tax consequence to Vertis. The obligations of the U.K. subsidiary borrowers under the senior bank credit agreement (and the obligations of the U.K. subsidiary guarantors under their guarantees) are also secured by a first priority perfected lien on substantially all of the assets of the U.K. subsidiary borrowers and the U.K. subsidiary guarantors.

    COVENANTS. The senior bank credit agreement contains customary covenants applicable to Vertis Holdings and its subsidiaries, other than certain unrestricted subsidiaries. The senior bank credit agreement contains restrictions on, among other things, our ability to:

    - incur debt;

    - sell or purchase certain assets;

    - enter into sale/leaseback transactions and make lease payments;

    - change our business;

    - issue stock;

    - enter into some mergers, acquisitions, joint ventures, partnerships and other business combinations;

    - make prepayments of certain debt;

    - enter into transactions with affiliates;

    - form subsidiaries and restrict certain activities of our subsidiaries;

    - make capital expenditures;

    - incur liens;

    - make loans and investments;

    - amend or modify our governing documents and certain debt agreements; and

    - subject to certain exceptions, pay dividends to, or repurchase or redeem stock from, shareholders.

    The senior bank credit agreement also includes financial covenants, requiring us to maintain specified levels of interest coverage and debt to EBITDA. On November 26, 2001, we and the lenders amended the senior bank credit agreement to relax these financial covenant ratios through the end of 2002. The amendment also provides for an increase in the interest rate applicable to the loans under the senior bank credit agreement and imposes additional restrictions on our ability to make acquisitions or other capital expenditures, enter into business combinations and incur debt, among other things.

    We and the lenders have negotiated a further amendment to the senior bank credit agreement, which became effective on June 24, 2002. This amendment permitted the issuance of the notes and relaxed the financial covenant ratios through the end of year 2005.

    The terms of the senior bank credit agreement provide that, subject to applicable grace periods in some circumstances, Vertis will be in default if principal, interest or fees are not paid when due under the senior bank credit agreement or, upon the failure to comply with any of the covenants described above, on a change of control (as defined in the senior bank credit agreement) of Vertis Holdings, Vertis or any other borrower or various other defaults, including, but not limited to, bankruptcy, cross defaults, inaccuracy of representations and warranties and invalidity of security and guarantees. If a default occurs, the senior bank lenders are entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the senior bank credit agreement and may require all of those amounts to be immediately paid in full.

SENIOR SUBORDINATED CREDIT FACILITY


    SUMMARY. On December 7, 1999, the Company entered into a $450.0 million senior subordinated credit agreement. Borrowings under the senior subordinated credit agreement consists of a $450.0 million term loan, which matures on December 7, 2009. Deutsche Bank Trust Company Americas, JPMorgan Chase Bank and Banc of America Bridge LLC act as agents under the senior subordinated credit agreement. On a pro forma basis after giving effect to the offering of the notes as of June 30, 2002, we would have $327.5 million of term loans outstanding under our senior subordinated credit agreement. The senior subordinated credit facility includes $14.9 million of debt discount related to the issuance of detachable warrants.


    INTEREST.  The term loans bear interest at a rate equal to the greater of
(i) the ten year treasury rate plus a spread or (ii) the LIBOR rate plus a spread. Currently the term loans bear interest at a rate of 13.5%.

    COVENANTS. The senior subordinated credit agreement contains covenants substantially similar to those contained in the indenture that governs the notes, which restrict our ability to:

    - incur additional debt;

    - pay dividends or make distributions on our capital stock or repurchase our capital stock;

    - repurchase subordinated indebtedness;

    - make certain investments;

    - create liens on our assets to secure debt;

    - enter into transactions with affiliates;

    - merge or consolidate with another company; and

    - sell, lease or otherwise dispose of all or substantially all of our assets.

    EVENTS OF DEFAULT. The senior subordinated credit agreement contains events of default similar to those contained in the indenture governing the notes.

MEZZANINE NOTES OF VERTIS HOLDINGS


    In connection with the recapitalization of Vertis Holdings in December 1999, Vertis Holdings issued $100.0 million aggregate principal amount of mezzanine notes as part of a unit including warrants to purchase common stock of Vertis Holdings to certain of the equity investors at the time of such recapitalization. The 12.0% annual interest rate on the mezzanine notes was originally payable 10% in cash and 2% in kind. From August 2001 to June 24, 2002, the entire 12% interest was payable in kind. Effective June 25, 2002, the interest rate was changed to 13% payable in kind through December 31, 2005. The mezzanine notes mature on December 7, 2010 and do not contain any negative covenants. As of June 30, 2002, the current principal amount of the mezzanine notes was $114.7 million net of debt discount. The notes offered hereby will allow us to pay dividends to Vertis Holdings to pay interest on the mezzanine notes to the extent we have restricted payment capacity under the indenture governing the notes. The senior credit facility will allow interest on the mezzanine notes to be paid in cash beginning January 1, 2006, provided there is no default under the senior credit facility.


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                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

    The private notes were, and the exchange notes will be, issued under the indenture dated as of June 24, 2002, among the Company, the Guarantors and The Bank of New York, as the trustee. The following is only a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. WE URGE YOU TO READ THE INDENTURE BECAUSE IT DEFINES YOUR RIGHTS. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the indenture has been filed as an exhibit to the registration statement which includes this prospectus.

    For purposes of this section, references to the "Company" include only Vertis and not its subsidiaries or parent company. References in this section to the "notes" are references to both the private notes and the exchange notes. You can find definitions of certain capitalized terms used in this description under "--Certain Definitions."

    The exchange notes will be unsecured obligations of the Company, ranking equally in right of payment with all other senior unsecured obligations of the Company. The exchange notes will be effectively subordinated to all secured debt of the Company and the Guarantors to the extent of the assets securing such debt. After giving effect to the offering of the notes, at March 31, 2002, the aggregate amount of secured debt outstanding would have been approximately $554.5 million, excluding our accounts receivable securitization facility and unused commitments of $52.5 million under the Senior Credit Facility.

    The private notes and the exchange notes will be considered collectively to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offer to purchase.

PRINCIPAL, MATURITY AND INTEREST

    The notes are unlimited in aggregate principal amount, of which $250.0 million in aggregate principal amount were issued on June 24, 2002, in the form of private notes. In this prospectus we offer exchange notes in aggregate principal amounts of $250.0 million in exchange for the private notes. Additional notes in an unlimited aggregate principal amount may be issued under the indenture in the future.

    The exchange notes will mature on June 15, 2009. Additional notes may be issued from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." Interest on the exchange notes will accrue at the rate of 10 7/8% PER ANNUM and will be payable semi-annually in cash on each June 15 and December 15, commencing December 15, 2002 to the persons who are registered holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

    The Company will issue the exchange notes in fully registered form in denominations of $1,000 and integral multiples thereof. The trustee will initially act as Paying Agent and Registrar for the notes. The exchange notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the notes. The Company will pay principal (and premium, if any) on the exchange notes at the trustee's corporate trust office in New York, New York. At the Company's option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders.

SINKING FUND

    The exchange notes will not be entitled to the benefit of any mandatory sinking fund.

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REDEMPTION

    OPTIONAL REDEMPTION. Except as described below, the notes are not redeemable before June 15, 2006. Thereafter, the Company may redeem the exchange notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 15 of the year set forth below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................   105.4375%
2007........................................................   102.7188%
2008 and thereafter.........................................   100.0000%

    In addition, the Company must pay accrued and unpaid interest on the exchange notes redeemed.

    OPTIONAL REDEMPTION UPON EQUITY OFFERINGS. At any time, or from time to time, on or prior to June 15, 2005, the Company may, at its option, use the net cash proceeds of one or more equity offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) issued under the indenture at a redemption price equal to 110.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED that:

        (1) at least 65% of the original principal amount of the notes issued under the indenture (including any additional notes) remains outstanding immediately after any such redemption; and

        (2) the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

    "EQUITY OFFERING" means any public or private sale of Qualified Capital Stock of Vertis Holdings or the Company or any capital contribution to Vertis Holdings; provided that, in the event of an Equity Offering by Vertis Holdings or any capital contribution to Vertis Holdings, Vertis Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering or capital contribution necessary to pay the aggregate redemption price of the notes to be redeemed pursuant to the preceding paragraph.

    OPTIONAL REDEMPTION UPON A CHANGE OF CONTROL. At any time on or prior to June 15, 2006, the exchange notes may also be redeemed or purchased (by the Company or any other Person) in whole but not in part, at the Company's option, upon the occurrence of a Change of Control, at a price equal to 100% of the principal amount thereof plus the applicable premium (as defined below) as of, and accrued but unpaid interest, if any, to the date of redemption or purchase (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 90 days after the occurrence of such Change of Control). The Company may provide in such notice that payment of such price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may be given prior to the occurrence of the related Change of Control, and any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

    "APPLICABLE PREMIUM" means, with respect to a note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such exchange note and
(ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such exchange note on June 15, 2006 (such redemption price being that described in the first paragraph of this "Redemption" section) plus
(2) all required remaining scheduled interest payments due on such exchange note through June 15, 2006,

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
computed using a discount rate equal to the treasury rate (as defined below) plus 50 basis points over (B) the principal amount of such exchange note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company will designate; PROVIDED, HOWEVER, that such calculation shall not be a duty or obligation of the trustee.

    "TREASURY RATE" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to June 15, 2006; PROVIDED, HOWEVER, that if the period from such Redemption Date to June 15, 2006 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the treasury rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to June 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

SELECTION AND NOTICE OF REDEMPTION

    In the event that the Company chooses to redeem less than all of the exchange notes, the trustee will select the exchange notes or portions of the exchange notes for redemption either:

        (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

        (2) on a PRO RATA basis, by lot or by such method as the trustee shall deem fair and appropriate.

    No exchange notes of a principal amount of $1,000 or less will be redeemed in part. If a partial redemption is made with the net cash proceeds of an Equity Offering, the trustee will select the exchange notes only on a PRO RATA basis or on as nearly a PRO RATA basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on exchange notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

GUARANTEES

    Those of the Company's Domestic Restricted Subsidiaries on the Issue Date that are guarantors under the Company's Senior Credit Facility will guarantee, and certain future Domestic Restricted Subsidiaries may guarantee, on a senior basis, the exchange notes. See "--Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries."

    The Guarantors will jointly and severally guarantee (each a "Guarantee" and collectively the "Guarantees") the Company's obligations under the indenture and the exchange notes on a senior basis. Each Guarantee will rank equally in right of payment with all other senior unsecured obligations of the respective Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting (after giving effect to all Guarantor Senior Debt of the respective Guarantor) a fraudulent conveyance or fraudulent transfer under applicable law.

    Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See "--Certain Covenants--Merger,

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Consolidation and Sale of Assets." In the event all of the Capital Stock of a
Guarantor is sold by the Company and the sale complies with the provisions set forth in "--Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be released.

    Separate condensed consolidated financial information of the Guarantors are included in Note 12 to our condensed consolidated financial statements and Note 19 to our consolidated financial statements in this prospectus.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

    Within 30 days following the date upon which the Company obtains actual knowledge that a Change of Control occurred, the Company must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law or stock exchange rule (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

    Prior to the mailing of the notice referred to above, but in any event within 30 days following the date upon which the Company obtains actual knowledge of any Change of Control, the Company covenants to:

        (1) repay in full and terminate all commitments under Indebtedness under the Senior Credit Facility or offer to repay in full and terminate all commitments under all Indebtedness under the Senior Credit Facility and to repay the Indebtedness owed to each lender which has accepted such offer; or

        (2) obtain the requisite consents under the Senior Credit Facility to permit the repurchase of the notes as provided below.

    The Company will first comply with the covenant in the immediately preceding paragraph before it is required to repurchase the notes pursuant to the provisions described above. The Company's failure to comply with the covenant described in the immediately preceding paragraph (and any failure to mail the notice referred to in the second preceding paragraph as a result of the prohibition in the immediately preceding paragraph) may (with notice and lapse of time) constitute an Event of Default described in clause (3), but shall not constitute an Event of Default described in clause (2), under "Events of Default."

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

    The definition of "Change of Control" includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the Company's assets. There is no precise definition of the phrase "substantially all" under applicable law and various courts have interpreted the phrase in different ways. Accordingly, it may be uncertain whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore unclear whether a Change of Control has occurred and whether the holders have the right to require the Company to repurchase such notes.

    Neither the Board of Directors of the Company nor the trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. Restrictions in the indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such a redemption or repurchase. These restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While these restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture by virtue thereof.

CERTAIN COVENANTS

    The indenture governing the notes contains certain covenants limiting our and most or all of our subsidiaries' ability to:

    - incur additional debt;

    - pay dividends or make distributions on our capital stock;

    - repurchase subordinated indebtedness;

    - make certain investments;

    - create liens on our assets to secure debt;

    - enter into transactions with affiliates;

    - merge or consolidate with another company; and

    - sell, lease or otherwise dispose of all or substantially all of our assets.

    These covenants are subject to a number of important limitations and exceptions. A more detailed description of the covenants and the limitations and exceptions to them follows below.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock or options, warrants and other rights to purchase the same) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock;

        (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

        (3) make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligation; or

        (4) make any Investment (other than Permitted Investments) in any other Person (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto:

        (A) a Default or an Event of Default has occurred and is continuing; or

        (B) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

        (C) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) exceeds the sum of (the "Restricted Payment Basket"):

           (v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned subsequent to June 30, 2002 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

           (w) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding aggregate net cash proceeds from the sale of Capital Stock to the extent used to repurchase or acquire shares of Capital Stock of the Company or a Subordinated Obligation of the Company or a Guarantor pursuant to clause (2) of paragraph (b) below); plus

           (x) without duplication of any amounts included in clause (w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Issue Date; plus

           (y) to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the net cash proceeds received with respect to such sale, liquidation or repayment of such Investment, but only to the extent not included in the calculation of Consolidated Net Income.

    (b) Notwithstanding the foregoing, the provisions set forth in paragraph (a) do not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

        (2) the acquisition of any shares of Capital Stock of the Company or the repurchase, redemption or other repayment of any Subordinated Obligation of the Company or any Guarantor in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

        (3) the repurchase, redemption or other repayment of any Subordinated Obligation of the Company or any Guarantor in exchange for or solely out of the proceeds of the substantially

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    concurrent issuance (other than to a Subsidiary of the Company) of a
    Subordinated Obligation of the Company or such Guarantor with no payments of principal required until at least six months following the maturity date of the notes;

        (4) the making of distributions, loans or advances in an amount not to exceed (x) $5.0 million to pay the ordinary operating costs of Vertis Holdings (including, without limitation, directors fees, indemnification obligations, professional fees and expenses) related to Vertis Holdings' ownership of Capital Stock of the Company (other than to the Equity Investors or their Affiliates) in any fiscal year plus (y) any other amounts of corporate overhead expenses payable by Vertis Holdings which were deducted in calculating the Consolidated Net Income of the Company in accordance with GAAP;

        (5) the payment by the Company of cash dividends to Vertis Holdings in the amounts and at the times of any payment by Vertis Holdings in respect of taxes, PROVIDED that (x) the amount of cash dividends paid pursuant to this clause (5) to enable Vertis Holdings to pay federal and state income taxes at any time does not exceed the lesser of (A) the amount of such federal and state income taxes owing by Vertis Holdings at such time for the respective period and (B) the amount of such federal and state income taxes that would be owing by the Company and its Subsidiaries on a consolidated basis for such period if determined without regard to Vertis Holdings' ownership of the Company and (y) any refunds will promptly be returned by Vertis Holdings to the Company;

        (6) payments for the purpose of and in an amount equal to the amount required to permit Vertis Holdings to redeem or repurchase Vertis Holdings' common equity or options in respect thereof, in each case, in connection with the repurchase, put or call provisions under employee stock option, management subscription, retained share or stock purchase agreements or other agreements to compensate management employees; PROVIDED that such redemptions or repurchases pursuant to this clause (6) do not exceed
    $10.0 million PER ANNUM; PROVIDED that amounts not used pursuant to this clause (6) in prior years will not be carried forward for use in future years;

        (7) so long as no Default or Event of Default has occurred and is continuing, payments not to exceed $500,000 in the aggregate to enable Vertis Holdings to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

        (8) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other repayment of up to $50.0 million aggregate principal amount of Indebtedness under the Senior Subordinated Credit Agreement in exchange for or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Indebtedness of the Company and/or the Guarantors, which Indebtedness does not meet the requirements set forth in clause (3) above of this paragraph (b);

        (9) payments made to the Equity Investors allowed pursuant to the "Limitation on Transactions with Affiliates" covenant;

        (10) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; and

        (11) additional Restricted Payments in an aggregate amount not to exceed $13.0 million.

    (c) In determining the aggregate amount of the Restricted Payment Basket in accordance with clause (C) of paragraph (a) above, amounts expended pursuant to clauses (1), (6) and (11) of paragraph (b) above will be included in such calculation.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); PROVIDED, HOWEVER, that if no Default or Event of Default has occurred and is continuing at the time or as a consequence of

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the incurrence of any such Indebtedness, the Company or any Guarantor may incur
Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.25 to 1.0 if such Indebtedness is incurred before January 1, 2005, or greater than 2.5 to 1.0 if such Indebtedness is incurred on or after January 1, 2005.

    No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test of the preceding sentence (including, without limitation, Indebtedness under the Senior Credit Facility) will reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of Permitted Indebtedness (including, without limitation, Indebtedness under the Senior Credit Facility pursuant to clause (2) of the definition of Permitted Indebtedness).

    (b) The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

    (c) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the definition of "Permitted Indebtedness", the Company, in its sole discretion, will classify such item of Indebtedness at the time of incurrence and will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the definition of "Permitted Indebtedness" and (2) the Company will be entitled from time to time to reclassify any Indebtedness incurred pursuant to any clause in the definition of "Permitted Indebtedness."

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms that are fair and reasonable to, and in the best interests of, the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company's Board of Directors; PROVIDED, HOWEVER, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at the Company's option (i) such determination will be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction has received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary; PROVIDED, FURTHER, that for a transaction or series of related transactions with an aggregate value of $20.0 million or more, the Board of Directors of the Company has received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary.

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        (b) The foregoing restrictions do not apply to:

           (1) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

           (2) transactions effected as part of a Qualified Receivables Transaction;

           (3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

           (4) Restricted Payments permitted by the indenture;

           (5) loans or advances to officers, directors or employees of the Company or its Restricted Subsidiaries not in excess of $10.0 million at any one time outstanding;

           (6) Permitted Investments or Permitted Liens;

           (7) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally;

           (8) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors, consultants or employees of Vertis Holdings or any of its Restricted Subsidiaries (other than the THL Affiliates and the ECP Affiliates, which are set forth in clauses 9, 10 and 11 below), as determined by the Board of Directors of the Company or any such Restricted Subsidiary or the senior management thereof in good faith, including, without limitation, issuances of stock, payment of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements and other arrangements in effect on the Issue Date or substantially similar thereto;

           (9) the payment, on a quarterly basis, of management fees to (A) THL and/or the THL Affiliates not to exceed $250,000 in any fiscal quarter and (B) ECP and/or the ECP Affiliates not to exceed $62,500 in any fiscal quarter, in each case in accordance with the management agreement between THL, the THL Affiliates, ECP and/or the ECP Affiliates and Vertis Holdings;

           (10) the reimbursement of THL, the THL Affiliates, ECP and/or the ECP Affiliates for the reasonable out-of-pocket expenses incurred by them in connection with performing management services to Vertis Holdings and its Restricted Subsidiaries;

           (11) the payment of one-time fees to THL, the THL Affiliates, ECP and/or the ECP Affiliates in connection with acquisition transactions not prohibited by the indenture, such fees to be payable at the time of each such acquisition and not to exceed (for all fees paid pursuant to this clause (11)) 2.5% of the aggregate consideration paid by Vertis Holdings and its Restricted Subsidiaries for any such acquisition or such lesser amount as is then permitted pursuant to the Senior Credit Facility; and

           (12) reasonable and customary fees paid to members of the Board of Directors of the Company, other than THL, the THL Affiliates, ECP and the ECP Affiliates.

    Notwithstanding the foregoing, the Company will only pay one-half of any management or other fees or expenses permitted under clauses (9), (10) and
(11) to the Equity Investors or their Affiliates at a time when a Default or an Event of Default exists; PROVIDED, that such unpaid fees and/or expenses will be paid at such time as such Default or Event of Default has been cured or waived.

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    LIMITATION ON LIENS.  The Company will not, and will not permit any of its
Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of their respective property or assets, or any proceeds, income or profit therefrom, which secure any Indebtedness of the Company or a Guarantor, unless:

        (1) in the case of Liens securing Subordinated Obligations of the Company, the notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens;

        (2) in the case of Liens securing Subordinated Obligations of a Guarantor, such Guarantor's Guarantee is secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens; and

        (3) in all other cases, the notes are or such Guarantor's Guarantee is, as the case may be, equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

        (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

        (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

    except for such encumbrances or restrictions existing under or by reason of:

        (a) applicable law;

        (b) the indenture or the Senior Subordinated Credit Agreement or encumbrances or restrictions substantially similar to the encumbrances and restrictions contained in the indenture or the Senior Subordinated Credit Agreement, taken as a whole;

        (c) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

        (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to the Company or any Restricted Subsidiary of the Company, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; PROVIDED, HOWEVER, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of an acquisition by the Company or the Restricted Subsidiary;

        (e) agreements existing on the Issue Date;

        (f) the Senior Credit Facility or the A/R Facility;

        (g) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

        (h) restrictions imposed by any agreement to sell assets permitted under the indenture to any Person pending the closing of such sale;

        (i) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; PROVIDED that such restrictions apply only to such Receivables Entity;

        (j) agreements governing Indebtedness permitted to be incurred pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant, provided that the provisions relating to such encumbrances or restrictions contained in such Indebtedness are not materially less favorable to

                                      102
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    the Company as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions contained in the Senior Credit Facility as in effect on the Issue Date; or

        (k) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e) or (f) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Company or the holders in any material respect as determined by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e) or (f).

    LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets to, another Person or Persons unless:

        (1) either:

           (i) the Company will be the surviving or continuing corporation of such merger or consolidation; or

           (ii) the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person will expressly assume all the obligations of the Company under the notes and the indenture;

        (2) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the other adjustments that are referred to in the definition of "Consolidated Fixed Charge Coverage Ratio"), the Company or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

        (3) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default has occurred and is continuing; and

        (4) the Company or the surviving entity, as the case may be, has delivered to the trustee an officers' certificate and opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture, that the surviving Person agrees to be bound thereby and by the notes and the Registration Rights Agreement, and that all conditions precedent in the indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

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    Notwithstanding the foregoing clauses (1), (2) and (3):

        (a) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

        (b) the Company may merge with an Affiliate that is (x) a corporation that has no material assets or liabilities and which was incorporated solely for the purpose of reincorporating the Company in another jurisdiction or
    (y) a Restricted Subsidiary of the Company that is a Guarantor so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

    The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such.

    Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the indenture) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

        (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

        (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

        (3) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and

        (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

    Any merger or consolidation of a Restricted Subsidiary with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

    LIMITATION ON ASSET SALES. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

        (2) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes and other than liabilities consisting of Disqualified Capital Stock) (i) that are assumed by the transferee of any such assets and from which the Company and its Restricted Subsidiaries are unconditionally released or (ii) in respect of which neither the Company nor any Restricted Subsidiary following such sale has any obligation and (y) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are promptly, but in no event more than 60 days after receipt, converted by the Company or such

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    Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), will be deemed to be cash for purposes of this provision; and

        (3) upon the consummation of an Asset Sale, the Company will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

           (a) to repay any Indebtedness under the Senior Credit Facility and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

           (b) to reinvest in Productive Assets (and to the extent such reinvestment constitutes an Investment, such reinvestment complies with the "Limitation on Restricted Payments" covenant); or

           (c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

    On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the immediately preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the immediately preceding sentence (each a "Net Proceeds Offer Amount") will be applied by the Company or such Restricted Subsidiary to make an offer to purchase for cash (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a PRO RATA basis, that amount of notes equal to the Net Proceeds Offer Amount at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest, dividends or other earnings received with respect to any such non-cash consideration), then such conversion or disposition will be deemed to constitute an Asset Sale under the indenture as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

    (b) Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $20 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $20 million, at which time the Company or such Restricted Subsidiary will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $20 million or more will be deemed to be a Net Proceeds Offer Trigger Date).

    (c) Notwithstanding the immediately preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

        (1) at least 75% of the consideration for such Asset Sale constitutes Productive Assets (and to the extent any of such Productive Assets constitutes an Investment, such Investment complies with the "Limitation on Restricted Payments" covenant); and

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        (2) such Asset Sale is for at least fair market value (as determined in good faith by the Company's Board of Directors); PROVIDED that any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds and shall be subject to the provisions of this covenant with respect to the application of Net Cash Proceeds; PROVIDED, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default has occurred or is continuing or would occur as a consequence thereof.

    Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a PRO RATA basis (based on amounts tendered). A Net Proceeds Offer will remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

    In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets" above, which transaction does not constitute a Change of Control, the successor Person will be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of clause (a)(3) of this covenant with respect to such deemed sale as if it were an Asset Sale.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue thereof.

    LIMITATION OF GUARANTEES BY RESTRICTED SUBSIDIARIES. The Company will not permit any of its Domestic Restricted Subsidiaries that is not a Guarantor (whether formed or acquired before or after the Issue Date), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company (other than: (1) Indebtedness under Currency Agreements in reliance on clause (5) of the definition of Permitted Indebtedness; or (2) Interest Swap Obligations incurred in reliance on clause (4) of the definition of Permitted Indebtedness), unless, in any such case:

        (1) such Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary, and

        (2) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Subordinated Obligation will be subordinated to such Guarantor's guarantee of the notes.

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    Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

        (1) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph and all other Indebtedness which would require that a Guarantee be executed and delivered pursuant to the preceding paragraph;

        (2) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; PROVIDED that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness of the Company so guaranteed;

        (3) the Legal Defeasance of the notes as described under "Legal Defeasance and Covenant Defeasance"; or

        (4) such Restricted Subsidiary being designated as an Unrestricted Subsidiary in compliance with the indenture.

    CONDUCT OF BUSINESS. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

    REPORTS TO HOLDERS. The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish the holders:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms; and

        (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

    In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act if at the time of such request the Company is not subject to Section 13 or 15(d) of the Exchange Act.

EVENTS OF DEFAULT

    The following events are defined in the indenture as "Events of Default":

        (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

        (2) the failure to pay the principal of any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

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        (3) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

        (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Receivables Entity) of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates
    $20.0 million or more at any time;

        (5) one or more judgments in an aggregate amount in excess of $20.0 million have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

        (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

        (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

    If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

        (1) will become immediately due and payable; or

        (2) if there are any amounts outstanding under the Senior Credit Facility, will become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facility or 5 business days after receipt by the Company and the agent or other representative under the Senior Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

    If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

    The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

        (1) if the rescission would not conflict with any judgment or decree;

        (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

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        (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

        (4) if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

        (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee has received an officers' certificate to the effect that such Event of Default has been cured or waived.

    No such rescission will affect any subsequent Default or impair any right consequent thereto.

    The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

    Holders may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    Under the indenture, the Company is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (PROVIDED that such officers will provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the notes or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes, this is referred to as "Legal Defeasance". Such Legal Defeasance means that the Company is deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

        (1) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

        (2) the rights, powers, trust, duties and immunities of the trustee and the Company's obligations in connection therewith; and

        (3) the Legal Defeasance provisions of the indenture.

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    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture, this is referred to as "Covenant Defeasance". After that any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

        (2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

           (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

           (ii) since the date of the indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default with respect to the indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the notes concurrently with such incurrence);

        (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the indenture, the Senior Subordinated Note Indenture, the Senior Credit Facility or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (6) the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

        (7) the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

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        (8) the Company must deliver to the trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

    Despite the above, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or
(2) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name and at the expense of the Company.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture, as to all outstanding notes when:

    (a) either:

        (1) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

        (2) all notes not theretofore delivered to the trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

    (b) the Company has paid all other sums payable under the indenture by the Company; and

    (c) the Company has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, the Company, the Guarantors and the trustee, without the consent of the holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the holders in any material respect. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

        (1) reduce the amount of notes whose holders must consent to an amendment;

        (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

        (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

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        (4) make any notes payable in money other than that stated in the notes;

        (5) make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

        (6) after the Company's obligations to purchase notes arises thereunder, amend, change or modify any provisions of the indenture or the related definitions affecting the Company's obligation to make a Change of Control Offer in a manner which adversely affects the holders;

        (7) after the Company's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

        (8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture.

GOVERNING LAW

    The indenture is, and the exchange notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    The Bank of New York is the trustee under the Indenture governing the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

    The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; PROVIDED that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or (2) assumed in connection with the acquisition of assets from such Person, in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

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    "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

    "A/R FACILITY" means the Receivables Purchase Agreement dated as of March 19, 1996, as amended among the Company, certain subsidiaries of the Company and BFP Receivables Corporation in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the term thereof, and any successor or replacement agreement, including, without limitation, any agreement or agreements governing a Qualified Receivables Transaction.

    "ASSET ACQUISITION" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of:
(1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; PROVIDED, HOWEVER, that Asset Sales shall not include:

        (a) any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

        (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Certain Covenants--Merger, Consolidation and Sale of Assets";

        (c) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business;

        (d) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

        (e) the licensing of intellectual property;

        (f) disposals or replacements of obsolete equipment in the ordinary course of business;

        (g) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property in transactions constituting Permitted Investments or Restricted Payments that are not prohibited under the "Limitation on Restricted Payments" covenant;

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        (h) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity (for the purposes of this clause (h), Purchase Money Notes is deemed to be cash);

        (i) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

        (j) leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; and

        (k) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

    "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

    "CAPITAL STOCK" means:

        (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

        (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

    "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CASH EQUIVALENTS" means:

        (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or any member state of the European Union or issued by any agency thereof and backed by the full faith and credit of the United States or any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

        (2) marketable direct obligations issued by any state of the United States of America or any member state of the European Union or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

        (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4) time deposits, certificates of deposit or bankers' acceptances (or with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member state of the European Union or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200.0 million;

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        (5) certificates of deposit or bankers' acceptances or similar instruments maturing within one year from the date of acquisition thereof issued by any foreign bank that is a lender under the Senior Credit Facility having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

        (6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (2) above entered into with any bank meeting the qualifications specified in clause (4) above;

        (7) demand deposit accounts maintained in the ordinary course of business; and

        (8) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
    (7) above.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

        (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of
    Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (other than one or more Permitted Holders);

        (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company;

        (3) any Person or Group (other than one or more Permitted Holders) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Vertis Holdings or the Company;

        (4) the occurrence of a "Change of Control" as defined in the Senior Subordinated Credit Agreement, if at such time any Indebtedness of the Company is outstanding under such agreement; or

        (5) the first day on which a majority of the Board of Directors of the Company are not Continuing Directors.

    "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

        (1) Consolidated Net Income; and

        (2) to the extent Consolidated Net Income has been reduced thereby:

           (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

           (b) Consolidated Interest Expense;

           (c) Consolidated Non-cash Charges;

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           (d) the amount of any restructuring reserve or charge recorded during such period in accordance with GAAP;

           (e) any fees permitted pursuant to clause (10) of the "Limitation on Transactions with Affiliates" covenant;

           (f) amounts paid as a spread payment in connection with a cashless exercise of options by a director or employee of Vertis Holdings or any of its Restricted Subsidiaries (i.e., a payment equal to the spread of the then fair market value of Vertis Holdings' Common Stock which may be purchased with such options over the aggregate exercise price of such options); and

           (g) less, without duplication, non-cash items increasing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period in each case determined in accordance with GAAP.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to:

        (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

        (2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period; and

        (3) any asset sales or asset acquisitions (including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company or any Restricted Subsidiary of the Company during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted asset sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of the Company or subsequent to such Person's merger into the

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    Company, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period;

PROVIDED that to the extent that clause (2) or (3) of this sentence requires that pro forma effect be given to an asset sale or Asset Acquisition, such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

    Furthermore, in calculating "Consolidated Fixed Charges" for purposes of this "Consolidated Fixed Charge Coverage Ratio" interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate PER ANNUM resulting after giving effect to the operation of such agreements.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

        (1) Consolidated Interest Expense; plus

        (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and dividends paid on Preferred Stock of Unrestricted Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal; PROVIDED that to the extent that such dividend payments are tax deductible, then this clause (2) shall equal the amount set forth in clause (x) hereof without giving effect to clause (y) hereof.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of, without duplication:

        (1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization of original issue discount and amortization of any deferred financing costs; and

        (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED that there will be excluded therefrom:

        (1) gains and losses from Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP;

        (2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

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        (3) extraordinary, unusual or nonrecurring gains, losses, income or expense, and the related tax effects;

        (4) the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company;

        (5) the net income of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

        (6) the net loss of any Person other than a Restricted Subsidiary of the Company;

        (7) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person unless, in the case of a Restricted Subsidiary of the Company who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (5) above;

        (8) (A) all non-cash charges (PROVIDED that any cash payments actually made with respect to the liabilities for which such cash charges were created will be deducted from Consolidated Net Income in the period when made) and (B) all deferred financing costs written off in connection with the early extinguishment of any Indebtedness, in each case incurred by the Company or any of its Restricted Subsidiaries in connection with the recapitalization of Vertis Holdings in December 1999 and the related financing transactions;

        (9) non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transition; and

        (10) the cumulative effect of a change in accounting principle.

    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who:

        (1) was a member of such Board of Directors on the Issue Date;

        (2) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

        (3) is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the Board of Directors.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

    "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

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    "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

    "DOMESTIC RESTRICTED SUBSIDIARY" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

    "ECP" means Evercore Capital Partners L.P., a Delaware limited partnership.

    "ECP AFFILIATES" means any Affiliate of ECP.

    "ECP INVESTORS" means ECP, Evercore Capital Partners (NQ) L.P. and EBF Group L.L.C., or any limited or general partner, stockholder, officer or employee of such ECP Investor.

    "EQUITY INVESTORS" means THL, THL Investors, ECP, ECP Investors and their respective Affiliates, taken as a whole.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value will be determined by the Board of Directors of the Company acting reasonably and in good faith and will be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the trustee.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "GUARANTOR" means (1) each of the Company's Domestic Restricted Subsidiaries that is a guarantor under the Senior Credit Facility on the Issue Date and
(2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor; PROVIDED that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

    "INDEBTEDNESS" means, with respect to any Person, without duplication:

        (1) all Obligations of such Person for borrowed money;

        (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3) all Capitalized Lease Obligations of such Person;

        (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

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        (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

        (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

        (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, but which Obligations are not assumed by such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

        (8) all Obligations under currency agreements and interest swap agreements of such Person; and

        (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

    For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder. Accrual of interest, accretion or amortization of original issue discount and the payment of any interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for the purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

    "INTERCOMPANY INDEBTEDNESS" means any Indebtedness of the Company or any Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor which, in the case of the Company, is owing to any Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor and which, in the case of any such Subsidiary, is owing to the Company or any Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor; PROVIDED that if as of any date any Person other than the Company or a Guarantor or a Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor, a lender under the Senior Credit Facility or a creditor under any interest rate protection or other hedging agreement (or any collateral agent acting on behalf of such lenders and/or creditors) owns or holds such Indebtedness, or holds any Lien in respect thereof (other than a Lien in favor of the holders, the lenders under the Senior Credit Facility, the creditors under any interest rate protection or other hedging agreement or any collateral agent for such lenders and/or creditors), such Indebtedness shall no longer be Intercompany Indebtedness.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

    "INVESTMENT" by any Person in any other Person means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of

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any Capital Stock, bonds, notes, debentures or other securities or evidences of
Indebtedness issued by, such other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant:

        (1) the Company shall be deemed to have made an "Investment" equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made subsequent to the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary; and

        (2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

    If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, more than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "ISSUE DATE" means June 24, 2002.

    "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of:

        (1) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

        (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

        (3) any relocation expenses and severance, pension and shutdown costs incurred as a result thereof;

        (4) the repayment of Indebtedness that is secured by a Lien on the property or assets that are subject of such Asset Sale and such Lien is permitted by the indenture; and

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        (5) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; PROVIDED that, in the case of the sale by the Company of an asset constituting an Investment made after the Issue Date (other than a Permitted Investment), the "Net Cash Proceeds" in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by the Company with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

    "OBLIGATIONS" means all obligations for (a) principal, premium, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees, and (b) to the extent liquidated and quantifiable at the time of determination, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED HOLDERS" means and includes (i) THL, THL Affiliates and THL Investors and (ii) ECP, ECP Affiliates and ECP Investors.

    "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

        (1) Indebtedness under the notes and the indenture (including any guarantees thereof by the Guarantors) in an aggregate principal amount not to exceed $250.0 million;

        (2) Indebtedness incurred pursuant to the Senior Credit Facility (including but not limited to Indebtedness in respect of letters of credit or bankers' acceptances issued or created thereunder) (including the guarantees made thereunder) in a maximum principal amount not to exceed in the aggregate the amount equal to $670 million less (x) the amount of any proceeds from any incurrence by the Company or any of its Restricted Subsidiaries of Attributed Receivables Facility Indebtedness (as defined in the Senior Credit Facility as in effect on the Issue Date) pursuant to the A/R Facility in excess of $150.0 million and (y) the amount of all mandatory repayments of term loans actually made under, and permanent commitment reductions actually made in the revolving credit portion of, the Senior Credit Facility with Net Cash Proceeds of Asset Sales applied thereto as required by the "Limitation on Asset Sales" covenant;

        (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (including, without limitation, Indebtedness outstanding under the Senior Subordinated Credit Agreement after giving effect to the application of the proceeds from the issuance of the notes on the Issue Date) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

        (4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture;

        (5) Indebtedness of the Company or any of its Restricted Subsidiaries under (i) Currency Agreements entered into, in the judgment of the Company, to protect the Company or such Restricted Subsidiary from foreign currency exchange rates and (ii) Raw Material Hedge Agreements;

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        (6) Intercompany Indebtedness of the Company or any of its Restricted
    Subsidiaries;

        (7) Acquired Indebtedness of any Restricted Subsidiary of the Company that is not a Guarantor to the extent the Company could have incurred such Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio of the "Limitation on Incurrence of Additional Indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness; PROVIDED that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company; PROVIDED, FURTHER, that the aggregate amount of Indebtedness (including refinancings thereof) pursuant to this clause (7) and clause (10) shall not exceed $40.0 million in the aggregate;

        (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

        (9) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than pursuant to clauses
    (2), (4), (5), (6), (7), (8), (10), (11), (12), (13), (14) and (15) of this definition), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof or other premiums to the extent the Company reasonably determines that such premiums are necessary to effect the refinancing ("Premiums") and fees in connection therewith; PROVIDED that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Premiums and related fees or (B) otherwise permitted to be incurred under the indenture) of the Company and its Restricted Subsidiaries and (2) except for Indebtedness that refinances Indebtedness under the Senior Subordinated Credit Agreement which Indebtedness does not have a maturity prior to the maturity of the notes, create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold; PROVIDED that no Restricted Subsidiary of the Company may refinance any Indebtedness pursuant to this clause (9) other than its own Indebtedness;

        (10) (x) Indebtedness incurred by the Company and its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and (y) Capitalized Lease Obligations in an aggregate principal amount outstanding for both clauses (x) and (y) (including refinancings thereof), together with any Indebtedness pursuant to clause (7), not to exceed $40.0 million at the time of any incurrence thereof;

        (11) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

        (12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company;

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        (13) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

        (14) Indebtedness consisting of guarantees (i) by the Company of Indebtedness and any other obligation or liability permitted to be incurred under the indenture by Restricted Subsidiaries of the Company, and
    (ii) subject to the provisions of "Limitation on Guarantees by Restricted Subsidiaries," by Restricted Subsidiaries of the Company of Indebtedness and any other obligation or liability permitted to be incurred by the Company or other Restricted Subsidiaries of the Company; and

        (15) additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $35.0 million at any one time outstanding (which amount may, but need not be incurred in whole or in part under the Senior Credit Facility).

    Notwithstanding anything in the indenture to the contrary, transactions contemplated pursuant to the A/R Facility shall not be deemed to be the incurrence of Indebtedness by the Company or by any Restricted Subsidiary.

    "PERMITTED INVESTMENTS" means:

        (1) Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company that is a Guarantor or any Wholly Owned Subsidiary of the Company that is not a Guarantor (whether existing on the Issue Date or created thereafter) and Investments in the Company by any Restricted Subsidiary of the Company;

        (2) cash and Cash Equivalents;

        (3) Investments existing on the Issue Date;

        (4) loans and advances to employees, officers and directors of the Company and its Restricted Subsidiaries not in excess of $10.0 million at any one time outstanding;

        (5) accounts receivable owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include concessionary trade terms as the customary trade terms;

        (6) Currency Agreements, Interest Swap Obligations and Raw Material Hedge Agreements entered into by the Company or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the indenture;

        (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

        (8) guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under the indenture and the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the "Limitation on Liens" covenant;

        (9) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor or a Wholly Owned Subsidiary of the Company that is not a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the

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    Company that is a Guarantor or any Wholly Owned Subsidiary of the Company
    that is not a Guarantor;

        (10) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not exceeding $20.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (11) any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; PROVIDED that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an equity interest;

        (12) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; PROVIDED that such Asset Sale is effected in compliance with the "Limitation on Asset Sales" covenant; and

        (13) that portion of any Investment where the consideration provided by the Company is Capital Stock of the Company (other than Disqualified Capital Stock).

    "PERMITTED LIENS" means the following types of Liens:

        (1) Liens securing the notes and the Guarantees;

        (2) Liens securing Acquired Indebtedness incurred in reliance on clause (7) of the definition of Permitted Indebtedness; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

        (3) Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (9) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; PROVIDED that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

        (4) Liens in favor of the Company on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary;

        (5) Liens securing Indebtedness under the Senior Credit Facility (including, without limitation, Indebtedness in respect of letters of credit issued thereunder and guarantees thereunder) whether incurred pursuant to clause (2) of the definition of "Permitted Indebtedness" or any other clause thereof or pursuant to the Consolidated Fixed Charge Coverage Ratio;

        (6) Liens securing the A/R Facility;

        (7) Liens securing Interest Swap Obligations permitted to be incurred pursuant to clause (4) of the definition of "Permitted Indebtedness";

        (8) Liens securing Currency Agreements and Raw Material Hedge Agreements permitted to be incurred pursuant to clause (5) of the definition of "Permitted Indebtedness";

        (9) Liens securing Capitalized Lease Obligations and other Indebtedness permitted to be incurred pursuant to clause (10) of the definition of "Permitted Indebtedness";

        (10) Liens securing Indebtedness permitted to be incurred pursuant to clause (11) of the definition of "Permitted Indebtedness";

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        (11) Liens securing Indebtedness permitted to be incurred pursuant to clause (15) of the definition of "Permitted Indebtedness";

        (12) purchase money Liens to finance property or assets (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) of the Company or any Restricted Subsidiary of the Company acquired or constructed in the ordinary course of business; PROVIDED, HOWEVER, that
    (a) the related purchase money Indebtedness shall not exceed the cost of such property (including related expenses and taxes) or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction;

        (13) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

        (14) Liens arising out of the existence of judgments or awards not constituting an Event of Default;

        (15) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the Company and its Restricted Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security, (y) to secure the performance by the Company and its Restricted Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or
    (z) to secure the performance by the Company and its Restricted Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices;

        (16) Liens in favor of customs and revenue authorities arising as a matter of law or regulation to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;

        (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business (excluding any general inventory financing);

        (18) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are being contested in good faith and by appropriate proceedings;

        (19) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of banker's acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

        (20) Liens encumbering deposits made to secure obligation arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiaries, including rights of offset and set-off.

    "PERSON" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "PRODUCTIVE ASSETS" means assets (including Capital Stock) of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries as, or related to such business, conducted on the Issue Date or in businesses reasonably related thereto.

    "PURCHASE MONEY NOTE" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

    "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

    "RAW MATERIAL HEDGE AGREEMENTS" means agreements designed to hedge against fluctuations in the cost of raw materials entered into in the ordinary course of business in connection with the operation of the Company's and its Restricted Subsidiaries' business.

    "RECEIVABLE" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

    "RECEIVABLES ENTITY" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

        (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

           (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

           (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

           (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

        (2) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than (i) pursuant to documents which evidence a Qualified Receivables Transaction and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable; and

        (3) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing.

    Any such designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

    "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

    "SENIOR CREDIT FACILITY" means the Credit Agreement dated as of December 7, 1999, among the Company, certain of its subsidiaries, the lenders party thereto in their capacities as lenders thereunder and J.P. Morgan Securities, Inc. (formerly known as Chase Securities, Inc.) and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Book Managers, JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Syndication Agent, Bank of America, N.A., as Documentation Agent, and various co-agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "SENIOR SUBORDINATED CREDIT AGREEMENT" means the Senior Subordinated Credit Agreement dated as of December 7, 1999, by and among Vertis Holdings, the Company, the subsidiary guarantors named therein, the lenders party thereto, and the agent banks named therein, as the same may be amended from time to time.

    "SIGNIFICANT SUBSIDIARY", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

    "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are reasonably customary in an accounts receivable transaction (including, without limitation, all such representations, warranties, covenants and indemnities included in the documents evidencing the A/R Facility as in effect on the Issue Date).

    "SUBORDINATED OBLIGATION" means (x) with respect to the Company, any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the notes, pursuant to a written agreement and (y) with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the Guarantee of such Guarantor, pursuant to a written agreement.

    "SUBSIDIARY", with respect to any Person, means:

        (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

        (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "THL" means Thomas H. Lee Partners, L.P., a Delaware limited partnership.

    "THL AFFILIATES" means any Affiliate of THL, PROVIDED that for purposes of the definition of "Change of Control," the term THL Affiliate shall not include any portfolio company of either THL or any Affiliate of THL.

    "THL INVESTOR" means and includes Thomas H. Lee Equity Fund, IV, L.P., Thomas H. Lee Foreign Fund, IV, L.P., Thomas H. Lee Equity Fund IV, L.P., 1997 Thomas H. Lee Nominee Trust and Thomas H. Lee Charitable Investment, L.P., or any limited or general partner, stockholder, officer or employee of such THL Investor, or any officer or employee of THL.

    "UNRESTRICTED SUBSIDIARY" of any Person means:

        (1) any Subsidiary of such Person that at the time of determination is or continues to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

        (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that:

        (1) the Company certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

        (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

        (1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

        (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default has occurred and is continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY OWNED SUBSIDIARY" means any Restricted Subsidiary of the Company all the outstanding voting interests or voting Capital Stock of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by the Company.

                         BOOK-ENTRY; DELIVERY AND FORM

    The exchange notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC, in the form of a global certificate.

THE GLOBAL NOTES

    We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the exchange notes.

    Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Vertis, the trustee or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

    Certificated securities will be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

                              PLAN OF DISTRIBUTION

    We are not using any underwriters for this exchange offer. We are also bearing the expenses of the exchange.

    This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any exchange notes received in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will use our reasonable best efforts to keep the registration statement effective and will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

    - in the over-the-counter market;

    - in negotiated transactions;

    - through the writing of options on the exchange notes; or

    - a combination of such methods of resale.

    The exchange notes may be sold from time to time:

    - at market prices prevailing at the time of resale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

    Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

    Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on these resales of exchange notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the private notes, including any broker-dealers, and certain parties related to these holders, against some liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The exchange of private notes for exchange notes should not be treated as a taxable transaction for United States Federal income tax purposes because the terms of the exchange notes should not be considered to differ materially in kind or in extent from the terms of the private notes. Rather, the exchange notes received by a holder of private notes should be treated as a continuation of such holder's investment in the private notes. As a result, there should be no material United States Federal income tax consequences to holders exchanging private notes for exchange notes.

    IF YOU ARE CONSIDERING TO EXCHANGE YOUR PRIVATE NOTES FOR THE EXCHANGE NOTES, YOU SHOULD CONSULT YOU OWN TAX ADVISOR(S) CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN LAWS OF SUCH AN EXCHANGE.

                         VALIDITY OF THE EXCHANGE NOTES

    The validity of the exchange notes offered hereby and certain related matters will be passed upon for us by Sullivan & Cromwell, New York, New York and Miller, Canfield, Paddock and Stone, P.L.C., Detroit, Michigan.

                                    EXPERTS


    The consolidated financial statements of Vertis as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  VERTIS, INC.
                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE


                                                                    PAGE
                                                                  --------
Condensed Consolidated Balance Sheets at June 30, 2002
  (unaudited) and December 31, 2001.........................         F-2

Condensed Consolidated Statements of Operations for the
  Three Months Ended June 30, 2002 and 2001 (unaudited).....         F-3

Condensed Consolidated Statements of Operations for the Six
  Months Ended June 30, 2002 and 2001 (unaudited)...........         F-4

Condensed Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 2002 and 2001 (unaudited)...........         F-5

Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................         F-6

Independent Auditors' Report................................        F-23

Consolidated Balance Sheets at December 31, 2001 and 2000...        F-24

Consolidated Statements of Operations for the Years Ended
  December 31, 2001, 2000 and 1999..........................        F-25

Consolidated Statements of Stockholder's (Deficit) Equity
  for the Years Ended December 31, 2001, 2000 and 1999......        F-26

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999..........................        F-27

Notes to Consolidated Financial Statements..................        F-28

Independent Auditors' Report................................        F-58

Schedule of Valuation and Qualifying Accounts for the Years
  Ended December 31, 2001, 2000 and 1999....................        F-59

                         VERTIS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               JUNE 30,     DECEMBER 31,
                                                                 2002           2001
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $    5,669     $   17,533
  Accounts receivable, net..................................     148,645        171,415
  Inventories...............................................      37,378         40,182
  Prepaid expenses and other current assets.................      28,630         26,679
  Deferred income taxes and income tax receivable...........       5,831          6,002
                                                              ----------     ----------
      Total current assets..................................     226,153        261,811
Property, plant and equipment, net..........................     465,076        495,106
Goodwill, net of accumulated amortization of $71,000 and
  $70,000...................................................     452,510        446,529
Investments.................................................      71,623         70,824
Deferred financing costs, net...............................      42,080         46,293
Other assets, net...........................................      21,090         21,019
                                                              ----------     ----------
      Total Assets..........................................  $1,278,532     $1,341,582
                                                              ==========     ==========

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
  Accounts payable..........................................  $  116,674     $  143,317
  Compensation and benefits payable.........................      32,514         36,803
  Accrued interest..........................................      20,437         22,275
  Accrued income taxes......................................       8,111          7,771
  Current portion of long-term debt.........................       3,654         37,063
  Other current liabilities.................................      39,113         49,480
                                                              ----------     ----------
      Total current liabilities.............................     220,503        296,709
Due to parent...............................................       6,206          6,938
Long-term debt, net of current portion......................   1,135,887      1,125,024
Deferred income taxes.......................................      32,911         35,385
Other long-term liabilities.................................      17,416         25,343
                                                              ----------     ----------
      Total liabilities.....................................   1,412,923      1,489,399
                                                              ----------     ----------
Stockholder's deficit:
  Common stock--authorized 3,000 shares; $0.01 par value;
    issued and outstanding 1,000 shares
  Contributed capital.......................................     408,954        393,173
  Accumulated deficit.......................................    (531,630)      (526,442)
  Accumulated other comprehensive loss......................     (11,715)       (14,548)
                                                              ----------     ----------
      Total stockholder's deficit...........................    (134,391)      (147,817)
                                                              ----------     ----------
      Total Liabilities and Stockholder's Deficit...........  $1,278,532     $1,341,582
                                                              ==========     ==========


           See Notes to Condensed Consolidated Financial Statements.

                         VERTIS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                                  (UNAUDITED)
Net sales...................................................  $408,650   $451,071
                                                              --------   --------
Operating expenses:
  Costs of production.......................................   303,794    351,255
  Selling, general and administrative.......................    43,988     48,202
  Restructuring charges.....................................     2,325     12,388
  Depreciation..............................................    21,776     22,015
  Amortization of intangibles...............................        61      3,659
                                                              --------   --------
                                                               371,944    437,519
                                                              --------   --------
  Operating income..........................................    36,706     13,552
                                                              --------   --------
  Other expenses (income):
    Interest expense........................................    27,872     31,111
    Amortization of deferred financing costs................     2,638      4,604
    Interest income.........................................       (45)      (338)
    Other, net..............................................     9,075      1,641
                                                              --------   --------
                                                                39,540     37,018
                                                              --------   --------
Loss before income taxes....................................    (2,834)   (23,466)
Income tax (benefit) expense................................    (1,184)    33,374
                                                              --------   --------
Net loss....................................................  $ (1,650)  $(56,840)
                                                              ========   ========


           See Notes to Condensed Consolidated Financial Statements.

                         VERTIS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)



                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                                  (UNAUDITED)
Net sales...................................................  $810,772   $908,768
                                                              --------   --------
Operating expenses:
  Costs of production.......................................   610,228    715,023
  Selling, general and administrative.......................    92,003    100,933
  Restructuring costs.......................................     3,046     21,925
  Depreciation..............................................    44,333     43,840
  Amortization of intangibles...............................       123      7,428
                                                              --------   --------
                                                               749,733    889,149
                                                              --------   --------
  Operating income..........................................    61,039     19,619
                                                              --------   --------
  Other expenses (income):
    Interest expense........................................    55,359     63,121
    Amortization of deferred financing costs................     5,283      9,208
    Interest income.........................................      (114)      (416)
    Loss on sale of investment..............................                2,020
    Other, net..............................................     9,329      3,157
                                                              --------   --------
                                                                69,857     77,090
                                                              --------   --------
Loss before income taxes....................................    (8,818)   (57,471)
Income tax (benefit) expense................................    (3,621)     1,023
                                                              --------   --------
Net loss....................................................  $ (5,197)  $(58,494)
                                                              ========   ========



           See Notes to Condensed Consolidated Financial Statements.

                         VERTIS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                  2002           2001
                                                              ------------   ------------
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    $ (5,197)      $(58,494)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................      44,456         51,268
  Amortization of deferred financing costs..................       5,283          9,208
  Write-off of deferred financing fees......................       8,239
  Restructuring charges.....................................       3,046         21,925
  Deferred income taxes.....................................      (2,952)         6,347
  Other.....................................................       1,705          6,037
  Changes in operating assets and liabilities:
    Decrease in accounts receivable.........................      21,468         72,393
    Decrease in inventories.................................       2,804          4,773
    Increase in prepaid expenses and other assets...........      (2,069)        (3,935)
    Decrease in accounts payable and other liabilities......     (65,872)       (67,735)
                                                                --------       --------
Net cash provided by operating activities...................      10,911         41,787
                                                                --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (12,675)       (40,594)
  Software development costs capitalized....................      (1,199)          (699)
  Proceeds from sale of property, plant and equipment.......         376            673
  Other investing activities................................                        578
                                                                --------       --------
Net cash used in investing activities.......................     (13,498)       (40,042)
                                                                --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of long-term debt................................     247,500
  Net (repayments) borrowings under revolving credit
    facilities..............................................     (10,516)        74,830
  Repayments of long-term debt..............................    (250,014)       (13,950)
  Dividends paid to parent..................................                     (5,071)
  Deferred financing costs..................................      (9,384)       (14,123)
  Increase (decrease) in outstanding checks drawn on
    controlled disbursement accounts........................      13,240        (44,890)
  Capital contribution from parent..........................          15
  (Advances to) distributions from parent...................        (732)         3,568
                                                                --------       --------
Net cash (used in) provided by financing activities.........      (9,891)           364
                                                                --------       --------
Effect of exchange rate changes on cash.....................         614          1,494
                                                                --------       --------
Net (decrease) increase in cash and cash equivalents........     (11,864)         3,603
Cash and cash equivalents at beginning of year..............      17,533          4,792
                                                                --------       --------
Cash and cash equivalents at end of period..................    $  5,669       $  8,395
                                                                ========       ========


           See Notes to Condensed Consolidated Financial Statements.

                         VERTIS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


1.  GENERAL



    The accompanying condensed consolidated financial statements of Vertis, Inc. and Subsidiaries ("Vertis" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and are unaudited. The financial statements include all normal and recurring adjustments that management of the Company considers necessary for the fair presentation of its financial position and operating results. The Company prepared the condensed consolidated financial statements following the requirements of the Securities and Exchange Commission for interim reporting. As permitted under those rules, the Company condensed or omitted certain footnotes or other financial information that are normally required by GAAP for annual financial statements. As these are condensed financial statements, one should also read the consolidated financial statements and notes for the year ended December 31, 2001.



    Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year.



    Certain amounts for prior periods have been reclassified to conform to the current period presentation.



2.  RESTRUCTURING



    During 2001, the Company continued the restructuring program initiated in 2000. Certain production and sales administration facilities were combined in strategic areas resulting in the closure of 14 facilities, abandonment of assets in those locations and reduction in work force. Approximately 1,000 positions were eliminated. Effective January 1, 2001, the Company transferred 13 management and support personnel employed in our New York City office to Chancery Lane Capital, an affiliate of the former Chairman of Holdings. In exchange for a one time $14.0 million payment by the Company, included in restructuring expense, Chancery Lane Capital assumed all compensation obligations with respect to the transferred employees. Restructuring expense recorded in the six months ended June 30, 2002, relates to efforts undertaken in Vertis Europe to combine facilities, refinement of the estimate of the 2001 restructuring charges and severance recorded at the Advertising Technology Services segment in an effort to streamline operations.



    The significant components of the restructuring charges were as follows:



                                           SEVERANCE    FACILITY
                                          AND RELATED   CLOSING     OTHER
                                             COSTS       COSTS      COSTS      TOTAL
                                          -----------   --------   --------   --------
                                                         (IN THOUSANDS)
Accrued restructuring balance at
  December 31, 2001.....................    $ 3,807     $ 8,254     $  84     $12,145
Restructuring in the six months ended
  June 2002.............................      2,885        (404)      565       3,046
Amount utilized in the six months ended
  June 2002.............................     (4,427)     (2,720)     (478)     (7,625)
                                            -------     -------     -----     -------
Accrued restructuring balance at
  June 30, 2002.........................    $ 2,265     $ 5,130     $ 171     $ 7,566
                                            =======     =======     =====     =======

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


2.  RESTRUCTURING (CONTINUED)


    The Company expects to pay approximately $4.6 million of the remaining balance in 2002, and the remainder by 2007.



    In the six months ended June 30, 2002 and 2001, the Company also incurred incremental expenses related to the restructuring plan of $0.9 million and $1.8 million, respectively. The "restructuring-related" charges include costs such as those to publicize the new corporate identity as a brand name, consulting fees, retention compensation and professional fees. While related to the consolidation and restructuring plan, these charges do not meet the definition of "exit costs" in accordance with GAAP and, therefore, are recorded in selling, general and administrative expenses.



3.  GOODWILL AND OTHER INTANGIBLES



    On January 1, 2002, the Company adopted SFAS No. 142 ("SFAS 142"), "Goodwill and Other Intangibles." Under this statement, goodwill and intangible assets with indefinite lives are no longer amortized. Under the transitional provisions of SFAS 142, the Company's goodwill was tested for impairment as of January 1, 2002. Each of the Company's reporting units was tested for impairment by comparing the fair value of the reporting unit with the carrying value of that unit. The Company has completed the first step of its initial impairment testing. The second step of the impairment testing which involves quantification of the amount, will be completed in the third quarter of 2002. The initial impairment loss will be recorded as a cumulative effect of accounting change in the Company's financial statements.



    In accordance with SFAS 142, the Company stopped amortizing its existing goodwill at this date. A reconciliation of reported net income to net income adjusted to reflect the impact of the discontinuance of the amortization of goodwill for the three months and six months ended June 30, 2002 and 2001 is as follows:



                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                              JUNE 30,              JUNE 30,
                                         -------------------   -------------------
(UNAUDITED)                                2002       2001       2002       2001
-----------                              --------   --------   --------   --------
                                                      (IN THOUSANDS)
Reported net loss......................  $(1,650)   $(56,840)  $(5,197)   $(58,494)
Add: Goodwill amortization.............                3,304                 6,629
                                         -------    --------   -------    --------
Adjusted net loss......................  $(1,650)   $(53,536)  $(5,197)   $(51,865)
                                         =======    ========   =======    ========



4.  ACCOUNTS RECEIVABLE



    Accounts receivable excludes balances sold in connection with a securitization facility, the proceeds of which serve to reduce long-term borrowings under the Company's revolving credit facility. As of June 30, 2002 and December 31, 2001, interests of $95.3 million and $130.0 million, respectively, had been sold under this program and are reflected as reductions of accounts receivable. This facility was to expire on April 1, 2002. The Company has obtained an amendment to extend this facility until December 1, 2002.

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


5.  INVENTORIES



    Inventories are summarized as follows:



                                                         JUNE 30,   DECEMBER 31,
(UNAUDITED)                                                2002         2001
-----------                                              --------   ------------
                                                             (IN THOUSANDS)
Paper..................................................  $20,782       $22,168
Work in process........................................    5,640         6,458
Ink and chemicals......................................    4,369         5,178
Other..................................................    6,587         6,378
                                                         -------       -------
                                                         $37,378       $40,182
                                                         =======       =======



6.  INTEREST RATE SWAP



    The Company uses an interest rate swap agreement that converts a portion of variable rate debt to a fixed rate basis. This agreement is designated as a hedge against changes in future cash flows. In accordance with SFAS No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137 and SFAS 138, the interest rate swap agreement is reflected at fair value in the Company's consolidated balance sheet and the related mark-to-market adjustment is recorded in stockholders' deficit as a component of other comprehensive income.



    At June 30, 2002, the Company had one outstanding swap agreement with a notional amount of $85.0 million expiring on August 29, 2003. The rate on the swap resets every 90 days, in connection with the reset of the rate on the related debt. The fair market value of this agreement at June 30, 2002 and December 31, 2001 was $2.9 million and $3.4 million, respectively, net of taxes of $1.9 million and $2.2 million. The Company initially adopted SFAS 133 on January 1, 2001 and recognized a cumulative effect of an accounting change of $2.8 million, net of tax of $1.1 million increasing stockholders' deficit. For the six months ended June 30, 2002 and 2001, the Company recognized additional interest expense resulting from the cash flow hedge in a pretax amount of $2.1 million and $0.6 million, respectively.

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


7.  COMPREHENSIVE LOSS



    Following are components of the Company's comprehensive loss:



                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                           -------------------
(IN THOUSANDS)                                               2002       2001
--------------                                             --------   --------
                                                               (UNAUDITED)
Net loss.................................................  $(5,197)   $(58,494)
Other comprehensive income (expense):
  Unrealized loss on investment, net of income tax
    expense of $0.1 million..............................                  134
  Reclassification of adjustment related to sale of
    investment, net of income tax benefit of $0.8
    million..............................................                1,212
  Fair value adjustment of interest rate swap, net of
    income tax expense (benefit) of $0.3 million and $0.4
    million..............................................      478        (614)
  Foreign currency translation adjustment................    2,355        (687)
                                                           -------    --------
Total comprehensive loss.................................  $(2,364)   $(58,449)
                                                           =======    ========



    The components of accumulated other comprehensive loss were:



                                               JUNE 30, 2002 (UNAUDITED)            DECEMBER 31, 2001
                                             ------------------------------   ------------------------------
(IN THOUSANDS)                                GROSS       TAX        NET       GROSS       TAX        NET
--------------                               --------   --------   --------   --------   --------   --------
Cumulative translation adjustments.........  $ (6,599)             $ (6,599)  $ (8,954)             $ (8,954)
Minimum pension liability adjustment.......    (3,724)  $(1,490)     (2,234)    (3,724)  $(1,490)     (2,234)
Fair value adjustment of interest rate
  swap.....................................    (4,803)   (1,921)     (2,882)    (5,600)   (2,240)     (3,360)
                                             --------   -------    --------   --------   -------    --------
                                             $(15,126)  $(3,411)   $(11,715)  $(18,278)  $(3,730)   $(14,548)
                                             ========   =======    ========   ========   =======    ========



8.  SEGMENT INFORMATION


    The Company operates in four business segments. Each segment offers different products or services requiring different production and marketing strategies. The four segments are:

    - Vertis Retail and Newspaper Services--includes advertising inserts and circulation-building newspaper products such as Sunday comics, TV listing guides, Sunday magazine sections and special supplements.

    - Vertis Direct Marketing Services--includes highly customized direct mail products and direct marketing services such as fragrance samplers, coatings and chemical production, commercial printing, and specialized digital printing.

    - Vertis Advertising Technology Services--includes outsourced digital premedia and image content management, response management services and newspaper ad development.

    - Vertis Europe--includes direct marketing and advertising technology products and services provided in Europe, principally the U.K.

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


8.  SEGMENT INFORMATION (CONTINUED)

    The following is information regarding the Company's segments:


                                                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                  JUNE 30,              JUNE 30,
                                                             -------------------   -------------------
                                                               2002       2001       2002       2001
                                                             --------   --------   --------   --------
Net sales                    Vertis Retail and Newspaper
                             Services......................  $256,507   $285,137   $504,344   $566,057
                             Vertis Direct Marketing
                             Services......................    73,143     73,412    152,168    155,667
                             Vertis Advertising Technology
                             Services......................    50,082     64,688    101,064    127,499
                             Vertis Europe.................    34,394     34,720     64,461     72,446
                             Elimination of intersegment
                             sales.........................    (5,476)    (6,886)   (11,265)   (12,901)
                                                             --------   --------   --------   --------
                             Consolidated..................  $408,650   $451,071   $810,772   $908,768
                                                             ========   ========   ========   ========

EBITDA                       Vertis Retail and Newspaper
                             Services......................  $ 44,830   $ 34,261   $ 77,405   $ 61,620
                             Vertis Direct Marketing
                             Services......................    10,711      5,648     22,172     13,643
                             Vertis Advertising Technology
                             Services......................      (550)     3,538        692      5,923
                             Vertis Europe.................     4,524      3,666      6,467      8,182
                             General Corporate.............      (972)    (7,887)    (1,241)   (18,481)
                                                             --------   --------   --------   --------
                             Consolidated EBITDA...........    58,543     39,226    105,495     70,887
                             Depreciation..................    21,776     22,015     44,333     43,840
                             Amortization of intangibles...        61      3,659        123      7,428
                                                             --------   --------   --------   --------
                             Consolidated Operating
                             Income........................  $ 36,706   $ 13,552   $ 61,039   $ 19,619
                                                             ========   ========   ========   ========

Depreciation                 Vertis Retail and Newspaper
                             Services......................  $ 10,302   $ 10,346   $ 21,213   $ 20,504
                             Vertis Direct Marketing
                             Services......................     4,662      4,528      9,573      9,220
                             Vertis Advertising Technology
                             Services......................     4,824      5,193      9,598     10,147
                             Vertis Europe.................     1,777      1,873      3,526      3,786
                             General Corporate.............       211         75        423        183
                                                             --------   --------   --------   --------
                             Consolidated..................  $ 21,776   $ 22,015   $ 44,333   $ 43,840
                                                             ========   ========   ========   ========

Amortization of Intangibles  Vertis Retail and Newspaper
                             Services......................  $     31   $  1,708   $     63   $  3,504
                             Vertis Direct Marketing
                             Services......................        20        446         40        891
                             Vertis Advertising Technology
                             Services......................        10        728         20      1,456
                             Vertis Europe.................                  777                 1,577
                                                             --------   --------   --------   --------
                             Consolidated..................  $     61   $  3,659   $    123   $  7,428
                                                             ========   ========   ========   ========

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


9.  SUPPLEMENTAL CASH FLOW INFORMATION



                                                   SIX MONTHS ENDED JUNE 30,
                                                  ---------------------------
                                                      2002           2001
                                                  ------------   ------------
                                                        (IN THOUSANDS)
Interest paid...................................    $57,435        $61,257
                                                    =======        =======
Income taxes paid...............................    $   897        $ 1,517
                                                    =======        =======
Detachable warrants issued......................    $15,766
                                                    =======



10.  WARRANTS



    On February 4, 2002, the Company's parent company, Vertis Holdings, Inc. ("Holdings"), issued approximately 700,000 warrants, with an aggregate value of approximately $15.8 million, to lenders of the senior subordinated credit facility which entitle the holders to purchase one share of Holdings' stock for $0.01 per share. The warrants are immediately exercisable and expire on June 30, 2011.



11.  NEW ACCOUNTING PRONOUNCEMENTS



    During August 2001, the Financial Accounting Standards Board issued SFAS
No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires the use of a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations, by requiring those long-lived assets to be measured at the lower of carrying amount or fair value less cost to sell. The impairment recognition and measurement provisions of SFAS No. 121 were retained for all long-lived assets to be held and used with the exception of goodwill. We adopted this standard on January 1, 2002 and there was no material impact on our financial statements.



    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". Among other things, this statement rescinds FASB statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt" which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. The Company has adopted the provisions of this statement related to the rescission of FASB Statement No. 4.



    In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of this statement is required with the beginning of fiscal year 2003. The Company has not yet completed our evaluation of the impact of adopting this statement.

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


12. LONG TERM DEBT



    Long-term debt consisted of the following:



                                                               JUNE 30,    DECEMBER 31,
                                                                 2002          2001
                                                              ----------   ------------
                                                                   (IN THOUSANDS)
Revolving credit facility...................................  $  202,959    $  208,044
Term loan A.................................................     144,758       206,180
Term loan B.................................................     214,459       294,939
Senior subordinated credit facility.........................     327,573       450,000
10 7/8% senior notes........................................     247,506
Other notes.................................................       2,286         2,924
                                                              ----------    ----------
                                                               1,139,541     1,162,087
Current portion.............................................      (3,654)      (37,063)
                                                              ----------    ----------
                                                              $1,135,887    $1,125,024
                                                              ==========    ==========



    The credit facility (the "Credit Facility") consists of three components:



    - A revolving credit facility which allows borrowings of up to $250.0 million, including borrowings in British pounds sterling of up to the equivalent of $160.0 million. The revolving credit facility matures December 7, 2005 with no repayment of principal until maturity. Interest is payable at the Company's option either (a) at a base rate plus a margin of 2.50% or (b) at a Eurodollar-based rate plus a margin of 3.50%. These margins may decline over time in accordance with covenants in the Credit Facility;



    - Term Loan A, which requires periodic principal payments, through December 7, 2005, as well as mandatory repayments in the event of specified asset sales and certain other events. A portion of this term loan was repaid in June 2002 in connection the issuance of the 10 7/8% Notes, hereinafter defined, discussed below. Interest is payable at the Company's option either (a) at a base rate plus a margin of 2.50% or
      (b) at a Eurodollar-based rate plus a margin of 3.50%. These margins may decline over time in accordance with covenants in the Credit Facility; and



    - Term Loan B, which requires periodic principal payments, through December 7, 2008, as well as repayments at the lenders' option in the event of specified asset sales. A portion of this term loan was repaid in June 2002 in connection with the issuance of the 10 7/8% Notes discussed below. Interest is payable at the Company's option either (a) at a base rate plus a margin of 3.25% or (b) at a Eurodollar-based rate plus a margin of 4.25%.



    The senior subordinated credit facility had been issued as a bridge facility at the time of the recapitalization. By its terms, it was converted to a term loan in December 2000 and expires December 7, 2009. The rate of interest is 13.50%. In connection with the issuance of the 10 7/8% Notes, $107.5 million was repaid on the senior subordinated credit facility.



    In June 2002, the Company issued $250.0 million of senior unsecured notes with an interest rate of 10 7/8% and maturity date of June 15, 2009 (the
"10 7/8% Notes"). The notes pay interest semi-annually. After deducting the initial purchasers discount and transaction expenses, the net proceeds received by the Company was approximately $240.0 million. The Company used such net proceeds to repay $132.5 million of the Term A and B loans and $107.5 million of the senior subordinated credit facility.

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


12. LONG TERM DEBT (CONTINUED)


    The Credit Facility, the senior subordinated credit facility and the 10 7/8% Notes contain certain customary covenants including, among other things, restrictions on capital expenditures, dividends, investments and indebtedness and maintenance of specified levels of interest coverage and leverage. All of the Company's assets are pledged as collateral for the Credit Facility debt.



    At June 30, 2002, the aggregate maturities of long-term debt were:



                                                                                  TOTAL LONG-
                                         TERM LOAN A   TERM LOAN B   OTHER DEBT    TERM DEBT
                                         -----------   -----------   ----------   -----------
                                                            (IN THOUSANDS)
2003...................................                 $  2,185      $  1,469    $    3,654
2004...................................   $ 52,092         2,185           816        55,093
2005...................................     61,391         2,185                      63,576
2006...................................     31,275         2,185       202,959       236,419
2007...................................                   52,250                      52,250
Thereafter.............................                  153,469       575,080       728,549
                                          --------      --------      --------    ----------
                                          $144,758      $214,459      $780,324    $1,139,541
                                          ========      ========      ========    ==========



13. SUBSEQUENT EVENTS



    In connection with the recapitalization of Vertis Holdings, certain of our employees were granted the option to purchase shares of Vertis Holdings and to finance such purchase through signing full-recourse loans with Vertis Holdings. These loans (the "Management Loans") bear interest at 8.5% per year and compound quarterly, with the principal and interest due in a lump sum on varying dates up to December 7, 2005. The shares purchased with the Management Loans are held as security for the Management Loans. At June 30, 2002, the balance of outstanding Management Loans was $4.8 million, which included $0.8 million of accrued interest.



    On September 5, 2002, the Board of Directors of Vertis Holdings adopted a unanimous written consent offering those employees who have an outstanding Management Loan a one-time option to sell the shares securing the Management Loans back to Vertis Holdings in exchange for the cancellation of the Management Loans. These shares have an assumed fair market value of $31.50 as of September 5, 2002. In addition, Vertis Holdings will forgive the interest that has accrued on the Management Loans to any employee who sells their stock back to Vertis Holdings. The tax consequence, if any, of the interest forgiveness is the responsibility of the employee.



    On September 5, 2002, the Board of Directors of Vertis Holdings also adopted another unanimous written consent whereby Vertis Holdings authorized issuance of 140,000 options to certain management employees of Vertis. These options will have an exercise price of $31.50, the assumed fair market value of the underlying common stock as of the date of grant, a ten-year term and will vest in installments over three years with accelerated vesting provided certain performance goals are achieved at Vertis.



14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION



    The Company has senior notes (see Note 12), which are general unsecured obligations of Vertis, Inc., and guaranteed by certain of Vertis, Inc.'s domestic subsidiaries. Accordingly, the following condensed consolidated financial information as of June 30, 2002 and December 31, 2001, the three

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)


months ended June 30, 2002 and 2001, and the six months ended June 30, 2002 and 2001 are included for (a) Vertis, Inc. (the "Parent") on a stand-alone basis;
(b) the guarantor subsidiaries; (c) the non-guarantor subsidiaries; and (d) the Company on a consolidated basis.



    Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries eliminate investments in subsidiaries, intercompany balances and intercompany transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been made because the subsidiaries are wholly-owned and the guarantees are full and unconditional and joint and several.

                         VERTIS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)



CONDENSED CONSOLIDATING BALANCE SHEET AT JUNE 30, 2002



                                                 GUARANTOR   NON-GUARANTOR
                                      PARENT     COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                    ----------   ---------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.......  $   (6,830)  $  11,451     $   1,048                     $    5,669
  Accounts receivable, net........      44,575      25,225        78,845                        148,645
  Inventories.....................      24,761      11,004         1,613                         37,378
  Prepaid expenses and other
    current assets................      19,644       5,038         3,948                         28,630
  Deferred income taxes and income
    tax receivable................      (2,933)      9,113          (349)                         5,831
                                    ----------   ---------     ---------                     ----------
    Total current assets..........      79,217      61,831        85,105                        226,153
Intercompany Receivable...........     120,588                                $(120,588)
Investments in subsidiaries.......      98,428      18,240                     (116,668)
Property, plant and equipment,
  net.............................     313,460     129,164        22,452                        465,076
Goodwill, net.....................     268,029      71,288       113,193                        452,510
Investments.......................                                71,623                         71,623
Deferred financing costs, net.....      40,049                     2,031                         42,080
Other assets, net.................      19,317       1,742            31                         21,090
                                    ----------   ---------     ---------      ---------      ----------
    Total Assets..................  $  939,088   $ 282,265     $ 294,435      $(237,256)     $1,278,532
                                    ==========   =========     =========      =========      ==========
LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current Liabilities:
  Accounts payable................  $   70,200   $  30,331     $  16,143                     $  116,674
  Compensation and benefits
    payable.......................      21,045      10,494           975                         32,514
  Accrued interest................      18,734                     1,703                         20,437
  Accrued income taxes............       9,697       2,289        (3,875)                         8,111
  Current portion of long-term
    debt..........................       3,348         187           119                          3,654
  Other current liabilities.......      71,175     (43,747)       11,685                         39,113
                                    ----------   ---------     ---------                     ----------
    Total current liabilities.....     194,199        (446)       26,750                        220,503
Due to parent.....................                  90,918        35,876      $(120,588)          6,206
Long-term debt, net of current
  portion.........................   1,033,258                   102,629                      1,135,887
Deferred income taxes.............       7,064      24,990           857                         32,911
Other long-term liabilities.......     (47,125)     64,255           286                         17,416
                                    ----------   ---------     ---------      ---------      ----------
    Total liabilities.............   1,187,396     179,717       166,398       (120,588)      1,412,923
Stockholder's (deficit) equity....    (248,308)    102,548       128,037       (116,668)       (134,391)
                                    ----------   ---------     ---------      ---------      ----------
    Total Liabilities and
      Stockholder's (Deficit)
      Equity......................  $  939,088   $ 282,265     $ 294,435      $(237,256)     $1,278,532
                                    ==========   =========     =========      =========      ==========

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 2001

                                                 GUARANTOR   NON-GUARANTOR
                                      PARENT     COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                    ----------   ---------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.......  $   14,618   $    (358)    $   3,273                     $   17,533
  Accounts receivable, net........      33,100      31,752       106,563                        171,415
  Inventories.....................      25,744      13,098         1,340                         40,182
  Prepaid expenses and other
    current assets................      17,772       5,493         3,414                         26,679
  Deferred income taxes and income
    tax receivable................      (1,205)      7,385          (178)                         6,002
                                    ----------   ---------     ---------                     ----------
    Total current assets..........      90,029      57,370       114,412                        261,811
Intercompany Receivable...........     236,920                                $(236,920)
Investments in subsidiaries.......      98,428      18,240                     (116,668)
Property, plant and equipment,
  net.............................     332,209     139,079        23,818                        495,106
Goodwill, net.....................     268,041      71,286       107,202                        446,529
Investments.......................                                70,824                         70,824
Deferred financing costs, net.....      46,072                       221                         46,293
Other assets, net.................      19,102       1,888            29                         21,019
                                    ----------   ---------     ---------      ---------      ----------
    Total Assets..................  $1,090,801   $ 287,863     $ 316,506      $(353,588)     $1,341,582
                                    ==========   =========     =========      =========      ==========

LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current Liabilities:
  Accounts payable................  $   99,373   $  29,048     $  14,896                     $  143,317
  Compensation and benefits
    payable.......................      23,882      12,232           689                         36,803
  Accrued interest................      20,735                     1,540                         22,275
  Accrued income taxes............      17,249      (6,314)       (3,164)                         7,771
  Current portion of long-term
    debt..........................      36,546         378           139                         37,063
  Other current liabilities.......      83,814     (44,049)        9,715                         49,480
                                    ----------   ---------     ---------                     ----------
    Total current liabilities.....     281,599      (8,705)       23,815                        296,709
Due to parent.....................                 182,346        61,512      $(236,920)          6,938
Long-term debt, net of current
  portion.........................   1,025,431          24        99,569                      1,125,024
Deferred income taxes.............       5,810      28,611           964                         35,385
Other long-term liabilities.......      22,118         249         2,976                         25,343
                                    ----------   ---------     ---------      ---------      ----------
    Total liabilities.............   1,334,958     202,525       188,836       (236,920)      1,489,399
Stockholder's (deficit) equity....    (244,157)     85,338       127,670       (116,668)       (147,817)
                                    ----------   ---------     ---------      ---------      ----------
    Total Liabilities and
      Stockholder's (Deficit)
      Equity......................  $1,090,801   $ 287,863     $ 316,506      $(353,588)     $1,341,582
                                    ==========   =========     =========      =========      ==========

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)


CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
  THREE MONTHS ENDED JUNE 30, 2002



                                                GUARANTOR   NON-GUARANTOR
                                      PARENT    COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                     --------   ---------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
Net sales..........................  $279,403   $ 99,604       $35,120        $ (5,477)      $408,650
                                     --------   --------       -------        --------       --------
Operating expenses:
  Costs of production..............   213,449     71,706        24,116          (5,477)       303,794
  Selling, general and
    administrative.................    26,390     11,302         6,296                         43,988
  Restructuring and impairment
    charges........................     2,299        (93)          119                          2,325
  Depreciation.....................    14,330      5,633         1,813                         21,776
  Amortization of intangibles......        37         20             4                             61
                                     --------   --------       -------        --------       --------
                                      256,505     88,568        32,348          (5,477)       371,944
                                     --------   --------       -------        --------       --------
Operating income...................    22,898     11,036         2,772                         36,706
                                     --------   --------       -------        --------       --------
Other expenses (income):
  Interest expense.................    25,947         (9)        1,934                         27,872
  Amortization of deferred
    financing costs................     2,638                                                   2,638
  Interest income..................       (25)       (16)           (4)                           (45)
  Other, net.......................     8,344         18           713                          9,075
                                     --------   --------       -------        --------       --------
                                       36,904         (7)        2,643                         39,540
                                     --------   --------       -------        --------       --------

Equity in net income of
  subsidiaries.....................    11,096                                  (11,096)

(Loss) income before income
  taxes............................    (2,910)    11,043           129         (11,096)        (2,834)
Income tax (benefit) expense.......    (1,260)       120           (44)                        (1,184)
                                     --------   --------       -------        --------       --------
Net (loss) income..................  $ (1,650)  $ 10,923       $   173        $(11,096)      $ (1,650)
                                     ========   ========       =======        ========       ========

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)


CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
  THREE MONTHS ENDED JUNE 30, 2001



                                                GUARANTOR   NON-GUARANTOR
                                      PARENT    COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                     --------   ---------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
Net sales..........................  $318,683   $104,078       $35,353        $ (7,043)      $451,071
                                     --------   --------       -------        --------       --------
Operating expenses:
  Costs of production..............   257,421     76,295        24,582          (7,043)       351,255
  Selling, general and
    administrative.................    26,606     14,794         6,802                         48,202
  Restructuring and impairment
    charges........................     9,705      2,368           315                         12,388
  Depreciation.....................    14,282      5,803         1,930                         22,015
  Amortization of intangibles......     2,312        566           781                          3,659
                                     --------   --------       -------        --------       --------
                                      310,326     99,826        34,410          (7,043)       437,519
                                     --------   --------       -------        --------       --------
Operating income...................     8,357      4,252           943                         13,552
                                     --------   --------       -------        --------       --------
Other expenses (income):
  Interest expense.................    28,946         63         2,102                         31,111
  Amortization of deferred
    financing costs................     4,604                                                   4,604
  Interest income..................      (314)       (18)           (6)                          (338)
  Other, net.......................       121       (175)        1,695                          1,641
                                     --------   --------       -------        --------       --------
                                       33,357       (130)        3,791                         37,018
                                     --------   --------       -------        --------       --------
Equity in net loss of
  subsidiaries.....................   (44,064)                                  44,064

(Loss) income before income
  taxes............................   (69,064)     4,382        (2,848)         44,064        (23,466)
Income tax (benefit) expense.......   (12,224)    46,526          (928)                        33,374
                                     --------   --------       -------        --------       --------
Net (loss) income..................  $(56,840)  $(42,144)      $(1,920)       $ 44,064       $(56,840)
                                     ========   ========       =======        ========       ========

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)


CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2002



                                                 GUARANTOR     NON-GUARANTOR    ELIMIN-
                                      PARENT    SUBSIDIARIES   SUBSIDIARIES     ATIONS     CONSOLIDATED
                                     --------   ------------   -------------   ---------   ------------
                                                               (IN THOUSANDS)
Net sales..........................  $552,305     $204,125        $65,725      $(11,383)     $810,772
                                     --------     --------        -------      --------      --------
Operating expenses:
  Costs of production..............   428,532      148,233         44,846       (11,383)      610,228
  Selling, general and
  administrative...................    56,244       23,328         12,431                      92,003
  Restructuring and impairment
  charges..........................       339          785          1,922                       3,046
  Depreciation.....................    29,268       11,457          3,608                      44,333
  Amortization of intangibles......        74           40              9                         123
                                     --------     --------        -------      --------      --------
                                      514,457      183,843         62,816       (11,383)      749,733
                                     --------     --------        -------      --------      --------
Operating income...................    37,848       20,282          2,909                      61,039
                                     --------     --------        -------      --------      --------
Other expenses (income):
  Interest expense.................    51,587          (63)         3,835                      55,359
  Amortization of deferred
    financing costs................     5,283                                                   5,283
  Interest income..................       (77)         (27)           (10)                       (114)
  Other, net.......................     7,953         (128)         1,504                       9,329
                                     --------     --------        -------      --------      --------
                                       64,746         (218)         5,329                      69,857
                                     --------     --------        -------      --------      --------
Equity in net income (loss) of
  subsidiaries.....................    15,196                                   (15,196)
(Loss) income before income
  taxes............................   (11,702)      20,500         (2,420)      (15,196)       (8,818)
Income tax (benefit) expense.......    (6,505)       3,312           (428)                     (3,621)
                                     --------     --------        -------      --------      --------
Net (loss) income..................  $ (5,197)    $ 17,188        $(1,992)     $(15,196)     $ (5,197)
                                     ========     ========        =======      ========      ========

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)



CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2001



                                                 GUARANTOR     NON-GUARANTOR    ELIMIN-
                                      PARENT    SUBSIDIARIES   SUBSIDIARIES     ATIONS     CONSOLIDATED
                                     --------   ------------   -------------   ---------   ------------
                                                               (IN THOUSANDS)
Net sales..........................  $628,738     $219,398        $73,915      $(13,283)     $908,768
                                     --------     --------        -------      --------      --------
Operating expenses:
  Costs of production..............   514,737      162,058         51,511       (13,283)      715,023
  Selling, general and
  administrative...................    55,737       31,283         13,913                     100,933
  Restructuring and impairment
  charges..........................    18,955        2,655            315                      21,925
  Depreciation.....................    28,415       11,521          3,904                      43,840
  Amortization of intangibles......     4,711        1,131          1,586                       7,428
                                     --------     --------        -------      --------      --------
                                      622,555      208,648         71,229       (13,283)      889,149
                                     --------     --------        -------      --------      --------
Operating income...................     6,183       10,750          2,686                      19,619
                                     --------     --------        -------      --------      --------
Other expenses (income):
  Interest expense.................    58,802          (67)         4,386                      63,121
  Amortization of deferred
    financing costs................     9,208                                                   9,208
  Interest income..................      (370)         (33)           (13)                       (416)
  Other, net.......................       (41)       1,626          3,592                       5,177
                                     --------     --------        -------      --------      --------
                                       67,599        1,526          7,965                      77,090
                                     --------     --------        -------      --------      --------
Equity in net loss of
  subsidiaries.....................   (26,161)                                   26,161
(Loss) income before income
  taxes............................   (87,577)       9,224         (5,279)       26,161       (57,471)
Income tax (benefit) expense.......   (29,083)      32,341         (2,235)                      1,023
                                     --------     --------        -------      --------      --------
Net (loss) income..................  $(58,494)    $(23,117)       $(3,044)     $ 26,161      $(58,494)
                                     ========     ========        =======      ========      ========

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)


CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2002



                                                                                   NON-
                                                                     GUARANTOR   GUARANTOR
                                                         PARENT      COMPANIES   COMPANIES   CONSOLIDATED
                                                       -----------   ---------   ---------   ------------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES.................  $  (112,809)  $ 97,852    $ 25,868      $ 10,911
                                                       -----------   --------    --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...............................       (9,718)    (1,698)     (1,259)      (12,675)
  Software development costs capitalized.............       (1,199)                              (1,199)
  Proceeds from sale of property, plant and equipment
    and divested assets..............................          304         34          38           376
                                                       -----------   --------    --------      --------
Net cash used in investing activities................      (10,613)    (1,664)     (1,221)      (13,498)
                                                       ===========   ========    ========      ========

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of long-term debt.........................      247,500                              247,500
  Net repayments under revolving credit facilities...       (8,153)                (2,363)      (10,516)
  Repayments of long-term debt.......................     (249,797)      (217)                 (250,014)
  Deferred financing costs...........................       (7,499)                (1,885)       (9,384)
  Increase in outstanding checks drawn from
    controlled disbursement accounts.................        3,576      7,266       2,398        13,240
  Capital contributions from parent..................           15                                   15
  Advances to parent.................................         (732)                                (732)
  Change in intercompany balances....................      117,064    (91,428)    (25,636)
                                                       -----------   --------    --------      --------
Net cash provided by (used in) financing
  activities.........................................      101,974    (84,379)    (27,486)       (9,891)
                                                       -----------   --------    --------      --------
Effect of exchange rate changes on cash..............                                 614           614
                                                       -----------   --------    --------      --------
Net (decrease) increase in cash and cash
  equivalents........................................      (21,448)    11,809      (2,225)      (11,864)
Cash and cash equivalents at beginning of year.......       14,618       (358)      3,273        17,533
                                                       -----------   --------    --------      --------
Cash and cash equivalents at end of year.............  $    (6,830)  $ 11,451    $  1,048      $  5,669
                                                       ===========   ========    ========      ========

                         VERTIS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)


14. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)


CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2001



                                                                                  NON-
                                                                    GUARANTOR   GUARANTOR
                                                         PARENT     COMPANIES   COMPANIES   CONSOLIDATED
                                                        ---------   ---------   ---------   ------------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES..................  $ (88,669)  $ 96,962    $ 33,494      $ 41,787
                                                        ---------   --------    --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................    (31,587)    (6,603)     (2,404)      (40,594)
  Software development costs capitalized..............       (699)                                (699)
  Proceeds from sale of property, plant and equipment
    and divested assets...............................        108                    565           673
  Other investing activities..........................                   578                       578
                                                        ---------   --------    --------      --------
Net cash used in investing activities.................    (32,178)    (6,025)     (1,839)      (40,042)
                                                        ---------   --------    --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under revolving credit facilities....     74,632                    198        74,830
  Repayments of long-term debt........................    (13,705)      (222)        (23)      (13,950)
  Dividends paid to parent............................     (4,493)      (578)                   (5,071)
  Deferred financing costs............................    (14,123)                             (14,123)
  (Decrease) increase in outstanding checks drawn on
    controlled disbursement accounts..................    (45,620)       516         214       (44,890)
  Advances to parent..................................      3,568                                3,568
  Change in intercompany balances.....................    113,018    (79,545)    (33,473)
                                                        ---------   --------    --------      --------
Net cash provided by (used in) financing activities...    113,277    (79,829)    (33,084)          364
                                                        ---------   --------    --------      --------
Effect of exchange rate changes on cash...............                             1,494         1,494
                                                        ---------   --------    --------      --------
Net (decrease) increase in cash and cash
  equivalents.........................................     (7,570)    11,108          65         3,603
Cash and cash equivalents at beginning of year........      1,388      1,514       1,890         4,792
                                                        ---------   --------    --------      --------
Cash and cash equivalents at end of year..............  $  (6,182)  $ 12,622    $  1,955      $  8,395
                                                        =========   ========    ========      ========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Vertis, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Vertis, Inc. and Subsidiaries (the "Company"), a wholly-owned subsidiary of Vertis Holdings, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholder's (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Baltimore, Maryland

February 28, 2002
(June 17, 2002 as to Note 21 and July 31, 2002 as to Note 6)

                         VERTIS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   17,533   $    4,792
  Accounts receivable, net..................................     171,415      234,347
  Inventories...............................................      40,182       57,196
  Prepaid expenses and other current assets.................      26,679       26,166
  Deferred income taxes and income tax receivable...........       6,002       10,378
                                                              ----------   ----------
    Total current assets....................................     261,811      332,879
Property, plant and equipment, net..........................     495,106      523,076
Goodwill, net of accumulated amortization of $70,000 and
  $65,000...................................................     446,529      465,963
Investments.................................................      70,824       74,546
Deferred financing costs, net...............................      46,293       41,770
Other assets, net...........................................      21,019       16,814
                                                              ----------   ----------
    Total Assets............................................  $1,341,582   $1,455,048
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
  Accounts payable..........................................  $  143,317   $  216,659
  Compensation and benefits payable.........................      36,803       42,308
  Accrued interest..........................................      22,275       18,487
  Accrued income taxes......................................       7,771        9,566
  Current portion of long-term debt.........................      37,063       28,179
  Other current liabilities.................................      49,480       44,974
                                                              ----------   ----------
    Total current liabilities...............................     296,709      360,173
Due to parent...............................................       6,938        5,181
Long-term debt, net of current portion......................   1,125,024    1,084,496
Deferred income taxes.......................................      35,385       63,443
Other long-term liabilities.................................      25,343       23,046
                                                              ----------   ----------
  Total liabilities.........................................   1,489,399    1,536,339
                                                              ----------   ----------
Stockholder's deficit:
  Common stock--authorized 3,000 shares; $0.01 par value;
    issued and outstanding 1,000 shares
  Contributed capital.......................................     393,173      392,915
  Accumulated deficit.......................................    (526,442)    (464,521)
  Accumulated other comprehensive loss......................     (14,548)      (9,685)
                                                              ----------   ----------
    Total stockholder's deficit.............................    (147,817)     (81,291)
                                                              ----------   ----------
    Total Liabilities and Stockholder's Deficit.............  $1,341,582   $1,455,048
                                                              ==========   ==========

                See Notes to Consolidated Financial Statements.

                         VERTIS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
Net sales................................................  $1,851,058   $1,986,422   $1,786,153
                                                           ----------   ----------   ----------
Operating expenses:
  Costs of production....................................   1,431,716    1,525,564    1,359,153
  Selling, general and administrative....................     202,156      218,625      203,461
  Restructuring and asset impairment charges.............      42,225       21,408        3,256
  Recapitalization related expenses......................                                11,881
  Depreciation...........................................      89,784       81,750       71,865
  Amortization of intangibles............................      14,566       15,794       16,211
                                                           ----------   ----------   ----------
                                                            1,780,447    1,863,141    1,665,827
                                                           ----------   ----------   ----------
Operating income.........................................      70,611      123,281      120,326
                                                           ----------   ----------   ----------
Other expenses (income):
  Interest expense.......................................     120,159      129,747       64,788
  Amortization of deferred financing costs...............      13,193       21,062        3,851
  Interest income........................................        (536)        (777)        (883)
  Loss on sale of subsidiary.............................         243        4,207
  Loss (gain) on sale of investments and reduction in
    fair value of available-for-sale securities..........       7,950       (1,758)
  Other, net.............................................       6,037        2,913       (2,636)
                                                           ----------   ----------   ----------
                                                              147,046      155,394       65,120
                                                           ----------   ----------   ----------
(Loss) income from continuing operations before income
  taxes and extraordinary items..........................     (76,435)     (32,113)      55,206
Income tax (benefit) expense.............................     (21,572)      (6,901)      27,221
                                                           ----------   ----------   ----------
(Loss) income from continuing operations before
  extraordinary items....................................     (54,863)     (25,212)      27,985
Loss from discontinued operations, net of tax benefit of
  $600...................................................                                (5,803)
                                                           ----------   ----------   ----------
(Loss) income before extraordinary items.................     (54,863)     (25,212)      22,182
Extraordinary items, net of income tax benefit of
  $13,200................................................                               (19,732)
                                                           ----------   ----------   ----------
Net (loss) income........................................  $  (54,863)  $  (25,212)  $    2,450
                                                           ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.

                         VERTIS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY
                                 (IN THOUSANDS)

                                                                                             ACCUMULATED
                                                                                                OTHER
                                                     COMMON    CONTRIBUTED   ACCUMULATED    COMPREHENSIVE
                                          SHARES     STOCK       CAPITAL       DEFICIT      INCOME (LOSS)     OTHER       TOTAL
                                         --------   --------   -----------   ------------   --------------   --------   ---------
BALANCE AT JANUARY 1, 1999.............     1         $ --      $249,519      $ (36,511)       $ 12,522       $(641)    $ 224,889
Net income.............................                                           2,450                                     2,450
Unrealized gain on investments, net of
  income tax provision of $9.9
  million..............................                                                          14,806                    14,806
Currency translation adjustment........                                                            (748)                     (748)
                                                                                                                        ---------
Comprehensive income...................                                                                                    16,508
                                                                                                                        ---------
Gain on sale of subsidiary.............                           62,470                                                   62,470
Dividends to parent....................                                        (264,574)                                 (264,574)
Effect of tax allocation arrangement...                                         (10,134)                                  (10,134)
Capital contributions by parent........                           16,410                                                   16,410
Repayment or reclassification of
  notes................................                                                                         641           641
                                            --        ----      --------      ---------        --------       -----     ---------
BALANCE AT DECEMBER 31, 1999...........     1           --       328,399       (308,769)         26,580          --        46,210
                                                                                                                        ---------
Net loss...............................                                         (25,212)                                  (25,212)
Unrealized loss on investments, net of
  income tax benefit of $18.4
  million..............................                                                         (27,541)                  (27,541)
Reclassification adjustment related to
  sale of investments, net of income
  tax provision of $0.9 million........                                                          (1,318)                   (1,318)
Currency translation adjustment........                                                          (7,176)                   (7,176)
Minimum pension liability adjustment,
  net of income tax benefit of $0.1
  million..............................                                                            (230)                     (230)
                                                                                                                        ---------
Comprehensive loss.....................                                                                                   (61,477)
                                                                                                                        ---------
Dividends to parent....................                                        (114,340)                                 (114,340)
Effect of tax allocation arrangement...                                         (16,200)                                  (16,200)
Post-closing adjustment to 1999
  estimated gain on sale of
  subsidiary...........................                           (2,485)                                                  (2,485)
Capital contribution by parent.........                           67,001                                                   67,001
                                            --        ----      --------      ---------        --------       -----     ---------
BALANCE AT DECEMBER 31, 2000...........     1           --       392,915       (464,521)         (9,685)         --       (81,291)
                                                                                                                        ---------
Net loss...............................                                         (54,863)                                  (54,863)
Unrealized gain on investments, net of
  income tax provision of $0.1
  million..............................                                                             134                       134
Reclassification adjustment related to
  sale of investments, net of income
  tax benefit of $0.8 million..........                                                           1,213                     1,213
Currency translation adjustment........                                                            (846)                     (846)
Minimum pension liability adjustment,
  net of income tax benefit of $1.4
  million..............................                                                          (2,004)                   (2,004)
Cumulative effect of accounting change
  on interest rate swap, net of income
  tax benefit of $1.1 million..........                                                          (1,725)                   (1,725)
Fair value adjustment of interest rate
  swap, net of income tax benefit of
  $1.1 million.........................                                                          (1,635)                   (1,635)
                                                                                                                        ---------
Comprehensive loss.....................                                                                                   (59,726)
                                                                                                                        ---------
Dividends to parent....................                                          (7,054)                                   (7,054)
Capital contribution by parent.........                              234                                                      234
Other..................................                               24             (4)                                       20
                                            --        ----      --------      ---------        --------       -----     ---------
BALANCE AT DECEMBER 31, 2001...........     1         $ --      $393,173      $(526,442)       $(14,548)      $  --     $(147,817)
                                            ==        ====      ========      =========        ========       =====     =========

                See Notes to Consolidated Financial Statements.

                         VERTIS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2001       2000        1999
                                                              --------   --------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $(54,863)  $(25,212)  $    2,450
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Depreciation and amortization.............................   117,543    118,606       91,927
  Depreciation and amortization of discontinued
    operations..............................................                            10,805
  Restructuring and asset impairment charges................    42,225     21,408        3,256
  Loss on sale of subsidiary................................       243      4,207
  Loss (gain) on sale of investments and reduction in fair
    value of available-for-sale securities..................     7,950     (1,758)
  In-process acquired technology write-off..................                             2,800
  Extraordinary items, net..................................                            19,732
  Recapitalization related expenses.........................                            11,881
  Recapitalization related expenses of discontinued
    operations..............................................                             5,497
  Deferred income taxes.....................................   (22,851)    (2,875)      27,660
  Other non-cash income and expense, net....................     6,824      5,699       (7,764)
  Changes in operating assets and liabilities (excluding
    effect of acquisitions and dispositions):
    Decrease (increase) in accounts receivable..............    54,798    (51,056)     (22,919)
    Decrease (increase) in inventories......................    17,014     (4,268)         258
    Increase in prepaid expenses and other assets...........    (5,394)   (10,947)     (10,204)
    (Decrease) increase in accounts payable and other
      liabilities...........................................   (33,119)    15,698      (11,357)
                                                              --------   --------   ----------
Net cash provided by operating activities...................   130,370     69,502      124,022
                                                              --------   --------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (67,660)  (139,819)    (103,820)
  Software development costs capitalized....................    (3,498)    (2,925)     (11,100)
  Acquisitions of businesses, net of cash acquired..........                           (94,297)
  Disposition of business, net of cash sold.................                           163,950
  Investments in equity securities..........................                            (5,452)
  Proceeds from sale of property, plant and equipment and
    divested assets.........................................     3,021      6,113        8,033
  Other investing activities................................       578      1,129        2,152
                                                              --------   --------   ----------
Net cash used in investing activities.......................   (67,559)  (135,502)     (40,534)
                                                              --------   --------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends to parent.......................................    (7,054)  (114,340)    (264,574)
  Capital contributions by parent...........................       234     67,001       16,410
  Net borrowings (repayments) under revolving credit
    facilities..............................................    81,417    116,120      (82,835)
  Repayments of long-term debt..............................   (27,959)   (24,533)    (655,125)
  Issuance of long-term debt................................                         1,000,000
  Recapitalization related costs and expenses paid..........                           (15,764)
  Deferred financing costs..................................   (17,980)    (7,461)     (57,639)
  Distributions from (advances to) parent...................     1,771    (19,171)     (14,678)
  (Decrease) increase in outstanding checks drawn on
    controlled disbursement accounts........................   (81,048)    40,652         (969)
                                                              --------   --------   ----------
Net cash (used in) provided by financing activities.........   (50,619)    58,268      (75,174)
                                                              --------   --------   ----------
Effect of exchange rate changes on cash.....................       549     (5,333)       1,044
                                                              --------   --------   ----------
Net increase (decrease) in cash and cash equivalents........    12,741    (13,065)       9,358
Cash and cash equivalents at beginning of year..............     4,792     17,857        8,499
                                                              --------   --------   ----------
Cash and cash equivalents at end of year....................  $ 17,533   $  4,792   $   17,857
                                                              ========   ========   ==========

                See Notes to Consolidated Financial Statements.

                         VERTIS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include those of Vertis, Inc., and its subsidiaries (together, the "Company"). All material intercompany balances and transactions have been eliminated. As discussed in Notes 3 and 5, the Company sold the stock of a subsidiary, Columbine JDS Systems, Inc. ("Columbine") in 1999. The results of Columbine and its subsidiaries are presented as discontinued operations in 1999.

    OWNERSHIP

    The Company is a wholly-owned subsidiary of Vertis Holdings, Inc. ("Vertis Holdings").

    CORPORATE ALLOCATIONS

    Vertis Holdings allocates substantially all of its costs to the Company as the Company is Vertis Holdings' only operating subsidiary. These allocations totaled $18.9 million and $14.4 million in 2000 and 1999, respectively. There were no allocations in 2001 due to the elimination of management and support personnel positions (see Note 2).

    BUSINESS

    The Company is a leading provider of integrated advertising products and marketing services. The Company operates in four business segments: Vertis Retail and Newspaper Services, Vertis Direct Marketing Services, Vertis Advertising Technology Services and Vertis Europe (see Note 18).

    USE OF ESTIMATES

    The Company's management must make estimates and assumptions in preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("generally accepted accounting principles"). These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain amounts for prior periods have been reclassified to conform to the current period presentation.

2.  RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

    In 1999, the Company recorded a $3.3 million restructuring charge that included the estimated costs to close one of the plants in the Vertis Direct Marketing Services segment. The closure was completed in March 2000, and resulted in the termination of approximately 120 production and administrative employees.

    In the first quarter of 2000, the Company began a series of steps to restructure the business by eliminating redundant operations and functions and consolidating the focus of the Company's sales and marketing teams. In
June 2000, the Company initiated the process of consolidating administrative functions of its operating subsidiaries and began to review the consolidation of certain production facilities. In connection with these initiatives, the Company eliminated approximately 40 executive and administrative positions and recorded $21.4 million of restructuring and asset impairment charges to

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES (CONTINUED) reflect the severance costs as well as ancillary costs of closing duplicative operations and writing off non-productive assets.

    During 2001, the Company continued the restructuring program initiated in 2000. Certain production and sales administration facilities were combined in strategic areas resulting in the closure of 14 facilities, abandonment of assets in those locations and reduction in work force. Approximately 1,000 positions were eliminated. Effective January 1, 2001, the Company transferred 13 management and support personnel employed at our parent, Vertis Holdings, to CLC, an affiliate of the estate of R. Theodore Ammon. In exchange for a one-time $14.0 million payment by the Company, CLC assumed all obligations with respect to the transferred employees. This cost was recorded in restructuring expense in 2001.

    The significant components of the restructuring and asset impairment charges were as follows:

                                         SEVERANCE      ASSET WRITE-     FACILITY
                                        AND RELATED   OFF AND DISPOSAL   CLOSING     OTHER
                                           COSTS           COSTS          COSTS      COSTS      TOTAL
                                        -----------   ----------------   --------   --------   --------
                                                                (IN THOUSANDS)
Restructuring charges 1999............   $    890         $ 2,216                   $    150   $  3,256
Amount utilized in 1999...............                     (1,911)                      (131)    (2,042)
                                         --------         -------        -------    --------   --------
Balance at December 31, 1999..........        890             305        $    --          19      1,214
Restructuring and asset impairment
  charges 2000........................     16,650           3,695            613         450     21,408
Amount utilized in 2000...............    (13,914)         (3,773)          (524)       (451)   (18,662)
                                         --------         -------        -------    --------   --------
Balance at December 31, 2000..........      3,626             227             89          18      3,960
Restructuring charges 2001............     11,727           5,939          9,415      15,144     42,225
Amount utilized in 2001...............    (11,546)         (6,166)        (1,250)    (15,078)   (34,040)
                                         --------         -------        -------    --------   --------
Balance at December 31, 2001..........   $  3,807         $    --        $ 8,254    $     84   $ 12,145
                                         ========         =======        =======    ========   ========

    The Company expects to pay approximately $6.7 million of the remaining balance in 2002, and the remainder by 2007.

    The charges are comprised of the following:

                                                      2001       2000       1999
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Charges requiring cash payments...................  $36,286    $17,713     $1,345
Write-off of assets...............................    5,939        862      1,911
Asset impairment charge...........................               2,833
                                                    -------    -------     ------
                                                    $42,225    $21,408     $3,256
                                                    =======    =======     ======

    In 2001 and 2000, the Company also incurred $3.0 million and $1.2 million, respectively, of incremental expenses related to the restructuring plan. The "restructuring-related" charges include costs (such as those to publicize the new corporate identity as a brand name), consulting fees, retention compensation and professional fees. While related to our consolidation and restructuring plan, these charges do not meet the definition of "exit costs" in accordance with generally accepted accounting principles and, therefore, are recorded in selling, general and administrative expenses.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  RECAPITALIZATION AND RELATED TRANSACTIONS

    On December 7, 1999, Vertis Holdings and the Company entered into a series of transactions including:

    - A merger and recapitalization, including Vertis Holdings repurchasing most of its common stock held by the general public (see below),

    - Repaying and terminating the Company's existing senior credit facilities and senior subordinated notes (see Note 10),

    - Entering into $1.25 billion of new credit facilities (see Note 10) and Vertis Holdings issuing $100.0 million of new mezzanine debt,

    - Selling Columbine (see Note 5), and

    - Paying a $202.7 million dividend to Vertis Holdings as part of financing the merger and recapitalization transactions (see Note 14).

    On the same date, the Company sold all its investments in internet-related businesses that were not publicly traded (see Note 9).

    The merger was accounted for as a recapitalization in which the historical bases of Vertis Holdings' and the Company's assets and liabilities were not affected and no additional goodwill was created. Operating costs in 1999 include a charge of $11.9 million related to the merger (which excludes $5.5 million pertaining to Columbine, which is included in discontinued operations).

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION

    The Company provides a wide variety of print and print-related services and products for specific customers, primarily under contract. Revenue is not recognized until the earnings process has been completed in accordance with the terms of the contracts. Revenue from premedia operations is recognized upon the completion of orders.

    CASH AND CASH EQUIVALENTS

    Cash equivalents include all investments with initial maturities of 90 days or less. As the Company's cash management program utilizes zero-balance accounts, book overdrafts in these accounts are reclassified as current liabilities.

    INVENTORIES

    Inventories are recorded at the lower of cost or market determined primarily on the first-in, first-out method.

    INVESTMENTS

    Investments in equity securities are classified as available-for-sale and are recorded at market value, with net unrealized gains and losses recorded in other comprehensive income.

    PREPAID EXPENSES

    As part of an ongoing effort to manage procurement and utilization of maintenance parts, and to better reflect the value of the assets on hand, in 2000 the Company changed its estimate of the

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) capitalization amount for parts kept in stock and classified as prepaid expenses. This change had the effect of reducing maintenance expense by $8.5 million in 2000.

    LONG-LIVED ASSETS

    Property, plant and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the assets' estimated useful lives or, when applicable, the terms of the leases, if shorter.

    Software development costs are expensed until technological feasibility is determined, after which costs are capitalized until the product is ready for general release and sale. These costs are amortized over three- to seven-year lives beginning at the respective release dates on a straight-line basis.

    Certain direct development costs associated with internal-use software are capitalized, including payroll costs for employees devoting time to the software projects and external costs of material and services by third-party providers. These costs are included in software development and are being amortized beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

    Intangible assets other than goodwill are amortized over the terms of the related agreements. Deferred financing costs are amortized over the terms of the related financing instruments on a straight-line basis.

    On a regular basis, the Company reviews the valuation and amortization of goodwill and long-lived assets. Whenever events or changes in circumstances indicate the carrying value of goodwill and long-lived assets may not be recoverable, the Company compares expected future undiscounted cash flows to be generated by the asset or related business to the carrying value. If the carrying value exceeds the sum of the future undiscounted cash flows, the asset would be adjusted to its net recoverable amount and an impairment loss would be charged to operations in the period identified.

    On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This standard eliminates the amortization of goodwill and indefinite lived intangible assets. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. The Company will be required to assess goodwill and indefinite lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. As of January 1, 2002, the Company discontinued the amortization of all goodwill and indefinite lived intangible assets.

    A reconciliation of reported net income to net income adjusted to reflect the impact of the discontinuance of the amortization of goodwill is as follows:

                                                           2001       2000       1999
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Reported net (loss) income.............................  $(54,863)  $(25,212)  $ 2,450
Add: goodwill amortization.............................    13,255     13,556    13,316
                                                         --------   --------   -------
Adjusted net (loss) income.............................  $(41,608)  $(11,656)  $15,766
                                                         ========   ========   =======

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company is currently quantifying the impact on its results of operations and financial position relating to the required transitional impairment tests. The Company completed a transitional impairment test of intangible assets, as required, with any impairments identified treated as a cumulative effect of an accounting change, as of January 1, 2002 and there was no material impact on our financial statements.

    During August 2001, the Financial Accounting Standards Board issued SFAS
No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires the use of a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations, by requiring those long-lived assets to be measured at the lower of carrying amount or fair value less cost to sell. The impairment recognition and measurement provisions of SFAS No. 121 were retained for all long-lived assets to be held and used with the exception of goodwill. The Company adopted this standard on January 1, 2002 and there was no material impact on our financial statements.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method as outlined in SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards.

    The provision for federal income taxes recorded by the Company represents the amount calculated on a separate return basis in accordance with a tax-sharing arrangement with Vertis Holdings. State and foreign income taxes represent actual amounts paid or payable by the Company.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company determines the fair value of its financial instruments as follows:

    CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE AND ACCOUNTS
    PAYABLE--Carrying amounts approximate fair value because of the short maturities of these instruments.

    INVESTMENTS AND INTEREST RATE SWAP--Fair value is based on quoted market prices or other available market information.

    REVOLVING CREDIT FACILITY--Carrying amount approximates fair value because its interest rates are based on variable reference rates.

    LONG-TERM DEBT (EXCLUDING REVOLVING CREDIT FACILITY)--The aggregate fair value of debt outstanding at December 31, 2001 and 2000 approximated the carrying value.

    CONCENTRATION OF CREDIT RISK

    The Company provides services to a wide range of clients who operate in many industry sectors in varied geographic areas. The Company grants credit to all qualified clients and does not believe that it is exposed to undue concentration of credit risk to any significant degree.

    FOREIGN CURRENCY TRANSLATION

    The Company translates the financial statements of foreign subsidiaries by recording assets and liabilities at exchange rates in effect at the balance sheet date and income statement accounts at

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) average rates for the applicable periods. Transaction gains and losses, recorded in Other expenses, were immaterial in 2000 and 2001. Transaction losses in 1999 totaled $1.7 million and related primarily to the termination of U.K.-based revolving credit facility borrowings (see Note 10).

5.  ACQUISITIONS AND DISPOSITIONS

    During 1999, the Company completed four acquisitions, all accounted for as purchases. Aggregate consideration for these acquisitions was approximately $129.0 million, including debt repaid. The consideration included amounts borrowed from or contributed by Vertis Holdings.

    The results of operations for all of these businesses are included in the consolidated financial statements from their respective dates of acquisition.

    GOODWILL

    The excess of the purchase prices of acquired companies over the fair values of net assets acquired, identified intangibles, acquired computer software and (with respect to Columbine and its subsidiaries) in-process technology was recorded as goodwill. The assets and liabilities were recorded at their estimated fair values as of the dates of acquisition. Identified intangible assets and acquired computer software were recorded based on third-party appraised values. As of the dates of acquisition, the technological feasibility of the in-process technology had not been established, and the technology had no alternative future use, so it was written off immediately in accordance with generally accepted accounting principles. Aggregate goodwill recorded in connection with acquisitions was $106.1 million in 1999.

    DISPOSITIONS AND DISCONTINUED OPERATIONS

    As part of Vertis Holdings' recapitalization (see Note 3), the Company sold the stock of Columbine to CJDS Holdings, Inc., an affiliate of Vertis Holdings' purchasers. The total sale price was approximately $165.0 million and the sale yielded a pre-tax gain of $65.3 million ($62.5 million, net of tax). As Vertis Holdings and CJDS Holdings, Inc. are under common control, the gain was recorded as a contribution of capital in stockholder's deficit. Upon finalizing the Company's tax filings in 2000, a $2.5 million reduction to the gain was recorded in stockholder's deficit.

    Results in 1999 reflect a partial year of operations for Columbine as the Company sold it in early December. Operating income of discontinued operations includes write-offs related to acquired in-process technology costs and $5.5 million of compensation costs related to settlement of stock options held by Columbine employees in connection with Vertis Holdings' merger and recapitalization (see Note 3).

    In connection with the acquisition of Drake Automation Limited in July 1999, Columbine recorded a write-off of $2.8 million related to in-process technology.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  ACQUISITIONS AND DISPOSITIONS (CONTINUED)

    The following table summarizes the financial results of the discontinued operations for the year ended December 31:

                                                                   1999
                                                              --------------
                                                              (IN THOUSANDS)
Net sales...................................................     $97,215
Operating income............................................       2,167(1)

------------------------

(1) Includes $5.5 million of pre-tax compensation costs related to the settlement of stock options in connection with Vertis Holdings' merger and recapitalization (see Note 3) and a $2.8 million write-off of acquired in-process technology costs related to the acquisition of Drake Automation Limited.

    In February 2000, the Company sold the stock of IMPCO Enterprises, Inc. ("IMPCO"), to Naviant, Inc. in exchange for 3.6 million shares of Naviant, Inc. Series C Convertible Redeemable Preferred Stock (the "Naviant Stock"). Prior to the sale, all assets related to IMPCO's response management business were transferred to one of the Company's subsidiaries. The shares received were valued at $5.9 million, the appraised value of the subsidiary sold, as the Naviant Stock is not publicly traded and did not have a readily determinable market value. The sale resulted in a pre-tax loss of $4.2 million. Concurrent with the sale of IMPCO, the Naviant Stock was contributed to an investment fund under common ownership with the Company (see Note 9).

    In May 2001, the Company sold certain assets of Iceberg Marketing Limited to Newbridge Marketing Limited for $1.4 million. The sale resulted in a pre-tax loss of $0.2 million.

    PRO FORMA INFORMATION

    The following unaudited pro forma information reflects the Company's results from continuing operations adjusted to include the acquired businesses as though all of the acquisitions and the related financing transactions had occurred at the beginning of 1999.

                                                                   1999
                                                              --------------
                                                              (IN THOUSANDS)
Net sales...................................................   $1,794,000
Income before extraordinary items...........................       27,000(1)
Net income..................................................        7,200(1)

------------------------

(1) Includes $11.9 million of pre-tax compensation costs and $1.2 million of pre-tax foreign exchange transaction losses from the termination of U.K.-based borrowings related to Vertis Holdings' merger and recapitalization (see Note 3) as well as $3.3 million of pre-tax restructuring costs (see Note 2).

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  ACCOUNTS RECEIVABLE

    Accounts receivable consisted of the following:

                                                            2001       2000
                                                          --------   --------
                                                            (IN THOUSANDS)
Trade--billed...........................................  $134,684   $188,498
Trade--unbilled.........................................    38,670     41,033
Other receivables.......................................     6,331     10,722
                                                          --------   --------
                                                           179,685    240,253
Allowance for doubtful accounts.........................    (8,270)    (5,906)
                                                          --------   --------
                                                          $171,415   $234,347
                                                          ========   ========

    In 1996, the Company entered into a six-year agreement (as amended, the "A/R Securitization") to sell interests in certain of its accounts receivable. A maximum of $130.0 million can be sold and the amount outstanding at any time depends upon the level of eligible receivables. At both December 31, 2001 and 2000, interests of $130.0 million had been sold under the A/R Securitization and, as such, are reflected as reductions of accounts receivable and excluded from the balances above. Fees of this program vary based on a Eurodollar rate plus an average margin of 3/8% per year on the amount of interest sold. These fees, which totaled $6.0 million in 2001, $8.3 million in 2000, and $5.8 million in 1999, are included in other expenses. This facility was to expire on April 1, 2002. The Company has obtained an amendment to extend the facility until December 1, 2002.

7.  INVENTORIES

    Inventories consisted of the following:

                                                              2001       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Paper.....................................................  $22,168    $35,992
Work in process...........................................    6,458      9,575
Ink and chemicals.........................................    5,178      5,300
Other.....................................................    6,378      6,329
                                                            -------    -------
                                                            $40,182    $57,196
                                                            =======    =======

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  PROPERTY, PLANT AND EQUIPMENT

    The components and useful lives of property, plant and equipment were:

                                               ESTIMATED
                                              USEFUL LIFE
                                                (YEARS)       2001        2000
                                              -----------   ---------   ---------
                                                               (IN THOUSANDS)
Land........................................                $   8,502   $   8,502
Machinery and equipment.....................    5 to 15       647,672     607,526
Buildings and leasehold improvements........    1 to 40       102,118     100,428
Furniture and fixtures......................    3 to 10        97,098      87,612
Internally developed computer software......     3 to 7        13,276       9,903
Vehicles....................................     3 to 4         3,811       4,646
Construction in progress and deposits on
  equipment purchases.......................                   17,070      24,191
                                                            ---------   ---------
                                                              889,547     842,808
Accumulated depreciation and amortization...                 (394,441)   (319,732)
                                                            ---------   ---------
                                                            $ 495,106   $ 523,076
                                                            =========   =========

9.  INVESTMENTS

    Investments consisted of the following:

                                                              2001       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Investment in leveraged leases............................  $70,824    $68,260
Investments in equity securities..........................               6,286
                                                            -------    -------
                                                            $70,824    $74,546
                                                            =======    =======

    INVESTMENT IN LEVERAGED LEASES

    Two special purpose limited liability companies ("LLCs"), subsidiaries of the Company, are the head lessees and sub-lessors in two lease-leaseback transactions entered into in 1998. Under these transactions, buildings with estimated useful lives of 65 years were leased by the LLCs for terms of 57 years (the "Headleases") and subleased by the LLCs to the lessors for terms of 52 years (the "Subleases"). Under the guidelines of SFAS No. 13, "Accounting for Leases," the Headleases qualify as capital leases and the Subleases qualify as leveraged leases. The Company's investments represented approximately 24% of the buildings' combined leasehold values, while the balance was furnished by third-party financing in the form of long-term debt that provides no recourse against the LLCs or the Company, but is secured by first liens on the properties. At the end of the sublease terms, the leasehold interests are returned to the LLCs, although the sublessee has the option to purchase the leasehold interests for amounts based on their then-estimated fair market values. The Company has the benefit of tax deductions for advance rental payments under the Headleases and interest on the long-term debt. During the early years of the transactions, the available tax deductions are expected to exceed the sublease rental income; in later years the taxable rental income is expected to exceed the deductible amounts. Deferred taxes are provided to reflect these temporary differences.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  INVESTMENTS (CONTINUED)
    The Company's net investment in leveraged leases was composed of the following components:

                                                            2001       2000
                                                          --------   --------
                                                            (IN THOUSANDS)
Rentals receivable......................................  $113,540   $113,540
Less: unearned income...................................   (42,716)   (45,280)
                                                          --------   --------
Investment in leveraged leases, included in long-term
  investments...........................................    70,824     68,260
Less: deferred taxes....................................   (63,380)   (57,330)
                                                          --------   --------
Net investment in leveraged leases......................  $  7,444   $ 10,930
                                                          ========   ========

    Other expenses for continuing operations include $2.5 million of income earned on the leveraged lease investments in 2001, $5.8 million in 2000 and $10.7 million in 1999. Discontinued operations include $1.9 million of Columbine's income on these investments in 1999.

    INVESTMENTS IN EQUITY SECURITIES

    The Company invested in three internet-related businesses, one of which, 24/7 Media, Inc. ("TFSM") is publicly traded. At the time of Vertis Holdings' recapitalization (see Note 3) the Company sold all of its investments that were not publicly traded to XL Ventures Fund II, LLC ("XL Fund II"), an investment fund affiliated with the purchasers of Vertis Holdings. The investments were sold at cost, yielding no gain or loss.

    In response to market conditions, the Company sold a portion of TFSM in 2000 and recorded a pre-tax gain of $1.8 million. The Company sold the remaining TFSM shares and all TFSM warrants to CLI Associates, LLC (an affiliate of the estate of R. Theodore Ammon) for $0.6 million in 2001. The sale resulted in a realized pre-tax loss of $2.0 million.

    In consideration for the sale of IMPCO, the Company received 3.6 million shares of Naviant Stock. The Company concurrently contributed the Naviant Stock to XL Fund II. The contribution entitles the Company to a preferred return plus interest based upon a value of $7.3 million as assigned to the stock by XL Fund
II. In 2001, the Company recorded an impairment loss for an other than temporary decline in value on the investment totaling $5.9 million.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                          2001         2000
                                                       ----------   ----------
                                                           (IN THOUSANDS)
Revolving credit facility............................  $  208,044   $  130,668
Term loan A due 2005.................................     206,180      229,344
Term loan B due 2008.................................     294,939      297,932
Senior subordinated credit facility due 2009.........     450,000      450,000
Other notes..........................................       2,924        4,731
                                                       ----------   ----------
                                                        1,162,087    1,112,675
Current portion......................................     (37,063)     (28,179)
                                                       ----------   ----------
                                                       $1,125,024   $1,084,496
                                                       ==========   ==========

    In connection with Vertis Holdings' recapitalization (see Note 3), the Company completed tender offers for all of its outstanding notes due 2007 and 2008. Additionally, the Company's credit facility was terminated and it entered into new credit facilities and issued new debt. The repurchase of the notes and termination of the credit facility resulted in an extraordinary loss of $19.7 million, net of tax benefit, and $1.2 million of foreign exchange transaction losses (excluding $0.2 million related to discontinued operations). The extraordinary loss consisted primarily of consent fees for the redemption and the write-off of deferred financing costs.

    The new credit facility (the "Credit Facility") consists of three components:

    - A revolving credit facility which allows borrowings of up to $250.0 million, including borrowings in British pound sterling of up to the equivalent of $160.0 million. The revolving credit facility matures in 2005 with no repayment of principal until maturity. Interest is payable at the Company's option either (a) at a base rate plus a margin of 2.50% or
      (b) at a Eurodollar-based rate plus a margin of 3.50%. These margins may decline over time in accordance with covenants in the Credit Facility. At December 31, 2001, $37.9 million was available to borrow under this facility;

    - Term Loan A, which requires periodic principal payments as well as mandatory repayments in the event of specified asset sales and certain other events. Interest is payable at the Company's option either (a) at a base rate plus a margin of 2.50% or (b) at a Eurodollar-based rate plus a margin of 3.50%. These margins may decline over time in accordance with covenants in the Credit Facility; and

    - Term Loan B, which requires periodic principal payments as well as repayments at the lenders' option in the event of specified asset sales. Interest is payable at the Company's option either (a) at a base rate plus a margin of 3.25% or (b) at a Eurodollar-based rate plus a margin of 4.25%.

    At December 31, 2001, the weighted-average interest rate on the Credit Facility was 6.38% compared to 9.81% at December 31, 2000.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  LONG-TERM DEBT (CONTINUED)
    The senior subordinated credit facility had been issued as a bridge facility at the time of the recapitalization. By its terms, it was converted to a term loan in December 2000 and expires in 2009. The rate of interest is 13.50%.

    The Credit Facility and the senior subordinated credit facility, as amended, contain certain customary covenants including, among other things, restrictions on capital expenditures, dividends, investments and indebtedness and maintenance of specified levels of interest coverage and leverage. All of the Company's assets are pledged as collateral for the Credit Facility debt.

    At December 31, 2001, the aggregate maturities of long-term debt were:

                                                                          TOTAL LONG-
                                 TERM LOAN A   TERM LOAN B   OTHER DEBT    TERM DEBT
                                 -----------   -----------   ----------   -----------
                                                    (IN THOUSANDS)
2002...........................   $ 32,433      $  2,989      $  1,641    $   37,063
2003...........................     50,966         2,989         1,233        55,188
2004...........................     60,232         2,989            50        63,271
2005...........................     62,549         2,989       208,044       273,582
2006...........................                    2,989                       2,989
Thereafter.....................                  279,994       450,000       729,994
                                  --------      --------      --------    ----------
                                  $206,180      $294,939      $660,968    $1,162,087
                                  ========      ========      ========    ==========

    The Company uses an interest rate swap agreement that converts a portion of variable rate debt to a fixed rate basis. This agreement is designated as a hedge against changes in future cash flows. In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137 and SFAS 138, the interest rate swap agreement is reflected at fair value in the Company's consolidated balance sheet and the related mark-to-market adjustment is recorded in stockholders' deficit as a component of other comprehensive income.

    At December 31, 2001, the Company had one outstanding swap agreement, with a notional amount of $85.0 million expiring on August 29, 2003. The rate on the swap resets every 90 days, in connection with the reset of the rate on the related debt. The fair market value of this agreement at December 31, 2001 was $3.4 million, net of taxes of $2.2 million. The Company initially adopted
SFAS 133 on January 1, 2001 and recognized a cumulative effect of an accounting change of $2.8 million, net of tax of $1.1 million increasing stockholders' deficit. For the year ended December 31, 2001, the Company recognized additional interest expense resulting from the cash flow hedge in a pre-tax amount of $2.1 million.

11.  LEASES

    Facilities and certain equipment are leased under agreements that expire at various dates through 2015. Rental expense for continuing operations under operating leases for the years ended December 31, 2001, 2000 and 1999, was $39.9 million, $41.1 million, and $41.8 million, respectively.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.  LEASES (CONTINUED)
    At December 31, 2001, minimum annual rentals under non-cancelable operating leases (net of subleases) were:

                                                              (IN THOUSANDS)
2002........................................................     $ 22,385
2003........................................................       18,480
2004........................................................       17,081
2005........................................................       13,525
2006........................................................        9,176
Thereafter..................................................       23,239
                                                                 --------
                                                                 $103,886
                                                                 ========

    Commitments under the lease agreements also extend in most instances to property taxes, insurance and maintenance and certain leases contain escalation clauses and extension options.

12.  INCOME TAXES

    Income tax (benefit) expense consisted of the following components:

                                                    2001       2000       1999
                                                  --------   --------   --------
                                                          (IN THOUSANDS)
Current:
  Federal.......................................             $  (540)   $(7,247)
  State and foreign.............................  $  1,279    (3,486)     6,808
                                                  --------   -------    -------
                                                     1,279    (4,026)      (439)
                                                  --------   -------    -------
Deferred:
  Federal.......................................   (22,851)   (5,312)    27,081
  State and foreign.............................               2,437        579
                                                  --------   -------    -------
                                                   (22,851)   (2,875)    27,660
                                                  --------   -------    -------
Total income tax (benefit) expense..............  $(21,572)  $(6,901)   $27,221
                                                  ========   =======    =======

    Vertis Holdings files a federal consolidated income tax return with all of its subsidiaries, including the Company. The components of income tax disclosed above have been allocated to the Company as if the Company had filed a separate tax return.

    Federal and state income taxes are subject to a tax allocation arrangement (the "Tax Arrangement") where the Company files as a member of Vertis Holdings' consolidated group. The Tax Arrangement does not apply to income taxes in jurisdictions in which the Company or its subsidiaries file separate tax returns. The Tax Arrangement does not provide for remuneration in years in which the Company has a current taxable loss as in 2001. In 2000 and 1999, the Company had current taxable losses which were utilized in the federal consolidated income tax return of Vertis Holdings.

    SFAS 109 requires an adjustment to equity where a tax arrangement does not reflect generally accepted accounting principles. Therefore, for the years ended December 31, 2000 and 1999, the current income tax benefit relating to jurisdictions where the Company files as part of a consolidated group
($16.2 million and $10.1 million, respectively) is treated as a reduction of the Company's stockholder's deficit. This is not applicable in 2001 as the Company has a current taxable loss.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.  INCOME TAXES (CONTINUED)
    The Company's foreign pre-tax income was not a significant component of total pre-tax income or loss. No U.S. income taxes have been provided for unremitted earnings of foreign subsidiaries as the Company intends to reinvest these earnings permanently or to repatriate the earnings only when it is tax effective to do so. Accordingly, the Company believes that U.S. foreign tax credits would substantially offset any U.S. income tax on repatriated earnings.

    The following is a reconciliation of the U.S. statutory federal income tax rate to the Company's effective tax rates:

                                                     2001             2000             1999
                                                   --------         --------         --------
                                                        (PERCENT OF PRE-TAX INCOME FROM
                                                             CONTINUING OPERATIONS)
Statutory income tax rate.................          (35.0)%          (35.0)%           35.0%
State income taxes, net of federal income
  tax benefits............................            0.6             (2.0)             7.1
Amortization and write-off of goodwill....            4.4             10.7              6.0
Change in valuation allowance.............            0.9
Other.....................................            0.9              4.8              1.2
                                                    -----            -----             ----
Effective tax rate........................          (28.2)%          (21.5)%           49.3%
                                                    =====            =====             ====

    The tax effects of significant items comprising deferred income taxes were:

                                                          2001        2000
                                                        ---------   ---------
                                                           (IN THOUSANDS)
Employee benefits.....................................  $  12,526   $  11,918
Net operating loss and tax credit carryforwards.......     80,279      53,840
Accrued expenses and reserves.........................      9,200       4,699
Other deductible differences..........................      2,667         897
                                                        ---------   ---------
                                                          104,672      71,354
                                                        ---------   ---------
Property, plant and equipment.........................    (62,903)    (60,743)
Leveraged lease investments...........................    (63,380)    (57,330)
Other taxable differences.............................       (804)     (2,218)
                                                        ---------   ---------
                                                         (127,087)   (120,291)
                                                        ---------   ---------
Valuation allowance...................................     (6,968)     (6,261)
                                                        ---------   ---------
Net deferred income tax liability.....................  $ (29,383)  $ (55,198)
                                                        =========   =========

    At December 31, 2001 the Company had a net operating loss carryforward of approximately $210.0 million. This amount is included in the consolidated Vertis Holdings net operating loss carryforward of $254.9 million. The recognized tax benefit of this operating loss carryforward is included in the deferred tax assets of the Company until such losses are utilized by the consolidated group.

    The valuation allowance was established primarily due to limitations on net operating loss carryforward utilization under the Code. Except to the extent that the valuation allowance has been established, the Company believes that such limitations will not prevent the realization of carryforward benefits.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.  RETIREMENT PLANS

    DEFINED BENEFIT PLANS

    The Company maintains defined benefit plans, including pension and supplemental executive retirement plans.

    Information regarding the defined benefit plans is as follows:

                                               2001                       2000                1999
                                       ---------------------      --------------------      --------
                                                              (IN THOUSANDS)
COMPONENTS OF NET PERIODIC PENSION
  COST:
Service cost.........................  $                 640      $                758      $   705
Interest cost........................                  1,827                     1,721        1,654
Expected return on assets............                 (1,370)                   (1,392)      (1,441)
Net amortization and deferral........                      1                        41           65
Curtailment gain.....................                                             (299)        (233)
                                       ---------------------      --------------------      -------
                                       $               1,098      $                829      $   750
                                       =====================      ====================      =======
CHANGES IN BENEFIT OBLIGATION:
Benefit obligation at beginning of
  year...............................  $              21,588      $             23,589
Service cost.........................                    640                       758
Interest cost........................                  1,827                     1,721
Actuarial loss.......................                  4,241                       278
Benefits paid........................                 (1,386)                   (4,728)
Curtailments and settlements.........                                              (30)
                                       ---------------------      --------------------
Benefit obligation at end of year....  $              26,910      $             21,588
                                       =====================      ====================
CHANGES IN PLAN ASSETS:
Fair value of plan assets at
  beginning of year..................  $              13,163      $             19,165
Actual return (loss) on assets.......                  1,234                    (2,039)
Employer contributions...............                  3,650                       765
Benefits paid........................                 (1,386)                   (4,728)
Plan expenses........................                   (157)
                                       ---------------------      --------------------
Fair value of plan assets at end of
  year...............................  $              16,504      $             13,163
                                       =====================      ====================
Funded status........................  $              10,406      $              8,425
Unrecognized prior service cost......                   (328)                     (414)
Unrecognized actuarial (loss) gain...                 (4,016)                      500
                                       ---------------------      --------------------
Net amount recognized................  $               6,062      $              8,511
                                       =====================      ====================
AMOUNTS RECOGNIZED IN THE
  CONSOLIDATED BALANCE SHEET:
Accrued benefit cost.................  $               9,786      $              8,894
Accumulated other comprehensive
  loss...............................                 (3,724)                     (383)
                                       ---------------------      --------------------
Net amount recognized................  $               6,062      $              8,511
                                       =====================      ====================
WEIGHTED-AVERAGE ASSUMPTIONS:
Discount rate........................                   7.25%                     7.75%
Expected return on plan assets.......                   9.00%                     9.00%
Annual compensation increase.........             3.00%-3.75%                3.75-4.00%

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.  RETIREMENT PLANS (CONTINUED)
    DEFERRED COMPENSATION

    The Company also maintains a deferred compensation plan in which certain members of management may defer up to 100% of their total compensation through the date of their retirement. Long-term liabilities include balances related to this plan of $7.3 million as of December 31, 2001 and $6.4 million as of December 31, 2000.

    DEFINED CONTRIBUTION PLANS

    The Company maintains 401(k) and other investment plans for eligible employees. The Company's continuing operations recorded $4.5 million in expense for the year ended December 31, 2001, $4.8 million in 2000 and $7.3 million in 1999.

14.  STOCKHOLDER'S (DEFICIT) EQUITY

    CONTRIBUTED CAPITAL

    In connection with the sale of Columbine in 1999 (see Notes 3 and 5), the purchaser of which is under common control with the Company, a contribution of capital was recognized for the net gain on disposition. Additionally, following the sale of internet-related investments by a sister subsidiary of the Company, Vertis Holdings contributed cash of $16.4 million to the Company in 1999, $67.0 million in 2000, and $0.2 million in 2001.

    DIVIDENDS TO PARENT

    During 1999, the Company paid $264.6 million of cash dividends to Vertis Holdings as follows:

    - $6.9 million in connection with interest payments on Vertis Holdings' convertible preferred securities,

    - $34.7 million to allow a subsidiary of Vertis Holdings to effect investment transactions,

    - $202.7 million to contribute funding for the merger and recapitalization transactions (see Note 3), and

    - $20.3 million related to the redemption of Vertis Holdings' convertible preferred securities following the merger and recapitalization.

    During 2000, the Company paid $114.3 million of cash dividends to Vertis Holdings as follows:

    - $9.0 million in connection with interest payments on Vertis Holdings' debt and its convertible preferred securities, and

    - $105.3 million related to the redemption of all of Vertis Holdings' remaining convertible preferred securities.

    During 2001, the Company paid $7.1 million of cash dividends to Vertis Holdings comprised of $7.7 million in connection with interest payments on Vertis Holdings' debt and $0.6 million gain in connection with the purchase of the minority interest in the investment in leveraged leases.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14.  STOCKHOLDER'S (DEFICIT) EQUITY (CONTINUED)
    MANAGEMENT FEES

    The Company paid approximately $1.3 million in fees to the owners of Vertis Holdings in 2001 and 2000.

    ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

    The components of accumulated other comprehensive (loss) income at December 31 were:

                                              2001                             2000                             1999
                                 ------------------------------   ------------------------------   ------------------------------
                                  GROSS       TAX        NET       GROSS       TAX        NET       GROSS       TAX        NET
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)
Unrealized (loss) gain on
  investments..................                                   $ (2,243)  $  (896)   $(1,347)   $45,855    $18,343    $27,512
Cumulative translation
  adjustments..................  $ (8,954)             $ (8,954)    (8,108)              (8,108)      (932)                 (932)
Minimum pension liability
  adjustment...................    (3,724)  $(1,490)     (2,234)      (383)     (153)      (230)
Fair value adjustment of
  interest rate swap...........    (5,600)   (2,240)     (3,360)
                                 --------   -------    --------   --------   -------    -------    -------    -------    -------
                                 $(18,278)  $(3,730)   $(14,548)  $(10,734)  $(1,049)   $(9,685)   $44,923    $18,343    $26,580
                                 ========   =======    ========   ========   =======    =======    =======    =======    =======

15.  VERTIS HOLDINGS STOCK AWARD AND INCENTIVE PLAN

   Employees of the Company participate in Vertis Holdings' stock incentive plans. Under the Restated 1993 Stock Award and Incentive Plan (the "Old Plan"), Vertis Holdings granted shares of common stock and options to purchase shares of common stock. In connection with the merger and recapitalization (see Note 3) all options outstanding at December 7, 1999 were surrendered and the Old Plan was terminated. The Company recorded a non-cash compensation charge of $11.9 million in connection with the transaction.

    On December 7, 1999, Vertis Holdings adopted the 1999 Equity Award Plan (the "New Plan"), which authorizes grants of stock options, restricted stock, performance shares, performance units and other stock-based awards. Options under the New Plan generally expire in ten years and become exercisable at varying times. There are approximately 9.1 million options available for grant at December 31, 2001 and 2000, respectively, out of 10.0 million options authorized for issuance.

    Transactions under the New Plan were as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                 (THOUSANDS OF
                                                                    SHARES)
Outstanding at beginning of year............................    879       1,151
Granted.....................................................     20         350
Cancelled...................................................    (47)       (622)
                                                                ---       -----
Outstanding at end of year..................................    852         879
                                                                ===       =====
Exercisable at end of period................................    338         134
                                                                ===       =====

    Options outstanding at December 31, 2001 and 2000, have an exercise price of $31.50 per share and ten-year terms.

                         VERTIS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15.  VERTIS HOLDINGS STOCK AWARD AND INCENTIVE PLAN (CONTINUED)
    Pro forma results of the Company's operations reflecting compensation cost for the fair value of option awards were:

                                                    2001       2000       1999
                                                  --------   --------   --------
                                                          (IN THOUSANDS)
Net (loss) income:
  As reported...................................  $(54,863)  $(25,212)   $2,450
  Pro forma.....................................   (58,014)   (27,966)    4,238

    The weighted-average fair value per option at the date of grant for options granted under the Old Plan and the New Plan (excluding options issued for acquisitions) was $19.39 in 2001, $19.81 in 2000, and $19.05 in 1999.

    The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                         2001          2000          1999
                                                       --------      --------      --------
Expected volatility..................................   43.77%        38.91%        43.64%
Risk-free interest rate..............................    4.40%         6.42%         5.80%
Dividend yield.......................................    0.00%         0.00%         0.00%
Expected option life (years).........................      10            10            10

16.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                   2001       2000       1999
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
Interest paid..................................  $117,284   $119,027   $86,678
                                                 ========   ========   =======
Income taxes paid..............................  $  2,450   $  5,273   $10,542
                                                 ========   ========   =======
Non-cash investing and financing activities:
  Acquisitions:
    Cash paid for acquisitions.................                        $95,464
    Fair value of common stock and options
      issued...................................                            722
    Assets acquired............................                        170,616
                                                                       -------
    Liabilities assumed........................                        $74,430
                                                                       =======
  Other:
    Assets acquired through lease
      arrangements.............................  $  3,998   $  2,509   $   215
                                                 ========   ========   =======
    Fair value of stock received for sale of
      subsidiary...............................             $  5,930
                                                            ========

                         VERTIS, INC. AND SUBSIDIARIES

17.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Summarized quarterly financial information is as follows:

                                                   FIRST         SECOND        THIRD         FOURTH
                                                  QUARTER       QUARTER       QUARTER       QUARTER
                                                  --------      --------      --------      --------
                                                                    (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 2001

Net sales from continuing operations............  $457,699      $451,071      $445,344      $496,944

Loss from continuing operations before income
  taxes.........................................   (33,999)(1)   (23,466)(1)   (18,101)(1)      (869)(1)

Net (loss) income...............................    (1,649)(1)   (56,840)(1)     9,085 (1)    (5,459)(1)

YEAR ENDED DECEMBER 31, 2000

Net sales from continuing operations............  $451,886      $465,405      $495,201      $573,930

(Loss) income from continuing operations before
  income taxes..................................   (17,603)(2)   (14,058)(2)    (7,157)(2)     6,705 (2)

Net (loss) income...............................    (2,464)(2)    18,152 (2)   (50,624)(2)     9,724 (2)

------------------------

(1) Results include pre-tax restructuring and asset impairment and related charges of $10.3 million in the first quarter, $13.4 million in the second quarter, $7.6 million in the third quarter and $13.9 million in the fourth quarter (see Note 2).

(2) Results include pre-tax restructuring and asset impairment and related charges of $2.1 million in the first quarter, $5.9 million in the second quarter, $4.8 million in the third quarter and $9.8 million in the fourth quarter (see Note 2).

18. SEGMENT INFORMATION

    The Company operates in four business segments. The segments are:

    - Vertis Retail and Newspaper Services--includes advertising inserts and circulation-building newspaper products such as Sunday comics, TV listing guides, Sunday magazine sections and special supplements.

    - Vertis Direct Marketing Services--includes highly customized direct mail products and direct marketing services such as fragrance samplers, coatings and chemical production, commercial printing, and specialized digital printing.

    - Vertis Advertising Technology Services--includes outsourced digital premedia and image content management, response management services and newspaper ad development.

    - Vertis Europe--includes direct marketing and advertising technology products and services provided in Europe, principally the U.K.

                         VERTIS, INC. AND SUBSIDIARIES

18. SEGMENT INFORMATION (CONTINUED)
    Following is information regarding the Company's segments:

                                                                                  2001            2000            1999
                                                                               ----------      ----------      ----------
                                                                                             (IN THOUSANDS)
Net sales                    Vertis Retail and Newspaper Services............  $1,166,851      $1,260,990      $1,104,666
                             Vertis Direct Marketing Services................     323,124         327,475         330,626
                             Vertis Advertising Technology Services..........     244,200         268,793         224,762
                             Vertis Europe...................................     141,372         155,879         147,567
                             Elimination of intersegment sales...............     (24,489)        (26,715)        (21,468)
                                                                               ----------      ----------      ----------
                             Consolidated....................................  $1,851,058      $1,986,422      $1,786,153
                                                                               ==========      ==========      ==========

EBITDA                       Vertis Retail and Newspaper Services............  $  144,013(1)   $  168,786(1)   $  151,548
                             Vertis Direct Marketing Services................      39,172(2)       28,306(2)       37,995(6)
                             Vertis Advertising Technology Services..........      (1,243)(3)      27,041(3)       25,221
                             Vertis Europe...................................      17,010(4)       17,454          20,689
                             General Corporate...............................     (23,991)(5)     (20,762)(5)     (27,051)(7)
                                                                               ----------      ----------      ----------
                             Consolidated EBITDA.............................     174,961         220,825         208,402
                             Depreciation....................................      89,784          81,750          71,865
                             Amortization....................................      14,566          15,794          16,211
                                                                               ----------      ----------      ----------
                             Consolidated Operating Income...................  $   70,611      $  123,281      $  120,326
                                                                               ==========      ==========      ==========

Depreciation                 Vertis Retail and Newspaper Services............  $   42,379      $   37,699      $   34,178
                             Vertis Direct Marketing Services................      18,977          16,735          13,286
                             Vertis Advertising Technology Services..........      20,622          18,527          14,827
                             Vertis Europe...................................       7,806           8,193           8,974
                             General Corporate...............................                         596             600
                                                                               ----------      ----------      ----------
                             Consolidated....................................  $   89,784      $   81,750      $   71,865
                                                                               ==========      ==========      ==========

Amortization of Intangibles  Vertis Retail and Newspaper Services............  $    6,760      $    7,753      $    8,399
                             Vertis Direct Marketing Services................       1,744           1,755           1,731
                             Vertis Advertising Technology Services..........       2,911           2,977           2,833
                             Vertis Europe...................................       3,151           3,309           3,248
                                                                               ----------      ----------      ----------
                             Consolidated....................................  $   14,566      $   15,794      $   16,211
                                                                               ==========      ==========      ==========

Additions to Long-Lived
  Assets (excluding
  acquisitions)              Vertis Retail and Newspaper Services............  $   44,976      $   79,601      $   40,832
                             Vertis Direct Marketing Services................       8,609          36,188          26,064
                             Vertis Advertising Technology Services..........      12,805          21,266          24,033
                             Vertis Europe...................................       4,768           5,536          12,186
                             General Corporate...............................                         153             102
                             Discontinued Operations.........................                                      11,703(8)
                                                                               ----------      ----------      ----------
                             Consolidated....................................  $   71,158      $  142,744      $  114,920
                                                                               ==========      ==========      ==========

Identifiable Assets          Vertis Retail and Newspaper Services............  $  544,803      $  580,151      $  548,938
                             Vertis Direct Marketing Services................     210,177         245,343         218,801
                             Vertis Advertising Technology Services..........     180,817         217,807         221,711
                             Vertis Europe...................................     166,344         185,282         206,546
                             General Corporate...............................     239,441         226,465         250,175
                                                                               ----------      ----------      ----------
                             Consolidated....................................  $1,341,582      $1,455,048      $1,446,171
                                                                               ==========      ==========      ==========

------------------------------

(1) Includes $5.6 million and $3.2 million of pre-tax restructuring and related charges in 2001 and 2000, respectively (see Note 2).

(2) Includes $5.1 million and $5.3 million of pre-tax restructuring and related charges in 2001 and 2000, respectively (see Note 2).

(3) Includes $12.6 million and $5.3 million of pre-tax restructuring and related charges in 2001 and 2000, respectively (see Note 2).

                         VERTIS, INC. AND SUBSIDIARIES

18. SEGMENT INFORMATION (CONTINUED)
(4) Includes $0.9 million of pre-tax restructuring and related charges (see
    Note 2).

(5) Includes $21.0 million and $8.8 million of pre-tax restructuring and related charges in 2001 and 2000, respectively (see Note 2).

(6) Includes $3.3 million of pre-tax restructuring charges related to a plant closure (see Note 2).

(7) Includes $11.8 million of pre-tax compensation expense related to the settlement of stock options in connection with Vertis Holdings' merger and recapitalization (see Note 3).

(8) Includes the capital expenditures and identifiable assets of Columbine, which was disposed of in 1999 (see Note 5).

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   The Company has senior notes, which are general unsecured obligations of Vertis, Inc., and guaranteed by certain of Vertis, Inc.'s domestic subsidiaries. Accordingly, the following condensed consolidating financial statements as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000, 1999 are included for (a) Vertis, Inc. (the "Parent") on a stand-alone basis;
(b) the guarantor subsidiaries; (c) the non-guarantor subsidiaries; (d) elimination entries necessary to consolidate the Parent with the guarantor and non-guarantor subsidiaries; and (e) the Company on a consolidated basis.

    Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries eliminate investments in subsidiaries, intercompany balances and intercompany transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been made because the subsidiaries are wholly-owned and the guarantees are full and unconditional and joint and several.

                         VERTIS, INC. AND SUBSIDIARIES

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 2001

                                                                   NON-
                                                   GUARANTOR    GUARANTOR
                                        PARENT     COMPANIES    COMPANIES     ELIMINATIONS   CONSOLIDATED
                                      ----------   ---------   ------------   ------------   ------------
                                                                (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.........  $   14,618   $    (358)   $   3,273                     $   17,533
  Accounts receivable, net..........      33,100      31,752      106,563                        171,415
  Inventories.......................      25,744      13,098        1,340                         40,182
  Prepaid expenses and other current
    assets..........................      17,772       5,493        3,414                         26,679
  Deferred income taxes and income
    tax receivable..................      (1,205)      7,385         (178)                         6,002
                                      ----------   ---------    ---------                     ----------
    Total current assets............      90,029      57,370      114,412                        261,811
Intercompany Receivable.............     236,920                                $(236,920)
Investments in subsidiaries.........      98,428      18,240                     (116,668)
Property, plant and equipment,
  net...............................     332,209     139,079       23,818                        495,106
Goodwill, net.......................     268,041      71,286      107,202                        446,529
Investments.........................                               70,824                         70,824
Deferred financing costs, net.......      46,072                      221                         46,293
Other assets, net...................      19,102       1,888           29                         21,019
                                      ----------   ---------    ---------       ---------     ----------
    Total Assets....................  $1,090,801   $ 287,863    $ 316,506       $(353,588)    $1,341,582
                                      ==========   =========    =========       =========     ==========

LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Current Liabilities:
  Accounts payable..................  $   99,373   $  29,048    $  14,896                     $  143,317
  Compensation and benefits
    payable.........................      23,882      12,232          689                         36,803
  Accrued interest..................      20,735                    1,540                         22,275
  Accrued income taxes..............      17,249      (6,314)      (3,164)                         7,771
  Current portion of long-term
    debt............................      36,546         378          139                         37,063
  Other current liabilities.........      83,814     (44,049)       9,715                         49,480
                                      ----------   ---------    ---------                     ----------
    Total current liabilities.......     281,599      (8,705)      23,815                        296,709
Due to parent.......................                 182,346       61,512       $(236,920)         6,938
Long-term debt, net of current
  portion...........................   1,025,431          24       99,569                      1,125,024
Deferred income taxes...............       5,810      28,611          964                         35,385
Other long-term liabilities.........      22,118         249        2,976                         25,343
                                      ----------   ---------    ---------       ---------     ----------
    Total liabilities...............   1,334,958     202,525      188,836        (236,920)     1,489,399
Stockholder's (deficit) equity......    (244,157)     85,338      127,670        (116,668)      (147,817)
                                      ----------   ---------    ---------       ---------     ----------
    Total Liabilities and
      Stockholder's (Deficit)
      Equity........................  $1,090,801   $ 287,863    $ 316,506       $(353,588)    $1,341,582
                                      ==========   =========    =========       =========     ==========

                         VERTIS, INC. AND SUBSIDIARIES

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 2000

                                                                   NON-
                                                   GUARANTOR    GUARANTOR
                                        PARENT     COMPANIES    COMPANIES     ELIMINATIONS   CONSOLIDATED
                                      ----------   ---------   ------------   ------------   ------------
                                                                (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.........  $    1,388   $   1,514    $   1,890                     $    4,792
  Accounts receivable, net..........      52,390      43,773      138,184                        234,347
  Inventories.......................      37,687      17,105        2,404                         57,196
  Prepaid expenses and other current
    assets..........................      15,417       5,210        5,539                         26,166
  Deferred income taxes and income
    tax receivable..................       2,416       8,132         (170)                        10,378
                                      ----------   ---------    ---------                     ----------
    Total current assets............     109,298      75,734      147,847                        332,879
Intercompany receivable.............     381,013                                $(381,013)
Investments in subsidiaries.........     304,915      18,240                     (323,155)
Property, plant and equipment,
  net...............................     341,120     153,768       28,188                        523,076
Goodwill, net.......................     276,389      73,360      116,214                        465,963
Investments.........................                   6,286       68,260                         74,546
Deferred financing costs, net.......      41,284                      486                         41,770
Other assets, net...................      14,281       2,503           30                         16,814
                                      ----------   ---------    ---------       ---------     ----------
    Total Assets....................  $1,468,300   $ 329,891    $ 361,025       $(704,168)    $1,455,048
                                      ==========   =========    =========       =========     ==========

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..................  $  159,853   $  37,101    $  19,705                     $  216,659
  Compensation and benefits
    payable.........................      29,341      11,793        1,174                         42,308
  Accrued interest..................      18,079                      408                         18,487
  Accrued income taxes..............      19,223     (10,186)         529                          9,566
  Current portion of long-term
    debt............................      27,556         433          190                         28,179
  Other current liabilities.........      54,449     (23,637)      14,162                         44,974
                                      ----------   ---------    ---------                     ----------
    Total current liabilities.......     308,501      15,504       36,168                        360,173
Due to parent.......................                 300,023       86,171       $(381,013)         5,181
Long-term debt, net of current
  portion...........................     983,805         391      100,300                      1,084,496
Deferred income taxes...............      34,870      27,714          859                         63,443
Other long-term liabilities.........     105,899     (85,415)       2,562                         23,046
                                      ----------   ---------    ---------       ---------     ----------
    Total liabilities...............   1,433,075     258,217      226,060        (381,013)     1,536,339
Stockholder's equity (deficit)......      35,225      71,674      134,965        (323,155)       (81,291)
                                      ----------   ---------    ---------       ---------     ----------
    Total Liabilities and
      Stockholder's Equity
      (Deficit).....................  $1,468,300   $ 329,891    $ 361,025       $(704,168)    $1,455,048
                                      ==========   =========    =========       =========     ==========

                         VERTIS, INC. AND SUBSIDIARIES

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
  YEAR ENDED DECEMBER 31, 2001

                                                                  NON-
                                                    GUARANTOR   GUARANTOR
                                         PARENT     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                       ----------   ---------   ---------   ------------   ------------
                                                                (IN THOUSANDS)
Net sales............................  $1,282,571   $447,583    $145,393      $(24,489)     $1,851,058
                                       ----------   --------    --------      --------      ----------
Operating expenses:
  Costs of production................   1,029,468    325,724     100,400       (23,876)      1,431,716
  Selling, general and
    administrative...................     115,059     60,582      27,128          (613)        202,156
  Restructuring and impairment
    charges..........................      33,872      7,844         509                        42,225
  Depreciation.......................      58,181     23,564       8,039                        89,784
  Amortization of intangibles........       9,173      2,223       3,170                        14,566
                                       ----------   --------    --------      --------      ----------
                                        1,245,753    419,937     139,246       (24,489)      1,780,447
                                       ----------   --------    --------      --------      ----------
Operating income.....................      36,818     27,646       6,147                        70,611
                                       ----------   --------    --------      --------      ----------
Other expenses (income):
  Interest expense...................     112,023       (147)      8,283                       120,159
  Amortization of deferred financing
    costs............................      13,193                                               13,193
  Interest income....................        (439)       (67)        (30)                         (536)
  Other, net.........................       1,355      6,717       6,158                        14,230
                                       ----------   --------    --------      --------      ----------
                                          126,132      6,503      14,411                       147,046
                                       ----------   --------    --------      --------      ----------
Equity in net income (loss) of
  subsidiaries.......................       8,737                               (8,737)

(Loss) income before income taxes....     (80,577)    21,143      (8,264)       (8,737)        (76,435)
Income tax (benefit) expense.........     (25,714)     5,117        (975)                      (21,572)
                                       ----------   --------    --------      --------      ----------
Net (loss) income....................  $  (54,863)  $ 16,026    $ (7,289)     $ (8,737)     $  (54,863)
                                       ==========   ========    ========      ========      ==========

                         VERTIS, INC. AND SUBSIDIARIES

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
  YEAR ENDED DECEMBER 31, 2000

                                                                  NON-
                                                    GUARANTOR   GUARANTOR
                                         PARENT     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                       ----------   ---------   ---------   ------------   ------------
                                                                (IN THOUSANDS)
Net sales............................  $1,368,566   $487,852    $ 158,963     $(28,959)     $1,986,422
                                       ----------   --------    ---------     --------      ----------
Operating expenses:
  Costs of production................   1,084,380    356,451      113,136      (28,403)      1,525,564
  Selling, general and
    administrative...................     125,197     77,650       16,693         (915)        218,625
  Restructuring and impairment
    charges..........................      16,171      5,237                                    21,408
  Depreciation.......................      50,549     22,808        8,393                       81,750
  Amortization of intangibles........      10,224      2,243        3,327                       15,794
                                       ----------   --------    ---------     --------      ----------
                                        1,286,521    464,389      141,549      (29,318)      1,863,141
                                       ----------   --------    ---------     --------      ----------
Operating income.....................      82,045     23,463       17,414          359         123,281
                                       ----------   --------    ---------     --------      ----------
Other expenses (income):
  Interest expense...................     122,648     58,135       12,641      (63,677)        129,747
  Amortization of deferred financing
    costs............................      21,062                                               21,062
  Interest income....................     (29,438)   (34,955)         (61)      63,677            (777)
  Other, net.........................      (3,596)       384        8,574                        5,362
                                       ----------   --------    ---------     --------      ----------
                                          110,676     23,564       21,154                      155,394
                                       ----------   --------    ---------     --------      ----------
Equity in net income (loss) of
  subsidiaries.......................       5,069                               (5,069)

(Loss) income before income taxes....     (23,562)      (101)      (3,740)      (4,710)        (32,113)
Income tax expense (benefit).........       1,650     (8,139)        (412)                      (6,901)
                                       ----------   --------    ---------     --------      ----------
Net (loss) income....................  $  (25,212)  $  8,038    $  (3,328)    $ (4,710)     $  (25,212)
                                       ==========   ========    =========     ========      ==========

                         VERTIS, INC. AND SUBSIDIARIES

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
  YEAR ENDED DECEMBER 31, 1999

                                                                  NON-
                                                    GUARANTOR   GUARANTOR
                                         PARENT     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                       ----------   ---------   ---------   ------------   ------------
                                                                (IN THOUSANDS)
Net sales............................  $1,184,493   $479,809    $ 148,129     $(26,278)     $1,786,153
                                       ----------   --------    ---------     --------      ----------
Operating expenses:
  Costs of production................     935,740    345,877      102,703      (25,167)      1,359,153
  Selling, general and
    administrative...................     121,810     64,440       17,364         (153)        203,461
  Restructuring and impairment
    charges..........................                  3,256                                     3,256
  Recapitalization related
    expenses.........................      11,881                                               11,881
  Depreciation.......................      41,847     21,002        9,016                       71,865
  Amortization of intangibles........      10,748      2,212        3,251                       16,211
                                       ----------   --------    ---------     --------      ----------
                                        1,122,026    436,787      132,334      (25,320)      1,665,827
                                       ----------   --------    ---------     --------      ----------
Operating income (loss)..............      62,467     43,022       15,795         (958)        120,326
                                       ----------   --------    ---------     --------      ----------
Other expenses (income):
  Interest expense...................      64,719     58,265       10,706      (68,902)         64,788
  Amortization of deferred financing
    costs............................       3,844                       7                        3,851
  Interest income....................     (25,201)   (44,418)        (166)      68,902            (883)
  Other, net.........................      (5,256)    (2,597)       5,217                       (2,636)
                                       ----------   --------    ---------     --------      ----------
                                           38,106     11,250       15,764                       65,120
                                       ----------   --------    ---------     --------      ----------
Equity in net income (loss) of
  subsidiaries.......................      18,544                              (18,544)

(Loss) income before income taxes....      42,905     31,772           31      (19,502)         55,206
Income tax (benefit) expense.........      20,743      5,327        1,151                       27,221
                                       ----------   --------    ---------     --------      ----------
Income (loss) from continuing
  operations before extraordinary
  item, net..........................      22,162     26,445       (1,120)     (19,502)         27,985
Loss from discontinued operations,
  net................................                 (2,983)      (2,820)                      (5,803)
                                       ----------   --------    ---------     --------      ----------
Income (loss) before extraordinary
  item...............................      22,162     23,462       (3,940)     (19,502)         22,182
Extraordinary item, net..............     (19,712)                    (20)                     (19,732)
                                       ----------   --------    ---------     --------      ----------
Net income (loss)....................  $    2,450   $ 23,462    $  (3,960)    $(19,502)     $    2,450
                                       ==========   ========    =========     ========      ==========

                         VERTIS, INC. AND SUBSIDIARIES

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
  YEAR ENDED DECEMBER 31, 2001

                                                                 NON-
                                                   GUARANTOR   GUARANTOR
                                         PARENT    COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ---------   ---------   ------------   ------------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES..........................  $(23,077)  $127,358    $  26,089                    $130,370
                                        --------   --------    ---------                    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................   (51,371)   (11,521)      (4,768)                    (67,660)
  Software development costs
    capitalized.......................    (3,498)                                             (3,498)
  Proceeds from sale of property,
    plant and equipment and divested
    assets............................       715      1,594          712                       3,021
  Investments in subsidiaries.........     8,737                             $ (8,737)            --
  Other investing activities..........                  578                                      578
                                        --------   --------    ---------     --------       --------
Net cash used in investing
  activities..........................   (45,417)    (9,349)      (4,056)      (8,737)       (67,559)
                                        --------   --------    ---------     --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends to parent.................   (15,213)      (578)                    8,737         (7,054)
  Capital contributions by parent.....      (475)                    709                         234
  Net borrowings under revolving
    credit facilities.................    78,108                   3,309                      81,417
  Repayments of long-term debt........   (27,494)      (419)         (46)                    (27,959)
  Deferred financing costs............   (17,980)                                            (17,980)
  Advances to parent..................     1,771                                               1,771
  Change in intercompany balances.....   143,505   (118,982)     (24,523)                         --
  (Decrease) increase in outstanding
    checks drawn on controlled
    disbursement accounts.............   (80,498)        98         (648)                    (81,048)
                                        --------   --------    ---------     --------       --------
Net cash provided by (used in) by
  financing activities................    81,724   (119,881)     (21,199)       8,737        (50,619)
                                        --------   --------    ---------     --------       --------
Effect of exchange rate changes on
  cash................................                               549                         549
                                        --------   --------    ---------     --------       --------
Net increase (decrease) in cash and
  cash equivalents....................    13,230     (1,872)       1,383           --         12,741
Cash and cash equivalents at beginning
  of year.............................     1,388      1,514        1,890                       4,792
                                        --------   --------    ---------     --------       --------
Cash and cash equivalents at end of
  year................................  $ 14,618   $   (358)   $   3,273     $     --       $ 17,533
                                        ========   ========    =========     ========       ========

                         VERTIS, INC. AND SUBSIDIARIES

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
  YEAR ENDED DECEMBER 31, 2000

                                                                 NON-
                                                   GUARANTOR   GUARANTOR
                                         PARENT    COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ---------   ---------   ------------   ------------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES..........................  $105,030   $(11,148)   $ (24,380)                   $ 69,502
                                        --------   --------    ---------                    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................  (112,429)   (21,854)      (5,536)                   (139,819)
  Software development costs
    capitalized.......................    (2,925)                                             (2,925)
  Proceeds from sale of property,
    plant and equipment and divested
    assets............................     6,113                                               6,113
  Investments in subsidiaries.........   (16,259)    37,984                  $(21,725)            --
  Other investing activities..........      (359)     2,544       (1,056)                      1,129
                                        --------   --------    ---------     --------       --------
Net cash (used in) provided by
  investing activities................  (125,859)    18,674       (6,592)     (21,725)      (135,502)
                                        --------   --------    ---------     --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends to parent.................  (130,195)    (2,542)      (3,328)      21,725       (114,340)
  Capital contributions by parent.....    52,717     14,274           10                      67,001
  Net borrowings under revolving
    credit facilities.................     8,582                 107,538                     116,120
  Repayments of long-term debt........   (23,875)      (531)        (127)                    (24,533)
  Deferred financing costs............    (7,461)                                             (7,461)
  Advances to parent..................   (19,171)                                            (19,171)
  Change in intercompany balances.....    88,742    (17,470)     (71,272)                         --
  Increase in outstanding checks drawn
    on controlled disbursement
    accounts..........................    40,652                                              40,652
                                        --------   --------    ---------     --------       --------
Net cash provided by (used in) by
  financing activities................     9,991     (6,269)      32,821       21,725         58,268
                                        --------   --------    ---------     --------       --------
Effect of exchange rate changes on
  cash................................    (2,587)                 (2,746)                     (5,333)
                                        --------   --------    ---------     --------       --------
Net (decrease) increase in cash and
  cash equivalents....................   (13,425)     1,257         (897)                    (13,065)
Cash and cash equivalents at beginning
  of year.............................    14,813        257        2,787                      17,857
                                        --------   --------    ---------     --------       --------
Cash and cash equivalents at end of
  year................................  $  1,388   $  1,514    $   1,890     $     --       $  4,792
                                        ========   ========    =========     ========       ========

                         VERTIS, INC. AND SUBSIDIARIES

19. GUARANTOR/NON-GUARANTOR CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
  YEAR ENDED DECEMBER 31, 1999

                                                                     NON-
                                                       GUARANTOR   GUARANTOR
                                            PARENT     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                          ----------   ---------   ---------   ------------   ------------
                                                                   (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES....  $  107,110   $ 14,152    $  2,760                    $  124,022
                                          ----------   ---------   ---------                   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................     (61,595)   (29,452)    (12,773)                     (103,820)
  Software development costs
    capitalized.........................     (10,211)                  (889)                      (11,100)
  Acquisitions of businesses, net of
    cash acquired.......................     (12,086)       (39)    (82,172)                      (94,297)
  Disposition of business, net of cash
    sold................................     163,950                                              163,950
  Investments in equity securities......                    (41)     (5,411)                       (5,452)
  Proceeds from sale of property, plant
    and equipment and divested assets...       2,622                  5,411                         8,033
  Investments in subsidiaries...........      33,132     (7,300)                 $ (25,832)            --
  Other investing activities............         170                  1,982                         2,152
                                          ----------   ---------   ---------     ---------     ----------
Net cash provided by (used in) investing
  activities............................     115,982    (36,832)    (93,852)       (25,832)       (40,534)
                                          ----------   ---------   ---------     ---------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends to parent...................    (183,423)   (97,602)     (9,381)        25,832       (264,574)
  Capital contributions by parent.......     (50,978)                67,388                        16,410
  Net repayments under revolving credit
    facilities..........................     (19,773)               (63,062)                      (82,835)
  Repayments of long-term debt..........    (571,789)   (33,352)    (49,984)                     (655,125)
  Issuance of long-term debt............   1,000,000                                            1,000,000
  Recapitalization related costs and
    expenses paid.......................     (15,764)                                             (15,764)
  Deferred financing costs..............     (57,558)                   (81)                      (57,639)
  Advances to parent....................     (14,678)                                             (14,678)
  Change in intercompany balance........    (311,248)   169,482     141,766                            --
  Decrease in outstanding checks drawn
    on controlled disbursement
    accounts............................        (969)                                                (969)
                                          ----------   ---------   ---------     ---------     ----------
Net cash (used in) provided by financing
  activities............................    (226,180)    38,528      86,646         25,832        (75,174)
                                          ----------   ---------   ---------     ---------     ----------
Effect of exchange rate changes on
  cash..................................                              1,044                         1,044
                                          ----------   ---------   ---------     ---------     ----------
Net (decrease) increase in cash and cash
  equivalents...........................      (3,088)    15,848      (3,402)                        9,358
Cash and cash equivalents at beginning
  of year...............................      17,901    (15,591)      6,189                         8,499
                                          ----------   ---------   ---------     ---------     ----------
Cash and cash equivalents at end of
  year..................................  $   14,813   $    257    $  2,787      $      --     $   17,857
                                          ==========   =========   =========     =========     ==========

                         VERTIS, INC. AND SUBSIDIARIES

20. COMMITMENTS AND CONTINGENCIES

   Certain claims, suits and allegations that arise in the ordinary course of business and certain environmental claims have been filed or are pending against the Company. Management believes that all such matters in the aggregate would not have a material effect on the Company's consolidated financial statements.

21. SUBSEQUENT EVENT


    In June 2002, the Company has issued $250.0 million of senior unsecured notes with a maturity date of June 15, 2009. After deducting the initial purchasers' discounts and transaction expenses, the net proceeds received by the Company from the sale of such notes was $240.0 million. The Company used such net proceeds to repay $132.5 million of the term loans outstanding under the Company's senior credit facility and $107.5 million of debt outstanding under the Company's senior subordinated credits facility. The net proceeds applied to the term loans were paid as such that there would be no substantial principal repayment required until the third quarter of 2004.


                                 * * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Vertis, Inc. and Subsidiaries

    We have audited the financial statements of Vertis, Inc. and Subsidiaries (the "Company"), a wholly-owned subsidiary of Vertis Holdings, Inc., as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, and have issued our report thereon dated February 28, 2002 (June 17, 2002 as to Note 21 and July 31, 2002 as to Note 6) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in the Index on page F-1 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP



Baltimore, Maryland


February 28, 2002
(June 17, 2002 as to Note 21 and July 31, 2002 as to Note 6)

                         VERTIS, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                        BALANCE AT   CHARGED TO   WRITE OFFS   BALANCE
                                                        BEGINNING    COSTS AND      NET OF      AT END
                                                         OF YEAR      EXPENSES    RECOVERIES   OF YEAR
                                                        ----------   ----------   ----------   --------
                                                                        (IN THOUSANDS)
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 1999..........................    $9,772       $(1,001)     $(1,133)    $7,638
Year ended December 31, 2000..........................     7,638         2,868       (4,600)     5,906
Year ended December 31, 2001..........................     5,906         5,908       (3,544)     8,270

DEFERRED TAX VALUATION ALLOWANCE
Year ended December 31, 1999..........................    $6,261                                $6,261
Year ended December 31, 2000..........................     6,261                                 6,261
Year ended December 31, 2001..........................     6,261       $   707                   6,968

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF PRIVATE NOTES FOR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VERTIS, INC. AND ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    EACH BROKER-DEALER WHO HOLDS PRIVATE NOTES ACQUIRED FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES AND WHO RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR SUCH PRIVATE NOTES PURSUANT TO THE EXCHANGE OFFER MUST DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH EXCHANGE NOTES.

                                ----------------

                               TABLE OF CONTENTS


                                              PAGE
                                            --------
Summary...................................       1
Risk Factors..............................      17
Use of Proceeds...........................      24
Capitalization............................      24
Selected Financial Data...................      25
The Exchange Offer........................      27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................      36
Business..................................      62
Management................................      76
Executive Compensation....................      79
Certain Relationships and Related
  Transactions............................      86
Beneficial Ownership......................      88
Description of Other Indebtedness.........      90
Description of the Exchange Notes.........      93
Book-Entry; Delivery and Form.............     131
Plan of Distribution......................     133
Material United States Federal Income Tax
  Considerations..........................     134
Validity of the Exchange Notes............     134
Experts...................................     134
Index to Financial Statements.............     F-1


                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                                  VERTIS, INC.

                               OFFER TO EXCHANGE

                                  $250,000,000

                     10 7/8% SERIES B SENIOR NOTES DUE 2009
                                      FOR
                          ALL OUTSTANDING UNREGISTERED
                         10 7/8% SENIOR NOTES DUE 2009

                                     [LOGO]


                               SEPTEMBER 6, 2002


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

    The Amended and Restated Bylaws of Vertis contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, Vertis' Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to Vertis or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

    Vertis maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

    Pursuant to the registration rights agreement, Vertis has agreed to indemnify holders of registrable Notes against certain liabilities. Also pursuant to the registration rights agreement, Vertis and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES

    (A) EXHIBITS


         3.1            Restated Certificate of Incorporation of Vertis, Inc.**
         3.2            Amended and Restated By-laws of Vertis, Inc.**
         4.1            Form of Exchange Note (included in Exhibit 4.2).
         4.2            Indenture, dated as of June 24, 2002 (the "Indenture"),
                        among Vertis, Inc. (the "Company"), as Issuer, the Company's
                        Subsidiaries listed on the signature pages of the Indenture
                        (the "Subsidiary Guarantors") and The Bank of New York, as
                        Trustee.**
         4.3            Registration Rights Agreement, dated as of June 24, 2002,
                        among the Company, the Subsidiary Guarantors and Deutsche
                        Bank Securities Inc., J.P. Morgan Securities Inc., Banc of
                        America Securities LLC and Fleet Securities, Inc.**
         5.1            Opinion of Sullivan & Cromwell regarding the validity of the securities being registered.*

         5.2            Opinion of Miller, Canfield, Paddock and Stone, P.L.C.
                        regarding the validity of the securities being registered.*
        12.1            Computation of the Ratio of Earnings to Fixed Charges and
                        Deficiency of Earnings Available to Cover Fixed Charges.**
        21.1            Subsidiaries of Vertis, Inc.**
        23.1            Consent of Sullivan & Cromwell (included in the opinion
                        filed as Exhibit 5.1 hereto).
        23.2            Consent of Miller, Canfield, Paddock and Stone, P.L.C.
                        (included in the opinion filed as Exhibit 5.2 hereto).
        23.3            Consent of Deloitte & Touche LLP.*
        25.1            Statement of Eligibility of The Bank of New York, as
                        Trustee.**
        99.1            Form of Letter of Transmittal.**
        99.2            Form of Notice of Guaranteed Delivery.**
        99.3            Form of Exchange Agent Agreement.**


------------------------

*   Filed herewith


**  Previously filed


ITEM 22. UNDERTAKINGS

    1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    2. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    3.  The undersigned registrant hereby undertakes:

    (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (ii) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

   (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

    4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on September 6, 2002.


                                                       VERTIS, INC.

                                                       By:  /s/ DONALD E. ROLAND
                                                            -----------------------------------------
                                                            Name: Donald E. Roland
                                                            Title:  Chairman and Chief Executive
                                                            Officer

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                  TITLE                          DATE
               ---------                                  -----                          ----
/s/ DONALD E. ROLAND                     Chairman, Chief Executive Officer and    September 6, 2002
-------------------------------          Director
Donald E. Roland                         (Principal Executive Officer)

/s/ DEAN D. DURBIN                       Chief Financial Officer                  September 6, 2002
-------------------------------          (Principal Financial and Accounting
Dean D. Durbin                           Officer)

/s/ SCOTT M. SPERLING                                                             September 6, 2002
-------------------------------          Director
Scott M. Sperling

/s/ ANTHONY J. DINOVI                    Director                                 September 6, 2002
-------------------------------
Anthony J. DiNovi

/s/ ROGER C. ALTMAN                      Director                                 September 6, 2002
-------------------------------
Roger C. Altman

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on September 6, 2002.


PRINTCO., INC.
WEBCRAFT CHEMICALS, LLC
BIG FLOWER DIGITAL SERVICES
(DELAWARE), INC.                              WEBCRAFT, LLC
                                              ENTERON GROUP, LLC
                                              BIG FLOWER DIGITAL LLC

                                              By:  /s/ JOHN V. HOWARD, JR.
                                                   -------------------------------
                                              Name:  John V. Howard, Jr.
                                              Title:   Senior Vice President,
                                              General Counsel and Secretary

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                  TITLE                          DATE
               ---------                                  -----                          ----
/s/ DONALD E. ROLAND                     Chairman, Chief Executive Officer and    September 6, 2002
-------------------------------          Director
Donald E. Roland                         (Principal Executive Officer)

/s/ DEAN D. DURBIN                       Chief Financial Officer                  September 6, 2002
-------------------------------          (Principal Financial and Accounting
Dean D. Durbin                           Officer)

/s/ SCOTT M. SPERLING                                                             September 6, 2002
-------------------------------          Director
Scott M. Sperling

/s/ ANTHONY J. DINOVI                                                             September 6, 2002
-------------------------------          Director
Anthony J. DiNovi

/s/ ROGER C. ALTMAN                                                               September 6, 2002
-------------------------------          Director
Roger C. Altman

                                 EXHIBIT INDEX


EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         3.1            Restated Certificate of Incorporation of Vertis, Inc.**

         3.2            Amended and Restated By-laws of Vertis, Inc.**

         4.1            Form of Exchange Note (included in Exhibit 4.2).

         4.2            Indenture, dated as of June 24, 2002 (the "Indenture"),
                        among Vertis, Inc. (the "Company"), as Issuer, the Company's
                        Subsidiaries listed on the signature pages of the Indenture
                        (the "Subsidiary Guarantors") and The Bank of New York, as
                        Trustee.**

         4.3 Registration Rights Agreement, dated as of June 24, 2002, among the Company, the Subsidiary Guarantors and Deutsche
                        Bank Securities Inc., J.P. Morgan Securities Inc., Banc of
                        America Securities LLC and Fleet Securities, Inc.**

         5.1            Opinion of Sullivan & Cromwell regarding the validity of the securities being registered.*

         5.2            Opinion of Miller, Canfield, Paddock and Stone, P.L.C.
                        regarding the validity of the securities being registered.*

        12.1            Computation of the Ratio of Earnings to Fixed Charges and
                        Deficiency of Earnings Available to Cover Fixed Charges.**

        21.1            Subsidiaries of Vertis, Inc.**

        23.1 Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 5.1 hereto).

        23.2            Consent of Miller, Canfield, Paddock and Stone, P.L.C.
                        (included in the opinion filed as Exhibit 5.2 hereto).

        23.3            Consent of Deloitte & Touche LLP.*

        25.1            Statement of Eligibility of The Bank of New York, as
                        Trustee.**

        99.1            Form of Letter of Transmittal.**

        99.2            Form of Notice of Guaranteed Delivery.**

        99.3            Form of Exchange Agent Agreement.**


------------------------

*   Filed herewith


**  Previously filed